AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 2004
                           REGISTRATION NO. 333-114556

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                   POST EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               THEGLOBE.COM, INC.
                 (Name of small business issuer in its charter)

                        110 EAST BROWARD BLVD, SUITE 1400
                            FT. LAUDERDALE, FL 33301
                                 (954) 769-5900
          (Address and telephone number of principal executive offices)


Name, address and telephone number of        Copies of all communications to:
agent for service:

EDWARD A. CESPEDES, PRESIDENT                DONALD E. THOMPSON, II, ESQ.
110 EAST BROWARD BOULEVARD                   PROSKAUER ROSE LLP
SUITE 1400                                   2255 GLADES ROAD, SUITE 340W
FT. LAUDERDALE, FLORIDA  33301               BOCA RATON, FLORIDA  33431
(954) 769-5900                               TEL (561) 241-7400 -
                                             FAX (561) 241-7145

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE


                                                                  Proposed           Proposed
        Title of Each                                             Maximum             Maximum        Amount of
     Class of Securities                   Amount to be        Offering Price        Aggregate     Registration
      To be Registered                    Registered (1)      Per Security (2)    Offering Price        Fee
----------------------------------------------------------------------------------------------------------------
Common stock, par $.001 (3)                 100,598,406             $.92          $ 92,550,534     $  11,726
Common stock, par $.001 (4)                  26,798,534             $.92            24,654,651         3,124
Common stock, par $.001 (5)                   3,000,000             $.92             2,760,000           350
                                           ------------                           ------------     ---------
                                            130,396,940                           $119,965,185     $  15,200(6)
                                           ============                           ============     =========


(1) This registration statement covers any additional shares of common stock of theglobe.com, inc. that become issuable by reason of (i) any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration that results in an increase in the number of shares of our outstanding common stock or (ii) any changes in the exercise price of certain warrants in accordance with the terms thereof.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and asked price for our common stock on the OTC Bulletin Board on April 14, 2004.

(3) Represents shares of common stock held by the Selling Stockholders.

(4) Represents shares of common stock issuable upon the exercise of outstanding warrants and other rights.

(5) Represents shares of common stock which may be issuable to a certain Selling Stockholder upon the achievement of various earn-out requirements.

(6) $16,301 was previously paid in connection with the initial filing of the registration statement on April 16, 2004. The Registrant added an additional 3,000,000 shares to the registration statement issuable under the circumstances set forth in footnote (5) above and removed from registration an aggregate of 12,445,644 shares which could have been issuable to certain of the Selling
Stockholders whom acquired securities in the Company's March 2004 private offering, in the event the Registrant does not satisfy its registration obligations to such Stockholders, for a net reduction of 9,445,644 shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION SEPTEMBER 17, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                               [LOGO] theglobe.com

                    UP TO 130,396,940 SHARES OF COMMON STOCK

This offering relates to the resale of an aggregate of up to 130,396,940 shares of the common stock, $.001 par value (the "Common Stock"), of theglobe.com, inc. by persons who are referred to in this prospectus as "Selling Stockholders". The shares that may be resold pursuant to this prospectus include 100,598,406 shares of Common Stock owned by the Selling Stockholders, 26,798,534 shares of Common Stock issuable upon the exercise of warrants owned by the Selling Stockholders and 3,000,000 shares of Common Stock which may be issued to one of our Selling Stockholders upon the attainment of certain business goals. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to certain of the Selling Stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them.

We are not offering or selling any shares of our Common Stock pursuant to this prospectus. We will not receive any proceeds from the sale of the shares by the Selling Stockholders. We will, however, receive proceeds if Selling Stockholders pay cash to exercise some or all of the warrants owned by the Selling Stockholders. We will bear the expenses of the offering of the shares, except that the Selling Stockholders will pay any applicable underwriting discounts, brokerage fees or commissions and transfer taxes, as well as fees and disbursements of their counsel and advisors.

Our Common Stock is quoted on the over-the-counter or OTC Bulletin Board under the trading symbol "TGLO.OB." On August 16, 2004, the average of the bid and asked price of our Common Stock was $.27. The Selling Stockholders may sell the shares from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any related prospectus supplement together with additional information described under "Where You Can Find More Information".

All references in this prospectus to "theglobe", "the Registrant", "the Company," "we," "us," or "our" mean theglobe.com, inc. and, as the context requires, its subsidiaries.

YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 BEFORE MAKING A DECISION TO PURCHASE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September ___, 2004.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY...........................................................1

RISK FACTORS.................................................................3

FORWARD-LOOKING STATEMENTS..................................................16

USE OF PROCEEDS.............................................................17

DETERMINATION OF OFFERING PRICE.............................................17

SELLING STOCKHOLDERS........................................................18

PLAN OF DISTRIBUTION........................................................25

LEGAL PROCEEDINGS...........................................................26

MANAGEMENT..................................................................27

EXECUTIVE COMPENSATION......................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............36

DESCRIPTION OF SECURITIES...................................................38

VALIDITY OF SECURITIES......................................................44

EXPERTS ....................................................................44

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
         ACT LIABILITIES....................................................44

DESCRIPTION OF BUSINESS.....................................................46

RECENT EVENTS ..............................................................54

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................87

DESCRIPTION OF PROPERTY.....................................................97

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................97

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA....................99

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
         AND FINANCIAL DISCLOSURE..........................................132

WHERE YOU CAN FIND MORE INFORMATION........................................132

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under "Risk Factors."

References to "we," "us," "our company" and "theglobe" refer to theglobe.com, inc. together with its subsidiaries.

OUR BUSINESS

As of December 31, 2003, we managed two primary lines of business. One line consists of our historical network of three wholly-owned businesses, each of which specializes in the games business by delivering games information and selling games in the United States and abroad. These businesses are: our print publication Computer Games Magazine; our Computer Games Online website (www.cgonline.com), which is the online counterpart to Computer Games Magazine; and our Chips & Bits, Inc. (www.chipsbits.com) games distribution company. Management of the Company continues to actively explore a number of strategic alternatives for our online and offline game properties, including continuing these operations or selling some or all of these properties.

The second line of business, which we recently began, is our VoIP telephony services and includes voiceglo Holdings, Inc., a wholly-owned subsidiary, that offers VoIP-based phone service. The term "VoIP", which means "Voice over the Internet Protocol", refers to a category of hardware and software that enables people to use the Internet to make phone calls.

As of December 31, 2003, our revenue sources were principally from the sale of print advertising in our Computer Games magazine; the sale of video games and related products through Chips & Bits, Inc., our games distribution business; and the sale of our Computer Games magazine through newsstands and subscriptions. Management's intent, going forward, is to devote substantial monetary, management and human resources to our VoIP business.

Described below are certain significant transactions and events regarding our company which occurred in the last two years.

On June 1, 2002, Chairman Michael S. Egan and Director Edward A. Cespedes became our Chief Executive Officer and President, respectively.

On November 14, 2002, we acquired certain VoIP assets from Brian Fowler (now our Chief Technology Officer) and we are now pursuing opportunities related to this acquisition under the brand names "voiceglo" and "GloPhone".

On May 28, 2003, we acquired Direct Partner Telecom, Inc. ("DPT"). DPT was a specialized international communications carrier providing VoIP communications services to emerging countries. We acquired all of the physical assets and intellectual property of DPT and originally planned to continue to operate the company as a subsidiary and engage in the provision of VoIP services to other telephony businesses on a wholesale transactional basis. In the first quarter of 2004 we decided to suspend further wholesale telephony business in DPT and to dedicate the DPT physical and intellectual assets to our developing retail VoIP business.

In March 2004, we completed a private offering of 333,816 units for a purchase price of $85 per unit (the "PIPE Offering"). Each unit consisted of 100 shares of the Company's Common Stock, and warrants to acquire 50 shares of the Common Stock at an exercise price of $.001 per share. The aggregate number of shares of Common Stock issued in the PIPE Offering was 33,381,647 shares for an aggregate consideration of $28,374,400, or approximately $0.57 per share assuming the exercise of the 16,690,824 warrants. The purpose of the PIPE Offering was to raise funds for use primarily in our developing retail VoIP business, including the deployment of networks, website development, marketing, and capital infrastructure expenditures and working capital. We were obligated to file the registration statement, of which the prospectus is a part, pursuant to the terms of PIPE Offering.

Most of our investors from prior capital raises also elected to register their shares for resale pursuant to the registration statement. The registration statement, which related to the resale of up to approximately 131 million of our shares (including approximately 27 million shares underlying outstanding warrants to acquire our Common Stock and 3,000,000 shares of Common Stock which may be issued upon the attainment of certain business goals), became effective on May 11, 2004.

Our executive offices are located at 110 East Broward Blvd., Suite 1400, Fort Lauderdale, Florida 33301. Our telephone number is (954) 769-5900.

THE SENDTEC ACQUISITION

On  September  1,  2004,  we closed on the  acquisition  of  SendTec,  Inc.,  an advertising and direct response marketing services company based in St. Petersburg, Florida (the "SendTec Acquisition"). In exchange for the acquisition of SendTec we paid or will pay consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of our common stock, (iii) the issuance of an aggregate of 175,000 shares of our Series H Automatically Converting Preferred Stock (which is convertible into 17,500,000 shares of our common stock), and (iv) a subordinated promissory note in the amount of $1 million. We also issued an aggregate of approximately 4,000,000 replacement options to acquire our common stock for each of the issued and outstanding options to acquire SendTec held by the former employees of SendTec. In addition, warrants to acquire shares of common stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million, for the year ending December 31, 2005. The number of earn-out warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%). Please see "Recent Events" for further information relating to the acquisition of SendTec, its business, risk factors relating to the acquisition and SendTec, together with the historical and pro forma financial statements included in this Prospectus.

THE OFFERING:

Common stock offered by Selling Stockholders               100,598,406 shares
Common stock issuable upon exercise
  of outstanding warrants                                   26,798,534 shares
Common stock issuable upon attainment of certain
  business goals                                             3,000,000 shares

Common stock outstanding:
         Prior to the offering (1)                         132,040,349 shares
         After the offering (2)(3)                         161,838,883 shares


----------------

(1) As of April 5, 2004. Does not include securities issued subsequent to April 5, 2004, including securities issued as part of the SendTec Acquisition.

(2) Assumes that all outstanding warrants and rights are earned and exercised, other than those issued or issuable as part of the SendTec Acquisition.

(3) Assumes that all 3,000,000 shares which are subject to issuance upon attainment of certain business goals held by one of the Selling Stockholders are earned and issued.

RISK FACTORS

This offering and an investment in our securities involves a high degree of risk. Investors should consider each of the risks and uncertainties described in this section, in the "Recent Events" section, and all of the other information in this prospectus before deciding to invest in our common stock. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks and uncertainties develop into actual events. Investors may lose all or part of the money paid to buy our common stock.

RISKS RELATING TO OUR BUSINESS GENERALLY

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES.

Since our inception, we have incurred net losses in each quarter, except the fourth quarter of 2002 where we had net income of approximately $17,000. We expect that we will continue to incur net losses for the foreseeable future. We had net losses of approximately $11 million and $2.6 million for the years ended December 31, 2003 and 2002, respectively, and approximately $10.0 million for the first half of 2004. The principal causes of our losses are likely to continue to be:

      o     costs resulting from the operation of our businesses;

      o     costs relating to entering new business lines;

      o     failure to generate sufficient revenue; and

      o     selling, general and administrative expenses.

Although we have restructured our businesses, we still expect to continue to incur losses as we develop our VoIP telephony services business and while we explore a number of strategic alternatives for our online and offline games properties, including continuing to operate the properties, acquisition or development of additional businesses or complementary products, selling some or all of the properties or other changes to our business.

OUR ENTRY INTO A NEW LINE OF BUSINESS, AS WELL AS POTENTIAL FUTURE ACQUISITIONS,
JOINT   VENTURES  OR  STRATEGIC   TRANSACTIONS   ENTAILS   NUMEROUS   RISKS  AND
UNCERTAINTIES. WE MAY ENTER ADDITIONAL LINES OF BUSINESS.

We have entered into a new business line, VoIP telephony services. In November 2002, we acquired certain VoIP assets from an entrepreneur in exchange for 1,750,000 warrants to purchase our common stock. On May 28, 2003, we acquired Direct Partner Telecom, Inc. ("DPT"), an international licensed telecommunications carrier then engaged in the purchase and resale of telecommunication services over the Internet. We may also enter into new or different lines of business, as determined by management and our Board of Directors. The acquisitions of VoIP assets and of DPT, as well as any future acquisitions or joint ventures could result, and in some instances have resulted (particularly as it pertains to DPT), in numerous risks and uncertainties, including:

      o potentially dilutive issuances of equity securities, which may be issued at the time of the transaction or in the future if certain performance or other criteria are met or not met, as the case may be. These securities may be freely tradable in the public market or subject to registration rights which could require us to publicly register a large amount of our Common Stock, which could have a material adverse effect on our stock price;

      o diversion of management's attention and resources from our existing businesses;

      o significant write-offs if we determine that the business acquisition does not fit or perform up to expectations;

      o the incurrence of debt and contingent liabilities or impairment charges related to goodwill and other intangible assets;

      o     difficulties   in  the   assimilation   of  operations,   personnel,
            technologies, products and information systems of the acquired companies;

      o     the risks of entering a new or different line of business;

      o     regulatory and tax risks relating to the new or acquired business;

      o the risks of entering geographic and business markets in which we have no or limited prior experience;

      o     the risk that the  acquired  business  will not perform as expected;
            and

      o     material decreases in short-term or long-term liquidity.

WE DEPEND ON THE CONTINUED GROWTH IN THE USE AND COMMERCIAL VIABILITY OF THE INTERNET.

Our VoIP telephony services business and games properties are substantially dependent upon the continued growth in the general use of the Internet. Internet and electronic commerce growth may be inhibited for a number of reasons, including:

      o     inadequate network infrastructure;

      o     security and authentication concerns;

      o     inconsistent quality of service;

      o     inadequate availability of cost-effective, high-speed service; and

      o     inadequate bandwidth availability.

As web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. Websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, web usage, as well as usage of our services, could grow more slowly or decline. Also, the Internet's commercial viability may be significantly hampered due to:

      o delays in the development or adoption of new operating and technical standards and performance improvements required to handle increased levels of activity;

      o     increased government regulation;

      o     potential governmental taxation of such services; and

      o insufficient availability of telecommunications services which could result in slower response times and adversely affect usage of the Internet.

WE MAY FACE INCREASED GOVERNMENT REGULATION, TAXATION AND LEGAL UNCERTAINTIES IN OUR INDUSTRY, WHICH COULD HARM OUR BUSINESS.

There are an increasing number of federal, state, local and foreign laws and regulations pertaining to the Internet and telecommunications. In addition, a number of federal, state, local and foreign legislative and regulatory proposals are under consideration. Laws or regulations have been and may continue to be adopted with respect to the Internet relating to, among other things, fees and taxation of VoIP telephony services, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. Changes in tax laws relating to electronic commerce could materially affect our business, prospects and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet or VoIP telephony services, may impose additional burdens on electronic commerce or may alter how we do business. This could decrease the demand for our existing or proposed services, increase our cost of doing business, increase the costs of products sold through the Internet or otherwise have a material adverse effect on our business, plans, prospects, results of operations and financial condition.

Our ability to offer VoIP services outside the U.S. is also subject to the local regulatory environment, which may be complicated and often uncertain. Regulatory treatment of Internet telephony outside the United States varies from country to country.

WE RELY ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

We regard substantial elements of our websites and underlying technology, as well as certain assets relating to our VoIP business and other opportunities we are investigating, as proprietary and attempt to protect them by relying on intellectual property laws and restrictions on disclosure. We also generally enter into confidentiality agreements with our employees and consultants. In connection with our license agreements with third parties, we generally seek to control access to and distribution of our technology and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Thus, we cannot assure you that the steps taken by us will prevent misappropriation or infringement of our proprietary information, which could have an adverse effect on our business. In addition, our competitors may independently develop similar technology, duplicate our products, or design around our intellectual property rights.

We pursue the registration of our trademarks in the United States and internationally. We are also seeking patent protection for certain VoIP assets which we acquired or which we have developed. However, effective intellectual property protection may not be available in every country in which our services are distributed or made available through the Internet. Policing unauthorized use of our proprietary information is difficult. Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are also uncertain and still evolving. We cannot assure you about the future viability or value of any of our proprietary rights.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. However, we may not have sufficient funds or personnel to adequately litigate or otherwise protect our rights. Furthermore, we cannot assure you that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us, including claims related to providing hyperlinks to websites operated by third parties or providing advertising on a keyword basis that links a specific search term entered by a user to the appearance of a particular advertisement. Moreover, from time to time, third parties may assert claims of alleged infringement by us of their intellectual property rights. Any litigation claims or counterclaims could impair our business because they could:

      o     be time-consuming;

      o     result in significant costs;

      o     subject us to significant liability for damages;

      o     result in invalidation of our proprietary rights;

      o     divert management's attention;

      o     cause product release delays; or

      o require us to redesign our products or require us to enter into royalty or licensing agreements that may not be available on terms acceptable to us, or at all.

We license from third parties various technologies incorporated into our sites. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Additionally, we cannot assure you that the third parties from which we license our technology will be able to defend our proprietary rights successfully against claims of infringement. As a result, our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology can be identified, licensed and integrated.

The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names, any or all of which may dilute the strength of our names. We may not acquire or maintain our domain names in all of the countries in which our websites may be accessed, or for any or all of the top-level domain names that may be introduced. The relationship between regulations governing domain names and laws protecting proprietary rights is unclear. Therefore, we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

WE MAY BE UNSUCCESSFUL IN ESTABLISHING AND MAINTAINING BRAND AWARENESS; BRAND IDENTITY IS CRITICAL TO OUR COMPANY.

Our success in the Internet telephony market will depend on our ability to create and maintain brand awareness for our product offerings. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Many of our competitors in the Internet telephony services market are larger than us and have substantially greater financial resources. Additionally, many of the companies offering VoIP services have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in the VoIP market.

If we fail to promote and maintain our various brands or our games properties' brand values are diluted, our businesses, operating results, financial condition, and our ability to attract buyers for the games properties could be materially adversely affected. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE.

Due to our significant change in operations, including the entry into a new line of business, our historical quarterly operating results are not necessarily reflective of future results. The factors that will cause our quarterly operating results to fluctuate in the future include:

      o     acquisitions of new businesses or sales of our assets;

      o     declines in the number of sales or technical employees;

      o     the level of traffic on our websites;

      o     the  overall   demand  for  Internet   telephony   services,   print
            advertising and electronic commerce;

      o the addition or loss of VoIP customers, advertisers on our games properties and electronic commerce partners on our websites;

      o     overall usage and acceptance of the Internet;

      o seasonal trends in advertising and electronic commerce sales and member usage in our games businesses;

      o     other costs relating to the maintenance of our operations;

      o     the restructuring of our business;

      o failure to generate significant revenues and profit margins from new products and services; and

      o     competition from others providing services similar to those of ours.

OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT. OUR INEXPERIENCE IN THE INTERNET TELEPHONY BUSINESS WILL MAKE FINANCIAL FORECASTING EVEN MORE DIFFICULT.

We have a limited operating history for you to use in evaluating our prospects and us. Our prospects should be considered in light of the risks encountered by companies operating in new and rapidly evolving markets like ours. We may not successfully address these risks. For example, we may not be able to:

      o     maintain levels of user traffic on our e-commerce websites;

      o     attract customers to our VoIP telephony service;

      o     maintain or increase sponsorship revenues for our games magazine;

      o     adapt to meet changes in our markets and  competitive  developments;
            and

      o     identify, attract, retain and motivate qualified personnel.

OUR MANAGEMENT TEAM IS INEXPERIENCED IN THE MANAGEMENT OF A PUBLIC COMPANY.

Only our Chairman has had experience managing a large operating company. Accordingly, we cannot assure you that:

      o our key employees will be able to work together effectively as a team;

      o we will be able to retain the remaining members of our management team;

      o     we will be able to hire, train and manage our employee base;

      o our systems, procedures or controls will be adequate to support our operations; and

      o our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services.

WE DEPEND ON HIGHLY QUALIFIED TECHNICAL AND MANAGERIAL PERSONNEL.

Our future success also depends on our continuing ability to attract, retain and motivate highly qualified technical expertise and managerial personnel necessary to operate our businesses. We may need to give retention bonuses and stock incentives to certain employees to keep them, which can be costly to us. We may be unable to attract, assimilate or retain highly qualified technical and managerial personnel in the future. Wages for managerial and technical employees are increasing and are expected to continue to increase in the future. We have from time to time in the past experienced, and could continue to experience in the future if we need to hire any additional personnel, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, we may have difficulty attracting qualified employees due to our restructuring in 2000 and 2001, financial position and scaling down of operations. Also, we may have difficulty attracting qualified employees to work in the geographically remote location in Vermont of Chips & Bits, Inc. and Strategy Plus, Inc. If we were unable to attract and retain the technical and managerial personnel necessary to support and grow our businesses, our businesses would likely be materially and adversely affected.

OUR OFFICERS, INCLUDING OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER AND PRESIDENT HAVE OTHER INTERESTS AND TIME COMMITMENTS; WE HAVE CONFLICTS OF INTEREST WITH SOME OF OUR DIRECTORS; ALL OF OUR DIRECTORS ARE EMPLOYEES OR STOCKHOLDERS OF THE COMPANY OR AFFILIATES OF OUR LARGEST STOCKHOLDER.

Because our Chairman and Chief Executive Officer, Mr. Michael Egan, is an officer or director of other companies, we have to compete for his time. Mr. Egan became our Chief Executive Officer effective June 1, 2002. Mr. Egan is also the controlling investor of Dancing Bear Investments, Inc., an entity controlled by Mr. Egan, which is our largest stockholder. Mr. Egan has not committed to devote any specific percentage of his business time with us. Accordingly, we compete with Dancing Bear Investments, Inc. and Mr. Egan's other related entities for his time.

Our President and Director, Mr. Edward A. Cespedes, is also an officer or director of other companies. Accordingly, we must compete for his time. Mr. Cespedes is an officer or director of various privately held entities and is also affiliated with Dancing Bear Investments.

Our Vice President of Finance and Director, Ms. Robin Lebowitz is also affiliated with Dancing Bear Investments. She is also an officer or director of other companies or entities controlled by Mr. Egan and Mr. Cespedes.

Due to the relationships with his related entities, Mr. Egan will have an inherent conflict of interest in making any decision related to transactions between the related entities and us. We intend to review related party transactions in the future on a case-by-case basis.

WE RELY ON THIRD PARTY OUTSOURCED HOSTING FACILITIES OVER WHICH WE HAVE LIMITED CONTROL.

Our principal servers are located in Florida and New York at third party outsourced hosting facilities. Our operations depend on the ability to protect our systems against damage from unexpected events, including fire, power loss, water damage, telecommunications failures and vandalism. Any disruption in our Internet access could have a material adverse effect on us. In addition, computer viruses, electronic break-ins or other similar disruptive problems could also materially adversely affect our businesses. Our reputation, theglobe.com brand and the brands of our VoIP services business and game properties could be materially and adversely affected by any problems experienced by our sites or our supporting VoIP network. We may not have insurance to adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary off-site systems or a formal disaster recovery plan.

HACKERS MAY ATTEMPT TO PENETRATE OUR SECURITY SYSTEM; ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

Consumer and supplier confidence in our businesses depends on maintaining relevant security features. Substantial or ongoing security breaches on our systems or other Internet-based systems could significantly harm our business. We incur substantial expenses protecting against and remedying security breaches. Security breaches also could damage our reputation and expose us to a risk of loss or litigation. Experienced programmers or "hackers" have successfully penetrated our systems and we expect that these attempts will continue to occur from time to time. Because a hacker who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our products and services, we may have to expend significant capital and resources to protect against or to alleviate problems caused by these hackers. Additionally, we may not have a timely remedy against a hacker who is able to penetrate our network security. Such security breaches could materially adversely affect our company. In addition, the transmission of computer viruses resulting from hackers or otherwise could expose us to significant liability. Our insurance may not be adequate to reimburse us for losses caused by security breaches. We also face risks associated with security breaches affecting third parties with whom we have relationships.

WE MAY BE EXPOSED TO LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET.

Users may access content on our websites or the websites of our distribution partners or other third parties through website links or other means, and they may download content and subsequently transmit this content to others over the Internet. This could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright infringement, trademark infringement or the wrongful actions of third parties. Other theories may be brought based on the nature, publication and distribution of our content or based on errors or false or misleading information provided on our websites. Claims have been brought against online services in the past and we have received inquiries from third parties regarding these matters. The claims could be material in the future.

WE MAY BE EXPOSED TO LIABILITY FOR PRODUCTS OR SERVICES SOLD OVER THE INTERNET, INCLUDING PRODUCTS AND SERVICES SOLD BY OTHERS.

We enter into agreements with commerce partners and sponsors under whom we are entitled to receive a share of any revenue from the purchase of goods and services through direct links from our sites. We sell products directly to consumers which may expose us to additional legal risks, regulations by local, state, federal and foreign authorities and potential liabilities to consumers of these products and services, even if we do not ourselves provide these products or services. We cannot assure you that any indemnification that may be provided to us in some of these agreements with these parties will be adequate. Even if these claims do not result in our liability, we could incur significant costs in investigating and defending against these claims. The imposition of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to liability. Those measures may require the expenditure of substantial resources and limit the attractiveness of our services. Additionally, our insurance policies may not cover all potential liabilities to which we are exposed.

WE ARE INVOLVED IN SECURITIES CLASS ACTION LITIGATION.

We are a party to the securities class action litigation described in Note 9 to the Consolidated Financial Statements - "Commitments and Contingencies". The defense of the litigation may increase our expenses and will occupy management's attention and resources, and an adverse outcome in this litigation could materially adversely affect us.

WE MAY HAVE TO TAKE ACTIONS TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT.

Under the Investment Company Act of 1940 (the "1940 Act"), a company meeting the definition of an "investment company" is subject to various stringent legal requirements on its operations. A company can become subject to the 1940 Act if, among other reasons, it owns investment securities with a value exceeding 40 percent of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless a particular exemption of safe harbor applies. Although we are not currently subject to the 1940 Act, at some point in the future the percentage of our assets which consist of investment securities may exceed 40 percent of the value of its total assets on an unconsolidated basis. Rule 3a-2 of the 1940 Act provides a temporary exemption from registration under the 1940 Act, for up to one year, for companies that have a bona fide intent to engage, as soon as reasonably possible, in business other than investing, reinvesting, owning, holding or trading in securities ("transient investment companies"). If, due to future sales of our assets or changes in the value of our existing assets, we become subject to the 1940 Act, we intend to take all actions that would allow reliance on the one-year exemption for "transient investment companies", including a resolution by the Board of Directors that we have a bona fide intent to engage, as soon as reasonably possible, in business other than investing, reinvesting, owning, holding or trading in securities. After the one-year period, we would be required to comply with the 1940 Act unless our operations and assets result in us no longer meeting the definition of Investment Company.

RISKS RELATING TO OUR VOICE OVER THE INTERNET BUSINESS

THE VOIP MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND WE WILL NEED TO DEPEND ON NEW PRODUCT INTRODUCTIONS AND INNOVATIONS IN ORDER TO ESTABLISH, MAINTAIN AND GROW OUR BUSINESS.

VoIP is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advances. To enter and compete successfully in this emerging market, we must continually design, develop, manufacture, and sell new and enhanced VoIP products and services that provide increasingly higher levels of performance and reliability at lower costs. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing and selling such products and services will depend on a variety of factors, including:

      o     the identification of market demand for new products;

      o     access to sufficient capital to complete our development efforts;

      o     product and feature selection;

      o     timely implementation of product design and development;

      o     product performance;

      o     cost-effectiveness of products under development;

      o     securing effective manufacturing processes; and

      o     success of promotional efforts.

Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner or if such new or enhanced products do not achieve sufficient market acceptance, our operating results will suffer and our business will not grow.

OUR ABILITY AND PLANS TO PROVIDE TELECOMMUNICATION SERVICES AT ATTRACTIVE RATES ARISE IN LARGE PART FROM THE FACT VOIP SERVICES ARE NOT CURRENTLY SUBJECT TO THE SAME REGULATION AS TRADITIONAL TELEPHONY.

Because their services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying charges that traditional telephone companies must pay. Many traditional telephone operators are lobbying the Federal Communications Commission (FCC) and the states to regulate VoIP on the same or similar basis as traditional telephone services. The FCC and several states are examining this issue.

If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act, or provision of enhanced 911 services could also place a significant financial burden on us. The imposition of any such additional fees, charges, taxes, licenses and regulations on VoIP services could materially increase our costs and may reduce or eliminate the competitive pricing advantage we seek to enjoy.

THE INTERNET TELEPHONY BUSINESS IS HIGHLY COMPETITIVE AND ALSO COMPETES WITH TRADITIONAL AND CELLULAR TELEPHONY PROVIDERS.

The long distance telephony market and the Internet telephony market are highly competitive. There are several large and numerous small competitors and we expect to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in our market include price, quality of service, breadth of geographic presence, customer service, reliability, network size and capacity, and the availability of enhanced communications services. Our competitors include major and emerging telecommunications carriers in the U.S. and abroad. Financial difficulties in the past several years of many telecommunications providers are rapidly altering the number, identity and competitiveness of the marketplace. Many of the competitors for our current and planned VoIP service offerings have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies which could hinder our ability to market our voice services.

During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. All major telecommunications companies, including entities like AT&T, Sprint and MCI, as well as ITXC, iBasis, Net2Phone and deltathree.com either presently or potentially route traffic to destinations worldwide and compete or can compete directly with us. Other Internet telephony service providers focus on a retail customer base and compete with us. These companies may offer the kinds of voice services we currently offer or intend to offer in the future. In addition, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the Internet telephony market as direct competitors. A number of cable operators have also begun to offer VoIP telephony services via cable modems which provide access to the Internet. These companies, which tend to be large entities with substantial resources, generally have large budgets available for research and development, and therefore may further enhance the quality and acceptance of the transmission of voice over the Internet. We also compete with cellular telephony providers.

WE ARE UNABLE TO PREDICT THE VOLUME OF USAGE AND OUR CAPACITY NEEDS FOR OUR VOIP BUSINESS; DISADVANTAGEOUS CONTRACTS WOULD REDUCE OUR OPERATING MARGINS.

We have entered into a number of, and may have to enter into additional, long-term agreements (generally from one to five years) for leased communications transmission capacity with various carriers. Many of these agreements have minimum use requirements pursuant to which we are able to negotiate lower overall per minute usage rates assuming the utilization of all of such minutes. To the extent that we have overestimated (or in the future overestimate) our call volume, we are obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenue. Our minimum commitments under existing carrier agreements presently greatly exceed our actual usage. Conversely, in the future, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity through more expensive means or such capacity may not be available. As a result our margins could be reduced and our business, financial condition and results of operations could be materially and adversely affected.

We have also entered into a contract with a supplier to purchase a minimum number of telephony handsets, and may enter into similar arrangements with other suppliers for other equipment related to our VoIP services. In general, we can achieve better per unit pricing for such equipment if we enter into larger commitments. To the extent we overestimate our needs for and enter into binding agreements to purchase such equipment, we may be obligated to buy more of such equipment than we can reasonably use in our business in the foreseeable future, if at all. In the event that we are not able to sell our telephony equipment in sufficient quantities and at sufficient prices, charges related to potential excess inventory commitments and write-downs in the value of our telephony inventory assets may be required in future periods.

PRICING PRESSURES AND INCREASING USE OF VOIP TECHNOLOGY MAY LESSEN OUR COMPETITIVE PRICING ADVANTAGE.

One of the main competitive advantages of our current and planned VoIP service offerings is the ability to provide discounted local and long distance telephony services by taking advantage of cost savings achieved by carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. In recent years, the price of telephone service has fallen. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by other communications carriers. Many carriers have adopted pricing plans such that the rates that they charge are not always substantially higher than the rates that VoIP providers charge for similar service. In addition, other providers of long distance services are offering unlimited or nearly unlimited use of some of their services for increasingly lower monthly rates.

IF WE DO NOT DEVELOP AND MAINTAIN SUCCESSFUL PARTNERSHIPS FOR VOIP PRODUCTS, WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET ANY OF OUR VOIP PRODUCTS.

We have entered into the VoIP market and our success is partly dependent on our ability to forge marketing, engineering and carrier partnerships. VoIP communication systems are extremely complex and no single company possesses all the technology components needed to build a complete end to end solution. We will likely need to enter into partnerships to augment our development programs and to assist us in marketing complete solutions to our targeted customers. We may not be able to develop such partnerships in the course of our operations and product development. Even if we do establish the necessary partnerships, we may not be able to adequately capitalize on these partnerships to aid in the success of our business.

THE FAILURE OF VOIP NETWORKS TO MEET THE RELIABILITY AND QUALITY STANDARDS REQUIRED FOR VOICE COMMUNICATIONS COULD RENDER OUR PRODUCTS OBSOLETE.

Circuit-switched telephony networks feature very high reliability, with a guaranteed quality of service. In addition, such networks have imperceptible delay and consistently satisfactory audio quality. Emerging VoIP networks will not be a viable alternative to traditional circuit switched telephony unless they can provide reliability and quality consistent with these standards.

ONLINE CREDIT CARD FRAUD CAN HARM OUR BUSINESS.

The sale of our products and services over the Internet exposes us to credit card fraud risks. Many of our products and services, including our VoIP services, can be ordered or established (in the case of new accounts) over the Internet using a major credit card for payment. As is prevalent in retail telecommunications and Internet services industries, we are exposed to the risk that some of these credit card accounts are stolen or otherwise fraudulently obtained. In general, we are not able to recover fraudulent credit card charges from such accounts. In addition to the loss of revenue from such fraudulent credit card use, we also remain liable to third parties whose products or services are engaged by us (such as termination fees due telecommunications providers) in connection with the services which we provide. In addition, depending upon the level of credit card fraud we experience, we may become ineligible to accept the credit cards of certain issuers. We are currently authorized to accept Discover, together with Visa and MasterCard (which are both covered by a single merchant agreement with us). Visa/MasterCard constitutes the primary credit card used by our customers. The loss of eligibility for acceptance of Visa/MasterCard could significantly and adversely affect our business. We have recently updated our fraud controls and will attempt to manage fraud risks through our internal controls and our monitoring and blocking systems. If those efforts are not successful, fraud could cause our revenue to decline significantly and our business, financial condition and results of operations to be materially and adversely affected.

RISKS RELATING TO OUR HISTORICAL BUSINESS

THE MARKET SITUATION CONTINUES TO BE A CHALLENGE FOR CHIPS & BITS DUE TO ADVANCES IN CONSOLE AND ONLINE GAMES, WHICH HAVE LOWER MARGINS AND TRADITIONALLY LESS SALES LOYALTY TO CHIPS & BITS.

Our subsidiary, Chips & Bits, Inc. depends on major releases in the Personal Computer (PC) market for the majority of sales and profits. The game industry's focus on X-Box, Playstation and GameCube has dramatically reduced the number of major PC releases, which resulted in significant declines in revenues and gross margins for Chips & Bits. Because of the large installed base of personal computers, revenue and gross margin percentages may fluctuate with changes in the PC game market. However, we are unable to predict when, if ever, there will be a turnaround in the PC game market.

In addition, many companies involved in the games market may be acquired by, receive investments from, or enter into commercial relationships with larger, well-established and well-financed companies. As a result of this highly fragmented and competitive market, consolidations and strategic ventures may continue in the future.

WE HAVE HISTORICALLY RELIED SUBSTANTIALLY ON ONLINE AND PRINT ADVERTISING REVENUES. THE ONLINE AND PRINT ADVERTISING MARKETS HAVE SIGNIFICANTLY DECLINED.

We historically derived a substantial portion of our revenues from the sale of advertisements on our website and in our magazine Computer Games Magazine. Our business model and revenues were highly dependent on the amount of traffic on our websites, our ability to properly monetize website traffic and on the print circulation of our Computer Games magazine. Print and online advertising have dramatically decreased since the middle of 2000, and may continue to decline, which could continue to have a material effect on us. Many advertisers have been experiencing financial difficulties which could materially impact our revenues and our ability to collect our receivables. For these reasons, we cannot assure you that our current advertisers will continue to purchase advertisements from our games properties.

WE MAY BE MATERIALLY ADVERSELY AFFECTED IF ELECTRONIC COMMERCE DOES NOT BECOME A VIABLE SOURCE OF SIGNIFICANT REVENUES OR PROFITS.

In February 2000, we acquired Chips & Bits, Inc., a direct marketer of video games and related products over the Internet. However, we have limited experience in the sale of products online as compared to many of our competitors and the development of relationships with manufacturers and suppliers of these products. In addition, the closing of our community site and our small business web-hosting site adversely affected our electronic commerce due to the loss of traffic referred by those sites to the Chips & Bits website. We also face many uncertainties, which may affect our ability to generate electronic commerce revenues and profits, including:

      o our ability to obtain new customers at a reasonable cost, retain existing customers and encourage repeat purchases;

      o the likelihood that both online and retail purchasing trends may rapidly change;

      o     the level of product returns;

      o     merchandise shipping costs and delivery times;

      o     our ability to manage inventory levels;

      o     our ability to secure and maintain relationships with vendors; and

      o the possibility that our vendors may sell their products through other sites.

If use of the Internet for electronic commerce does not continue to grow, our business and financial condition would be materially and adversely affected.

INTENSE COMPETITION FOR ELECTRONIC COMMERCE REVENUES HAS RESULTED IN DOWNWARD PRESSURE ON GROSS MARGINS.

Due to the ability of consumers to easily compare prices of similar products or services on competing websites and consumers' potential preference for competing website's user interface, gross margins for electronic commerce transactions, which are narrower than for advertising businesses, may further narrow in the future and, accordingly, our revenues and profits from electronic commerce arrangements may be materially and adversely affected.

OUR ELECTRONIC COMMERCE BUSINESS MAY RESULT IN SIGNIFICANT LIABILITY CLAIMS AGAINST US.

Consumers may sue us if any of the products that we sell are defective, fail to perform properly or injure the user. Consumers are also increasingly seeking to impose liability on game manufacturers and distributors based upon the content of the games and the alleged affect of such content on behavior. Some of our agreements with manufacturers contain provisions intended to limit our exposure to liability claims. However, these limitations may not prevent all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claims, whether or not successful, could seriously damage our reputation and our business.

RISKS RELATING TO OUR COMMON STOCK

THE VOLUME OF SHARES AVAILABLE FOR FUTURE SALE IN THE OPEN MARKET COULD DRIVE DOWN THE PRICE OF OUR STOCK OR KEEP OUR STOCK PRICE FROM IMPROVING, EVEN IF OUR FINANCIAL PERFORMANCE IMPROVES.

As of August 16, 2004, we had issued and outstanding approximately 138 million shares, of which approximately 30.2 million shares were freely tradeable over the public markets. There is limited trading volume in our shares and we are now traded only in the over-the-counter market. On April 16, 2004, we filed a registration statement relating to the potential resale of up to approximately 131 million of our shares (including approximately 27 million shares underlying outstanding warrants to acquire our Common Stock). The registration statement became effective on May 11, 2004. Sales of significant amounts of Common Stock in the public market in the future, the perception that sales will occur or the registration of additional shares pursuant to existing contractual obligations could materially and adversely drive down the price of our stock. In addition, such factors could adversely affect the ability of the market price of the Common Stock to increase even if our business prospects were to improve. Substantially all of our stockholders holding restricted securities, including shares issuable upon the exercise of warrants to purchase our Common Stock, have registration rights under various conditions. Also, we may issue additional shares of our common stock or other equity instruments which may be convertible into common stock at some future date, which could further adversely affect our stock price.

In addition, as of August 16, 2004, there were outstanding options to purchase approximately 9,960,000 shares of our Common Stock, which become eligible for sale in the public market from time to time depending on vesting and the expiration of lock-up agreements. The issuance of shares upon exercise of these options is registered under the Securities Act and consequently, subject to certain volume restrictions as to shares issuable to executive officers, will be freely tradable.

OUR CHAIRMAN MAY CONTROL US.

Michael S. Egan, our Chairman and Chief Executive Officer, beneficially owns or controls, directly or indirectly, approximately 59 million shares of our Common Stock as of August 16, 2004, which in the aggregate represents approximately 42% of the outstanding shares of our Common Stock (treating as outstanding for this purpose the shares of Common Stock issuable upon exercise of the options and warrants owned by Mr. Egan or his affiliates). Accordingly, Mr. Egan would likely be able to exercise significant influence over, if not control, any stockholder vote.

DELISTING OF OUR COMMON STOCK MAKES IT MORE DIFFICULT FOR INVESTORS TO SELL SHARES. THIS MAY POTENTIALLY LEAD TO FUTURE MARKET DECLINES.

The shares of our Common Stock were delisted from the NASDAQ national market in April 2001 and are now traded in the over-the-counter market on what is commonly referred to as the electronic bulletin board or "OTCBB". As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. The trading volume of our shares has dramatically declined since the delisting. In addition, we are now subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of stockholders to sell the securities in the secondary market.

The delisting has made trading our shares more difficult for investors, potentially leading to further declines in share price and making it less likely our stock price will increase. It has also made it more difficult for us to raise additional capital. We may also incur additional costs under state blue-sky laws if we sell equity due to our delisting.

ANTI-TAKEOVER  PROVISIONS  AFFECTING  US COULD  PREVENT  OR  DELAY A  CHANGE  OF
CONTROL.

Provisions of our charter, by-laws and stockholder rights plan and provisions of applicable Delaware law may:

      o have the effect of delaying, deferring or preventing a change in control of our company;

      o discourage bids of our Common Stock at a premium over the market price; or

      o adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.

Certain Delaware laws could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless various conditions are met. In addition, provisions of our charter and by-laws, and the significant amount of Common Stock held by our current and former executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management. In addition, the employment contracts of our Chairman, CEO and Vice President of Finance provide for substantial lump sum payments ranging from 2 (for the Vice President) to 10 times (for each of the Chairman and CEO) of their respective average combined salaries and bonuses (together with the continuation of various benefits for extended periods) in the event of their termination without cause or a termination by the executive for "good reason", which is conclusively presumed in the event of a "change-in-control" (as such terms are defined in such agreements).

OUR STOCK PRICE IS VOLATILE.

The trading price of our Common Stock has been volatile and may continue to be volatile in response to various factors, including:

      o     the performance and public acceptance of our new product lines;

      o entrance into new lines of business, including acquisitions of businesses;

      o     quarterly variations in our operating results;

      o     competitive announcements;

      o     sales of any of our remaining games properties;

      o the operating and stock price performance of other companies that investors may deem comparable to us; and

      o     news relating to trends in our markets.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Our stock is also more volatile due to the limited trading volume.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

      o     implementing our business strategy;

      o marketing and commercialization of our existing products and those products under development;

      o plans for future products and services and for enhancements of existing products and services;

      o     potential governmental regulation and taxation;

      o     our intellectual property;

      o     our estimates of future revenue and profitability;

      o     our estimates or expectations of continued losses;

      o our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;

      o difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

      o our estimates regarding our capital requirements and our needs for additional financing;

      o     attracting and retaining customers and employees;

      o     rapid technological changes in our industry and relevant markets;

      o     sources of revenue and anticipated revenue;

      o     plans for future acquisitions; and

      o     competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under "Risk Factors" and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of Common Stock by the Selling Stockholders. The Company will only receive proceeds in the event the Selling Stockholders exercise their warrants. We intend to use the proceeds from the exercise of warrants for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The shares of Common Stock will be sold at prevailing market prices at the time of the sale or at negotiated prices by the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of the Company's common stock as of April 5, 2004 by the Selling Stockholders who may sell their Common Stock pursuant to this prospectus. This information is based upon information provided by each respective Selling Stockholder and Schedules 13D and other public accounts filed with the Commission.

The shares offered by this prospectus may be offered for sale from time to time by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares, no estimate can be given as to the number of shares that will be held by the Selling Stockholders after the completion of this offering, accordingly, it is assumed that all the shares offered pursuant to this prospectus are sold. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

The number of shares of Common Stock beneficially owned by the Selling Stockholders includes the shares of Common Stock beneficially owned by the Selling Stockholders as of May 11, 2004, the date of this original prospectus and shares of Common Stock underlying warrants held by the Selling Stockholders that are exercisable within sixty days (60) days of such date. Except as otherwise indicated, to our knowledge, the Selling Stockholders have sole voting and investment power with respect to all shares beneficially owned by them, or with respect to the shares underlying warrants, will have sole voting and investment power at the time such shares are sold. The percentages shown in the table below are based upon 132,040,349 shares of Common Stock outstanding as of April 5, 2004 (which do not include the securities issued as part of the SendTec Acquisition). The numbers shown in the column "Shares Being Offered" include additional shares of Common Stock that may be issued to many of the Selling Stockholders upon exercise of any warrant held by them.

                                                   Number of                                      Number of       Percentage
                                                     Shares        Number of                        Shares        Beneficial
                                                  Beneficially      Shares          Shares       Beneficially     Ownership
                                                  Owned Before    Underlying     Being Offered    Owned After      After
             Selling Stockholder                 this Offering    Warrants(1)                        this          this
                                                                                                  Offering(2)     Offering
------------------------------------------------------------------------------------------------------------------------------
Telstra Super Pty Ltd. ...................            360,000        120,000         360,000               0
Wellington  Management  Portfolios (Dublin) -
Global Smaller Companies Equity Portfolio.            202,500         67,500         202,500               0
New Zealand Funds Management Limited......            300,000        100,000         300,000               0
SEI Institutional  Investments  Trust,  Small
Cap Fund..................................          1,350,000        450,000       1,350,000               0
Seligman  Portfolios,  Inc.,  Seligman Global
Smaller Companies Portfolio...............             33,750         11,250          33,750               0
Australian Retirement Fund................            420,000        140,000         420,000               0
Emergency Services Superannuation Board...            285,000         95,000         285,000               0
Retail Employees Superannuation Trust.....            495,000        165,000         495,000               0
SEI Institutional  Investments  Trust,  Small
Mid Cap Equity Fund ......................            255,000         85,000         255,000               0
Talvest Global Small Cap Fund.............            345,000        115,000         345,000               0
BC Telecom  Pension Plan for  Management  and
Exempt Employees..........................             75,000         25,000          75,000               0
J B Were Global Small Companies Pooled Fund         1,425,000        475,000       1,425,000               0
SEI  Institutional  Managed Trust,  Small Cap
Growth Fund...............................          1,575,000        525,000       1,575,000               0
Seligman Global Fund Series,  Inc.,  Seligman
Global Smaller Companies Fund.............            900,000        300,000         900,000               0
TELUS Corporation Foreign Equity Active Pool          165,000         55,000         165,000               0
British   Columbia   Investment    Management
Corporation...............................            645,000        215,000         645,000               0
The Dow Chemical Employees' Retirement Plan         1,155,000        385,000       1,155,000               0
The Robert Wood Johnson Foundation........          1,425,000        475,000       1,425,000               0
Laborers'  District  Council and Contractors'
of Ohio Pension Fund......................            375,000        125,000         375,000               0
Wellington     Trust    Company,     National
Association  Multiple  Collective  Investment
Funds Trust, Emerging Companies Portfolio.          1,800,000        600,000       1,800,000               0
Government  of Singapore  Investment  Company
Pte, Ltd..................................          4,950,000      1,650,000       4,950,000               0
New York  State  Nurses  Association  Pension         780,000        260,000         780,000               0
Plan......................................
Oregon Investment Council.................          2,550,000        850,000       2,550,000               0
Wellington     Trust    Company,     National
Association   Multiple   Common  Trust  Funds
Trust, Emerging Companies Portfolio.......          1,950,000        650,000       1,950,000               0
Howard Hughes Medical Institute...........          1,275,000        425,000       1,275,000               0
Ohio Carpenters' Pension Fund.............            405,000        135,000         405,000               0
The Retirement  Program Plan for Employees of
Union Carbide Corporation.................          1,050,000        350,000       1,050,000               0
The Maritime Life Discovery Fund..........            585,000        195,000         585,000               0
Proximity Partners, LP....................            611,775        203,925         611,775               0
Proximity Fund LP.........................            611,775        203,925         611,775               0
Gamma Opportunity Capital Partners LP.....            882,450        588,300         882,450               0
Enable Growth Partners....................            611,700        203,900         611,700               0
Capital Ventures  International...........          3,058,800      1,019,600       3,058,800               0
SF Capital Partners, Ltd..................          3,211,800      1,070,600       3,211,800               0
Longview Fund, LP.........................          1,764,750        588,250       1,764,750               0
Longview Equity Fund, LP..................          2,084,550        694,850       2,084,550               0
Longview International Equity Fund, LP....            694,800        231,600         694,800               0
Alpha Capital AG..........................          1,764,750        588,250       1,764,750               0


                                                   Number of                                      Number of       Percentage
                                                     Shares        Number of                        Shares        Beneficial
                                                  Beneficially      Shares          Shares       Beneficially     Ownership
                                                  Owned Before    Underlying     Being Offered    Owned After      After
             Selling Stockholder                 this Offering    Warrants(1)                        this          this
                                                                                                  Offering(2)     Offering
------------------------------------------------------------------------------------------------------------------------------
Manuel Senderos F.........................          1,588,235        529,412       1,588,235               0
Gruber & McBaine International............            344,250        114,750         344,250               0
Jon D. Gruber & Linda W. Gruber...........            344,250        114,750         344,250               0
Lagunitas Partners LP.....................            996,750        332,250         996,750               0
J. Patterson McBaine......................            150,000         50,000         150,000               0
Seneca Capital LP.........................            520,500        173,500         520,500               0
Seneca Capital International Ltd..........          1,008,900        336,300       1,008,900               0
Sergio Rosengaus Leizgold.................            150,000         50,000         150,000               0
Carinthia Pte, Ltd........................          1,614,707        538,236       1,614,707               0
Mauricio Garduno..........................            529,411        176,470         529,411               0
Paul Tomasi...............................            432,950        117,650         352,950          80,000           *
Garrett Pettingell (3)....................            106,618(17)     14,706          44,118          62,500           *
Idlewyld, LLC.............................            337,956        337,956         337,956               0
David Dohrmann............................             11,914         11,914          11,914               0
William C. Begien.........................            109,489        109,489         109,489               0
Baruch & Shoshana Halpern, ...............            540,641        540,641         540,641               0
Huizenga Investments Limited Partnership (4)        2,400,000        400,000       2,400,000               0
Berard Holdings Limited Partnership.......            600,000        100,000         600,000               0
Actarus Fund II, LLP (4)..................          1,380,000        230,000       1,380,000               0
Stephan Paternot (4)......................            364,957        364,957         364,957               0
Michael E. Maroone........................            240,000         40,000         240,000               0
Henry C. Duques (4).......................             60,000         10,000          60,000               0
Robert W. and Sarah M. Tuthill, BDE.......             96,425         14,000          84,000          12,425           *
Robert Emmett McTigue.....................             60,000         10,000          60,000               0
James A. Jordan, IRA......................            240,000         40,000         240,000               0
Janet Jordan..............................            136,000         20,000         120,000          16,000           *
Marjorie W. Egan..........................            120,000         20,000         120,000               0
Susan B. Segaul (5).......................             60,000         10,000          60,000               0
Michael G. Moore..........................            245,000         40,000         240,000           5,000           *
Celeste V. Allen (6)......................            120,000         20,000         120,000               0
Rosalie V. Arthur (7).....................             70,002         10,000          60,000          10,002           *
Robert F. and Mary M. Dwors, JTROS........             72,000         12,000          72,000               0
Weezor I Limited Partnership..............             60,000         10,000          60,000               0
Ron Castell...............................             60,000         10,000          60,000               0
James J. and Nancy W. Blosser, JTROS......             60,000         10,000          60,000               0
Ted and Carol Drum, JTROS.................             60,000         10,000          60,000               0
William J. Gross..........................             60,400         10,000          60,000             400           *
Thomas G. Egan III (8)....................            240,000         40,000         240,000               0
John T. Mooney (9)........................            145,000         20,000         120,000          25,000           *
Grant J. and Eliza Egan Smith, JTROS (9)..             60,000         10,000          60,000               0
Kenneth and Jessica Beir, TBE (10)........            168,125         20,000         120,000          48,125           *
Laurent F. Sidon (11).....................            381,000         40,000         240,000         141,000           *
Thomas First..............................            120,000         20,000         120,000               0
Revocable Living Trust of George E. Pittinos          240,000         40,000         240,000               0
Jan Vitrofsky (12)........................             24,000          4,000          24,000               0
Kenneth and Marguerite Larsen, JTROS......            240,000         40,000         240,000               0
Charles P. and Linda H. Irwin, JTROS......             60,000         10,000          60,000               0
Macdonald and Juliet H. Clark, JTROS......            120,000         20,000         120,000               0
Daniel Walsh..............................             24,000          4,000          24,000               0
Michael J. Kennelty (13)..................            148,084          4,000          24,000         124,084           *
Robert Giannini...........................             60,000         10,000          60,000               0
Stephen N. Lipton.........................            170,000         20,000         120,000          50,000           *
John M. Pennekamp.........................             72,000         12,000          72,000               0
Michael and Joan Sher, TROS (14)..........             60,000         10,000          60,000               0
Jack Paltani..............................            120,000         20,000         120,000               0
Albert R. Paonessa........................             60,000         10,000          60,000               0
John A. Schneider.........................            240,000         40,000         240,000               0
Thomas W. Scott...........................            240,000         40,000         240,000               0

                                                   Number of                                      Number of       Percentage
                                                     Shares        Number of                        Shares        Beneficial
                                                  Beneficially      Shares          Shares       Beneficially     Ownership
                                                  Owned Before    Underlying     Being Offered    Owned After      After
             Selling Stockholder                 this Offering    Warrants(1)                        this          this
                                                                                                  Offering(2)     Offering
------------------------------------------------------------------------------------------------------------------------------
Gregory  A.  McLaughlin  as  trustee  of  the
Tripp,  Scott,  Conklin  & Smith,  PA  Profit
Sharing Plan fbo Norman D. Tripp..........            480,000         80,000         480,000               0
Tripperoo  Family Limited  Partnership  Class
AA Florida Limited Partnership............            480,000         80,000         480,000               0
Tripp Scott P.A.  Amended and Restated Profit
Sharing Plan fbo Dennis Dustin Smith......            180,000         30,000         180,000               0
Smith Trust...............................             60,000         10,000          60,000               0
Tripp Scott  Conklin & Smith PSP fbo Garry W.
Johnson...................................             65,000         10,000          60,000           5,000           *
Philip P. and Susan A. Smith, JTROS.......            240,000         40,000         240,000
The Nantucket Irrevocable Trust (15)......          2,400,000        400,000       2,400,000               0
David A. Mitchell.........................            276,000         46,000         276,000               0
Frank Fowler..............................             96,000         16,000          96,000               0
Charles A. Hinnant........................            120,000         20,000         120,000               0
R.F. Decosimo.............................             70,000         10,000          60,000          10,000           *
Eloise D. Robbins.........................            230,000         30,000         180,000          50,000           *
Barbara N. and Walter D. Moore, Jr., JTWROS            60,000         10,000          60,000               0
J. Melville Armstrong.....................             60,000         10,000          60,000               0
Joseph F. Decosimo........................            510,000         80,000         480,000          30,000           *
Rita F. Kerr..............................             84,000         14,000          84,000               0
W.A. Bryan Patten ........................          1,325,000        200,000       1,200,000         125,000           *
Michael F. McGauley.......................            250,000         20,000         120,000         130,000           *
Judith F. Stone...........................             60,000         10,000          60,000               0
Brenda G. McKenzie........................            240,000         40,000         240,000               0
Creel Medical Service, Inc. Profit Sharing
Trust.....................................             60,000         10,000          60,000               0
Joy W. Jones..............................             60,000         10,000          60,000               0
Lawrence Partners, LP.....................             70,000         10,000          60,000          10,000           *
Lesslie W. Lee, IRA.......................             60,000         10,000          60,000               0
Brent S. Mills............................             60,000         10,000          60,000               0
Stan Martynski Rollover IRA                            65,000         10,000          60,000           5,000           *
Brent L. Norris, M.D......................             60,000         10,000          60,000               0
Thomas R. Northcott, IRA..................             60,000         10,000          60,000               0
Patten & Patten, Inc. Profit Sharing Plan.            120,000         20,000         120,000               0
Patten &  Patten,  Inc.  Profit  Sharing  fbo
Frank M. Robbins, III.....................            180,000         30,000         180,000               0
Jack Stocker..............................             70,000         10,000          60,000          10,000           *
R. Alan Winger............................             60,000         10,000          60,000               0
James L. Wolford..........................            240,000         40,000         240,000               0
Lawrence I. Young, M.D. IRA Rollover......             60,000         10,000          60,000               0
711 East Company..........................            360,000         60,000         360,000               0
Suntrust   Bank,   Chattanooga   Trustee  for
Miller & Martin  Profit  Sharing Plan - James
M. Haley IV...............................             60,000         10,000          60,000               0
Suntrust   Bank,   Chattanooga   Trustee  for
Miller & Martin  Profit  Sharing Plan - Lowry
F. Kline, DIA.............................             60,000         10,000          60,000               0
Suntrust   Bank,   Chattanooga   Trustee  for
Miller & Martin Projet  Sharing Plan - Howard
Levine....................................             60,000         10,000          60,000               0
A-OK Supply Co. Employee Profit Sharing Plan           60,000         10,000          60,000               0
Charlie   H.   Armstrong   &  Barbara   Mayer
Armstrong, JTWROS.........................             70,000         10,000          60,000          10,000           *
Jean R. Bowden............................             60,000         10,000          60,000               0
James L. Caldwell, Jr.....................             60,000         10,000          60,000               0
Malcolm  B.  Daniell  and  Zella  C.  Daniell
JTWROS....................................            120,000         20,000         120,000               0

                                                   Number of                                      Number of       Percentage
                                                     Shares        Number of                        Shares        Beneficial
                                                  Beneficially      Shares          Shares       Beneficially     Ownership
                                                  Owned Before    Underlying     Being Offered    Owned After      After
             Selling Stockholder                 this Offering    Warrants(1)                        this          this
                                                                                                  Offering(2)     Offering
------------------------------------------------------------------------------------------------------------------------------
Eliot Family Limited Partnership..........            120,000         20,000         120,000               0
George I. Haigler.........................             48,000          8,000          48,000               0
Julia Elizabeth Haigler-Baker.............             12,000          2,000          12,000               0
Margaret Susan Haigler....................             12,000          2,000          12,000               0
Ruth A. Liu...............................             60,000         10,000          60,000               0
T.E. Mynatt, Jr...........................             60,000         10,000          60,000               0
Kathleen Cartter Patten...................            157,500         20,000         120,000          37,500           *
William Allen Bryan Patten................            160,000         20,000         120,000          40,000           *
Fred Robinson.............................             60,000         10,000          60,000               0
Sarah Caldwell Patten.....................            157,500         20,000         120,000          37,500           *
Michael A. Stoker.........................             60,000         10,000          60,000               0
W.A. Bryan Patten and Z. Cartter Patten,
III Trustees U/WZ. Cartter Patten, Jr.
- Sons Trust..............................            340,000         40,000         240,000         100,000           *
Wayne E. Tipps............................             60,000         10,000          60,000               0
Charles R. Adcock.........................             60,000         10,000          60,000               0
Douglas W. Curtis, IRA....................             60,000         10,000          60,000               0
Fletcher Bright...........................            240,000         40,000         240,000               0
Robert W. Jones...........................             60,000         10,000          60,000               0
J. Nelson and Deanne W. Irvine, JTWROS....             60,000         10,000          60,000               0
Joel B. Clements,  MD Rollover IRA........             60,000         10,000          60,000               0
C. Robert Clark Rollover IRA..............             60,000         10,000          60,000               0
Donald A. Bodley Rollover IRA.............             60,000         10,000          60,000               0
Richard E. Cormier Rollover IRA...........             60,000         10,000          60,000               0
Linda T. Collins Rollover IRA.............             60,000         10,000          60,000               0
John W. Moore, IRA........................             60,000         10,000          60,000               0
John A. Kosik, IRA........................             84,000         14,000          84,000               0
John A. Hewgley, IRA......................             60,000         10,000          60,000               0
Paul E. Henson, Jr. M.D. Rollover IRA.....             70,000         10,000          60,000          10,000           *
A.R. Fortune, II Rollover IRA.............             60,000         10,000          60,000               0
Charles P. Driver Rollover IRA............             60,000         10,000          60,000               0
Henry Crumbliss Rollover IRA..............             60,000         10,000          60,000               0
Robert T. Spalding Rollover IRA...........             60,000         10,000          60,000               0
Robert L. Raitz, M.D. Rollover IRA........             60,000         10,000          60,000               0
Earl T. McGhee Rollover IRA...............             60,000         10,000          60,000               0
Bonnie G. McBride Rollover IRA............             60,000         10,000          60,000               0
Steve A. McKenzie.........................            240,000         40,000         240,000               0
Frank J.B. Varallo........................            240,000         40,000         240,000               0
Kevin Lancey..............................             80,000(16)     55,000          80,000               0
Jeffrey S. Roschman.......................          1,760,000(16)  1,210,000       1,760,000               0
Robert J. Roschman........................          1,760,000(16)  1,210,000       1,760,000               0
James L. Magruder (18)....................            660,000(16)    275,000         525,000         135,000           *
Todd Krizelman (19).......................            709,976        272,521         272,521         437,455           *
Brian Fowler (20).........................          1,815,000      1,750,000       1,750,000          65,000           *
Michael S. Egan (21)......................         58,943,274(22)    204,082      48,979,991       9,963,283         7.3
S. Jacqueline Egan (23)...................          3,745,419(24)    204,082       3,731,419          14,000           *
E&C Capital Partners LLLP (25)............         32,469,012              0      32,469,012               0
Dancing Bear Investments, Inc. (26).......          8,303,148              0       2,779,560       5,523,588         4.2
The Michael S. Egan Grantor Retained
Annuity Trust F/B/O Sarah Egan                      2,007,000              0       2,000,000           7,000           *
Mooney (27)...............................
The Michael S. Egan Grantor Retained
Annuity Trust F/B/O Eliza Shenners                  2,007,000              0       2,000,000           7,000           *
Egan (27).................................
The Michael S. Egan Grantor Retained
Annuity Trust F/B/O Catherine Lewis                 2,014,000              0       2,000,000          14,000           *
Egan (27).................................

                                                   Number of                                      Number of       Percentage
                                                     Shares        Number of                        Shares        Beneficial
                                                  Beneficially      Shares          Shares       Beneficially     Ownership
                                                  Owned Before    Underlying     Being Offered    Owned After      After
             Selling Stockholder                 this Offering    Warrants(1)                        this          this
                                                                                                  Offering(2)     Offering
------------------------------------------------------------------------------------------------------------------------------
The Michael S. Egan Grantor Retained
Annuity Trust F/B/O Teague Michael
Thomas Egan (27)..........................          2,014,000              0       2,000,000          14,000           *
The Michael S. Egan Grantor Retained
Annuity Trust F/B/O Riles Martin
Michael Egan (27).........................          2,014,000              0       2,000,000          14,000           *
NeoPets, Inc.(28)                                   3,000,000              0       3,000,000               0
                                                -------------------------------------------------------------

         TOTAL                                    142,182,214**   26,798,534**   130,396,940**    11,785,274**


* less than 1%

** Does not count more than once shares which are beneficially owned by more than one person.

(1) Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security and a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of April 5, 2004. Without limiting the generality of the foregoing, includes all of the underlying shares of common stock in the column labeled "Number of Shares Underlying Warrants".

(2) Assumes the sale by the Selling Stockholders of all shares registered hereby.

(3) Mr. Pettingell was our Chief Financial Officer until June 2004.

(4) A former director (or a company controlled by such a former director) of ours who resigned or whose term ended in June 2001.

(5) Mother of Robin Lebowitz, one of our executive officers.

(6) President of Certified Vacations, a company controlled by our Chairman, Michael Egan.

(7) One of our former board members who resigned in November 2001.

(8) Brother of our Chairman, Michael Egan.

(9) Son-in-law or daughter of our Chairman, Michael Egan.

(10) Brother-in-law of our Chairman, Michael Egan.

(11) Son-in-law of our Chairman, Michael Egan. A company controlled by Laurent Sidon also provides services to us. See "Certain Relationships and Related Transactions".

(12) Serves as the President of Thomas Street Logistics LLC, a company controlled by our Chairman, Michael Egan. Thomas Street Logistics provides services to the Company. See "Certain Relationships and Related Transactions".

(13) One of our full-time employees.

(14) Parents-in-law of our President, Edward Cespedes.

(15) Trust for the benefit of the children of our Chairman, Michael Egan.

(16) Includes shares underlying certain earn-out warrants, which have not yet been earned as follows: (i) Lancey, 45,000 warrants; (ii) J. Roschman, 990,000 warrants; (iii) R. Roschman, 990,000 warrants; and (iv) Magruder, 225,000 warrants. J. Roschman has agreed, when and if such warrants are earned, to transfer 500,000 of such warrants to Izor Investments.

(17) His beneficial ownership includes 50,000 shares of our common stock issuable upon exercise of options that are currently exercisable, and 12,500 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of April 5, 2004.

(18) Mr. Magruder was the Director of Carrier Relations of our subsidiary, Direct Partner Telecom until May 2004.

(19) One of our former directors who did not seek reelection in June 2002.

(20) Mr. Fowler is our Chief Technology Officer.

(21) Mr. Egan is our Chairman and Chief Executive Officer.

(22) Includes the shares that Mr. Egan is deemed to beneficially own as the controlling investor of Dancing Bear Investments, Inc. and E&C Capital Partners, LLLP and as the Trustee of each of the Michael S. Egan Grantor Retained Annuity Trusts for the benefit of his children. Also includes (i) 3,838,269 shares of our common stock issuable upon exercise of options that are currently exercisable and 971 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of April 5, 2004; (ii) 3,541,337 shares of our common stock held by Mr. Egan's wife, as to which he disclaims beneficial ownership; and (iii) 204,082 shares of our common stock issuable upon exercise of warrants at $1.22 per share owned by Mr. Egan and his wife.

(23) Ms.  Egan is the  spouse of Mr.  Egan,  our  Chairman  and Chief  Executive
Officer.

(24) Includes 204,082 shares of our common stock issuable upon exercise of warrants owned jointly by Mr. and Mrs. Egan.

(25) E&C Capital Partners, LLLP is a privately held investment vehicle controlled by our Chairman, Michael S. Egan. Our President, Edward A. Cespedes, has a minority, non-controlling interest in E&C Capital Partners, LLLP.

(26) Dancing Bear  Investments,  Inc., is  controlled  by our Chairman,  Michael
Egan.

(27) Each of these Trusts is for the benefit of one of the children of our Chairman, Michael Egan.

(28) NeoPets, Inc. is a party to an agreement with us relating to advertising and marketing. All 3,000,000 of such shares are issuable in various stages subject to meeting certain business criteria set forth in the agreement.

PLAN OF DISTRIBUTION

The Selling Stockholders, or by their pledgees, transferees or other successors in interest, may sell the shares of Common Stock from time to time in public or private transactions occurring on or off the OTC Bulletin Board, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or to dealers, who are expected to receive customary commissions or discounts. To this end, the Selling Stockholders may offer their shares for sale in one or more of the following transactions listed and described below:

      o     In the over-the-counter market, including the OTC Bulletin Board;

      o Through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of Common Stock are then listed, admitted to unlisted trading privileges or included for quotation in privately negotiated transactions;

      o     In   transactions   other   than  on  such   exchanges   or  in  the
            over-the-counter market;

      o     In connection with short sales of our common stock;

      o In ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o In block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o In purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o     In privately negotiated transactions;

      o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     In a combination of any such methods of sale; and

      o     Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the Selling Stockholders sell their shares directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, in connection with such sales, the broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell the shares as principal or both. Such commissions, concessions, allowances or discounts might be in excess of customary amounts. To comply with the securities laws of certain jurisdictions, the securities offered in this prospectus will be offered or sold in those jurisdictions only through registered or licensed broker/dealers. In addition, in certain jurisdictions the securities offered in this prospectus may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions, or unless an exemption from registration or qualification is available and is complied with. We are not aware of any definitive selling arrangement at the date of this prospectus between any Selling Stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders, but may receive certain funds upon the exercise of warrants as described under "Use of Proceeds."

In connection with the distribution of their shares, certain of the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholders.

The Selling Stockholders may also sell the shares short and redeliver the shares of Common Stock to close out the short positions.

The Selling Stockholders may also enter into option or other transactions with broker-dealers, which require the delivery of the shares to the broker-dealer.

The  Selling   Stockholders   may  also  loan  or  pledge   their  shares  to  a
broker-dealer. The broker-dealer may then sell the loaned shares or, upon a default, may sell the pledged shares.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). In that case, any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. Any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer. These shares may later be distributed, sold, pledged, hypothecated or otherwise transferred. In addition to any other applicable laws or regulations, Selling Stockholders must comply with regulations relating to distributions by Selling Stockholders, including Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

LEGAL PROCEEDINGS

On and after August 3, 2001 and as of the date of this filing, the Company is aware that six putative shareholder class action lawsuits were filed against the Company, certain of its current and former officers and directors, and several investment banks that were the underwriters of the Company's initial public offering. The lawsuits were filed in the United States District Court for the Southern District of New York. The lawsuits purport to be class actions filed on behalf of purchasers of the stock of the Company during the period from November 12, 1998 through December 6, 2000. Plaintiffs allege that the underwriter defendants agreed to allocate stock in the Company's initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. Plaintiffs allege that the Prospectus for the Company's initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. On December 5, 2001, an amended complaint was filed in one of the actions, alleging the same conduct described above in connection with the Company's November 23, 1998 initial public offering and its May 19, 1999 secondary offering. A Consolidated Amended Complaint, which is now the operative complaint, was filed in the Southern District of New York on April 19, 2002. The action seeks damages in an unspecified amount. On February 19, 2003, a motion to dismiss all claims against the Company was denied by the Court. The Company has approved a settlement agreement and related agreement which set forth the terms of a settlement between the Company, the plaintiff class and the vast majority of the other approximately 300 issuer defendants. Among other provisions, the settlement provides for a release of the Company and the individual defendants for the conduct alleged in the action to be wrongful. The Company would agree to undertake certain responsibilities, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. It is anticipated that any potential financial obligation of the Company to its plaintiffs pursuant to the terms of the settlement agreement and related agreements will be covered by existing insurance. Therefore, the Company does not expect that the settlement will involve any payment by the Company. The settlement agreement has not yet been executed. The agreement will be subject to approval by the court, which cannot be assured. We cannot opine as to whether or when a settlement will occur or be finalized. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of the litigation. Any unfavorable outcome of this litigation could have a material adverse impact on our business, financial condition and results of operations.

On  July  3,  2003,  an  action  was  commenced  against  one of  the  Company's subsidiaries, Direct Partner Telecom, Inc. ("DPT"). Global Communications Consulting Corp. v. Michelle Nelson, Jason White, VLAN, Inc., Geoffrey Amend, James Magruder, Direct Partner Telecom, Inc., et al. was filed in the Superior Court of New Jersey, Monmouth County, and removed to the United States District Court for the District of New Jersey on September 16, 2003. Plaintiff is the former employer of Michelle Nelson, a consultant of DPT. Plaintiff alleges that while Nelson was its employee, she provided plaintiff's confidential and proprietary trade secret information, to among others, DPT and certain employees, and diverted corporate opportunities from plaintiff to DPT and the other named defendants. Plaintiff asserts claims against Nelson including breach of fiduciary duty, breach of the duty of loyalty and tortious interference with contract. Plaintiff also asserts claims against Nelson and DPT, among others, for contractual interference, tortious interference with prospective economic advantage and misappropriation of proprietary information and trade secrets. Plaintiff seeks injunctive relief and damages in an unspecified amount, including punitive damages. The Answer to the Complaint, with counterclaims, was served on October 20, 2003, denying plaintiff's allegations of improper and unlawful conduct in their entirety. The parties reached an amicable resolution of this matter, including a mutual release of all claims, which was filed with the Court in April 2004.

The Company is currently a party to certain other legal proceedings, claims, disputes and litigation arising in the ordinary course of business, including those noted above. The Company currently believes that the ultimate outcome of these other proceedings, individually and in the aggregate, will not have a material adverse affect on the Company's financial position, results of operations or cash flows. However, because of the nature and inherent uncertainties of litigation, should the outcome of these actions be unfavorable, the Company's business, financial condition, results of operations and cash flows could be materially and adversely affected.

MANAGEMENT

The following table sets forth the names, ages and current positions with the Company held by our Directors and Executive Officers. There is no immediate family relationship between or among any of the Directors or Executive Officers, and the Company is not aware of any arrangement or understanding between any Director or Executive Officer and any other person pursuant to which he was elected to his current position.


                               POSITION OR OFFICE


NAME                         AGE              WITH THE COMPANY
--------------------------------------------------------------------------------

Michael S. Egan               64      Chairman and Chief Executive officer

Edward A. Cespedes            38      President and Director

Albert J. Detz                56      Chief Financial Officer

Robin S. Lebowitz             40      Vice President of Finance and Director

Paul Soltoff                  50      Chief Executive Officer of
                                      SendTec and Director

Michael S. Egan. Michael Egan has served as theglobe.com's Chairman since 1997 and as its Chief Executive Officer since June 1, 2002. Since 1996, Mr. Egan has been the controlling investor of Dancing Bear Investments, a privately held investment company. Mr. Egan is also Chairman of Certified Vacations, a privately held wholesale travel company which was founded in 1980. Certified Vacations specializes in designing, marketing and delivering vacation packages. Mr. Egan is a member of the Board of Directors of Boca Resorts, Inc. (NYSE: RST) (formerly Florida Panthers Holdings, Inc.) and a member of the Board of Directors of the Horatio Alger Association. Mr. Egan spent over 30 years in the rental car business. He began with Alamo Rent-A-Car in 1973, became an owner in 1979, and became Chairman and majority owner from January 1986 until November 1996 when he sold the company to AutoNation. In 2000, AutoNation spun off the rental division, ANC Rental (Other OTC: ANCXZ.PK), and Mr. Egan served as Chairman until October 2003. Prior to acquiring Alamo, he held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. Mr. Egan is a graduate of Cornell University where he received his Bachelor's degree in Hotel Administration.

Edward A. Cespedes. Edward Cespedes has served as a director of theglobe.com since 1997 and as President of theglobe.com since June 1, 2002. Mr. Cespedes is also the Chairman of EKC Ventures, LLC, a privately held investment company. Mr. Cespedes served as the Vice Chairman of Prime Ventures, LLC, from May 2000 to February 2002. From August 2000 to August 2001, Mr. Cespedes served as the President of the Dr. Koop Lifecare Corporation and was a member of the Company's Board of Directors from January 2001 to December 2001. From 1996 to 2000, Mr. Cespedes was a Managing Director of Dancing Bear Investments. Concurrent with his position at Dancing Bear Investments, from 1998 to 2000, Mr. Cespedes also served as Vice President for corporate development for theglobe.com where he had primary responsibility for all mergers, acquisitions, and capital markets activities. In 1996, prior to joining Dancing Bear Investments, Mr. Cespedes was the Director of Corporate Finance for Alamo Rent-A-Car. From 1988 to 1996, Mr. Cespedes worked in the Investment Banking Division of J.P. Morgan and Company, where he most recently focused on mergers and acquisitions. In his capacity as a venture capitalist, Mr. Cespedes has served as a member of the board of directors of various portfolio companies. Mr. Cespedes is the founder of the Columbia University Hamilton Associates, a foundation for university academic endowments. In 1988 Mr. Cespedes received a Bachelor's degree in International Relations from Columbia University.

Albert J. Detz. Albert Detz was appointed Chief Financial Officer of theglobe.com on June 3, 2004. From October 2002 to June 2004 Mr. Detz was retired. From January 2001 to September 2002, Mr. Detz served as Vice President, Finance for NationsRent, Inc. From July 1998 to August 2000, Mr. Detz served as Senior Vice President and Chief Financial Officer of Gerald Stevens, Inc. During 1998 and 1999, Mr. Detz additionally served as Vice President, Chief Financial Officer of Data Core Software Corporation during their development stage period. Mr. Detz worked at Blockbuster Entertainment Group, a division of Viacom Inc.
from 1991 to 1997, having most recently served as Senior Vice President and Chief Financial Officer from October 1994 to June 1997. Prior to Blockbuster, Mr. Detz served in various finance related positions including Vice President, Corporate Controller, for 11 years within the Computer Systems Division of Gould Electronics, Inc., and at Encore Computer Corporation. Prior to these experiences, Mr. Detz worked in the audit department of Coopers & Lybrand. Mr. Detz is a graduate of the Pennsylvania State University where he received his Bachelors degree in Business Administration.

Robin S. Lebowitz. Robin Lebowitz has served as a director of theglobe.com since December 2001, as Secretary of theglobe.com since June 1, 2002, and as Vice President of Finance of theglobe.com since February 23, 2004. Ms. Lebowitz also served as Treasurer of theglobe.com from June 1, 2002 until February 23, 2004 and as Chief Financial Officer of theglobe.com from July 1, 2002 until February 23, 2004. Ms. Lebowitz has worked in various capacities for the Company's Chairman, Michael Egan, for ten years. She is the Controller/Managing Director of Dancing Bear Investments, Mr. Egan's privately held investment management and holding company. Previously, Ms. Lebowitz served on the Board of Directors of theglobe.com from August 1997 to October 1998. At Alamo Rent-A-Car, she served as Financial Assistant to the Chairman (Mr. Egan). Prior to joining Alamo, Ms. Lebowitz was the Corporate Tax Manager at Blockbuster Entertainment Group where she worked from 1991 to 1994. From 1986 to 1989, Ms. Lebowitz worked in the audit and tax departments of Arthur Andersen & Co. Ms. Lebowitz received a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania; a Masters in Business Administration from the University of Miami and is a Certified Public Accountant.

Paul Soltoff. Paul Soltoff has served as Chairman of the Board and Chief Executive Officer of SendTec since its inception in February 2000. Commensurate with the SendTec merger on September 1, 2004, Mr. Soltoff continued in the position of Chief Executive Officer of SendTec, now theglobe.com's wholly owned subsidiary, and was elected to theglobe.com's Board of Directors. In 1997, Mr. Soltoff became the Chief Executive Officer of Soltoff Direct Corporation, a specialized direct marketing consulting company located in St. Petersburg, Florida. Since the inception of SendTec, Soltoff Direct Corporation has been largely inactive. Mr. Soltoff is a graduate of Temple University where he received his Bachelor of Science degree in Business Marketing in 1995.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Michael Egan, theglobe.com's Chairman and CEO, was Chairman of ANC Rental Corporation from late 2000 until October 2003 and was Chief Executive Officer of ANC Rental Corporation from late 2000 until April 4, 2002. In November 2001, ANC Rental Corporation filed voluntary petitions for relief under Chapter 11 or Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 01-11200).

Edward Cespedes, a director and the President of theglobe.com, was also a director of Dr. Koop Lifecare Corporation from January 2001 to December 2001. In December 2001, Dr. Koop Lifecare Corporation filed petitions seeking relief under Chapter 7 of the United States Bankruptcy Code.

Albert J. Detz, the Chief Financial Officer of theglobe.com, was Vice President, Finance for NationsRent, Inc. from January 2001 to September 2002. In December 2001, NationsRent, Inc. filed voluntary petitions for relief under Chapter 11 or Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 01-11628 PJW). Mr. Detz was also the Senior Vice President and Chief Financial Officer of Gerald Stevens, Inc. from July 1998 to August 2000. In April 2001, Gerald Stevens, Inc. filed voluntary petitions for relief under Chapter 11 or Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Miami Florida (Case No. 01-13984 BKC-RAM through 01-14039 BKC-RAM).

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid by us to our those persons serving as the chief executive officer at any time during the last year and our two other most highly compensated executive officers (collectively, the "Named Executive Officers"):

                                                                                    Long-Term
                                                                                 Compensation(1)
                                                                                -------------------
                                                Annual Compensation
                                     ---------------------------------------
                                                                                   Number of
                                                                                   Securities             All Other
Name and                                           Salary          Bonus           Underlying           Compensation
Principal Position                    Year           ($)            ($)            Options (#)               ($)
----------------------------------   --------    -----------    ------------    -------------------    -----------------
Michael S. Egan,                      2003          125,000          50,000           1,000,000                   -
Chairman, Chief Executive             2002                -               -           2,507,500                   -
  Officer (2)                         2001                -               -               7,500                   -

Edward A. Cespedes,                   2003          225,000          50,000             550,000                   -
President (3)                         2002          100,000          25,000           1,757,500              41,668

Robin S. Lebowitz,                    2003          137,500               -             100,000                   -
Chief Financial Officer (4)           2002           58,350          10,000             507,500                   -

(1) Included in long-term compensation for 2003 are 1,650,000 options granted during the year at $0.56 per share to the Named Executive Officers. Details of these grants may be found in the table of Options Grants in 2003 on page 27. Included in long-term compensation for 2002 are 7,500 options granted to each of Messrs. Egan and Cespedes and Ms. Lebowitz in June 2002 at an exercise price of $0.04 per share in accordance with the Company's Director Compensation Plan; 2,500,000, 1,750,000, and 500,000 options granted in June 2002 at an exercise price of $0.02 per share related to bonuses earned in 2002 for Messrs. Egan and Cespedes and Ms. Lebowitz, respectively. Included in long-term compensation for 2001 are 7,500 options granted to Mr. Egan in June 2001 at an exercise price of $0.23 in accordance with the Company's Director Compensation Plan.

(2) Mr. Egan became an executive officer in July 1998. We began paying Mr. Egan a base salary in July of 2003. We did not pay Mr. Egan a base salary in 2002 or 2001.

(3) Mr. Cespedes became President in June 2002. Prior to this, Mr. Cespedes served as a consultant to the Company and was paid $41,668 for these services.

(4) Ms. Lebowitz became an officer of the Company in June of 2002 and Chief Financial Officer in July of 2002. In February of 2004, Ms. Lebowitz became Vice President of Finance.

Mr. Albert Detz became Chief Financial Officer of the Company in June of 2004. His current base salary is $175,000 per year. He also received options to acquire 200,000 shares at an exercise price of $0.38 per share. 60,000 of these options vested immediately and the balance vest ratably on a quarterly basis over 3 years.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND 2003 YEAR-END OPTION VALUES

The following tables set forth for each of the Named Executive Officers (a) the number of options exercised during 2003, (b) the total number of unexercised options for common stock (exercisable and unexercisable) held at December 31, 2003, (c) the value of those options that were in-the-money on December 31, 2003 based on the difference between the closing price of our common stock on December 31, 2003 and the exercise price of the options on that date, and (d) the total number of options granted to such persons in 2003.

                                                              Number of Securities                 Value of Unexercised
                                                          Underlying Unexercised Stock          In-the-Money Stock Options
                                                         Options at Fiscal Year-End (#)           at Fiscal Year End (1)
                                                         -------------------------------     ----------------------------------
                              Shares
                           Acquired on       Value                              Un-                                 Un-
Name                        Exercise #      Realized      Exercisable       Exercisable      Exercisable        Exercisable
-----------------------    -------------    ---------    --------------    -------------     -------------    -----------------
Michael S. Egan                    -             -        3,837,298            7,702      $   4,053,562        $      9,363
Edward  A. Cespedes                -             -        2,456,362            8,638          2,724,562               9,363
Robin S. Lebowitz                  -             -          616,897           17,183            751,634              22,041

(1) Value represents closing price of our common stock on December 31, 2003 less the exercise price of the stock option, multiplied by the number of shares exercisable or unexercisable, as applicable.

                              OPTION GRANTS IN 2003
                                                                Percent of
                                                                   Total
                                            Number of             Options        Exercise
                                            Securities          Granted to        or Base
                                            Underlying           Employees         Price
Name                                     Options Granted          in 2003        ($/Share)         Expiration Date
-----------------------------------    ---------------------    ------------    ------------    ----------------------
Michael S. Egan                           1,000,000    (1)         25.86%           $0.56            5/22/2013
Edward A. Cespedes                          550,000    (1)         14.22%           $0.56            5/22/2013
Robin S. Lebowitz                           100,000    (1)          2.59%           $0.56            5/22/2013

(1) These options were granted on May 21, 2003, vested immediately and have a life of ten years from date of grant.

EMPLOYMENT AGREEMENTS

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT AND PRESIDENT EMPLOYMENT AGREEMENT. On August 1, 2003, we entered into separate employment agreements with our Chief Executive Officer ("CEO"), Michael S. Egan, and our President, Edward A.
Cespedes. The two employment agreements are substantially similar and each provides for the following:

      o     employment as one of our executives;

      o an annual base salary of $250,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o an annual cash bonus, which will be awarded upon the achievement of specified pre-tax operating income (not be less than $50,000 per year);

      o participation in all welfare, benefit and incentive plans (including equity based compensation plans) offered to senior management;

      o a term of employment which commenced on August 1, 2003 and continues through the first anniversary thereof. The term automatically extends for one day each day unless either the Company or executive provides written notice to the other not to further extend. The agreement provides that, in the event of termination by us without "cause" or by the executive for "good reason" (which includes a "Change of Control"), the executive will be entitled to receive from us:

            - (A) his base salary through the date of termination and an amount equal to the product of (x) the higher of (i) the executive's average annual incentive paid or payable under the Company's annual incentive plan for the last three full fiscal years, including any portion which has been earned but deferred and (ii) the annual incentive paid or payable under the Company's annual incentive plan for the most recently completed fiscal year, including any portion thereof which has been earned but deferred (and annualized if the fiscal year consists of less than twelve full months or, if during which, the executive was employed for less than twelve full months) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365;

            -     (B) any accrued vacation pay; and

            - (C) a lump-sum cash payment equal to ten (10) times the sum of executive's base salary and highest annual incentive;

            - for the continued benefit of executive, his spouse and his dependents for a period of ten (10) years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which executive, his spouse and his dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the date of termination;

            - reimbursement for any reasonable and necessary monies advanced or expenses incurred in connection with the executive's employment; and

            - executive will be vested, as of the date of termination, in all rights under any equity award agreements (e.g., stock options that would otherwise vest after the date of termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the earlier of (i) the third anniversary of the date of termination  and  (ii)  the end of the  term  of  such  awards
                  (regardless of any termination of employment restrictions therein contained) and any restricted stock held by executive will become immediately vested as of the date of termination.

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT. We also entered into an employment agreement with our then Chief Financial Officer ("CFO"), Robin Segaul Lebowitz, on August 1, 2003. Her employment agreement provides for the following:

      o     employment as one of our executives;

      o an annual base salary of $150,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o a discretionary annual cash bonus, which will be awarded at our Board's discretion;

      o participation in all welfare, benefit and incentive plans (including equity based compensation plans) offered to senior management;

      o term of employment which commenced on August 1, 2003 and continues through the first anniversary thereof. The term automatically extends for one day each day unless either the Company or executive provides written notice to the other not to further extend. The agreement provides that, in the event of termination by us without "cause" or by the executive for "good reason" (which includes a "Change of Control"), the executive will be entitled to receive from us:

            - (A) her base salary through the date of termination and an amount equal to the product of (x) the higher of (i) the executive's average annual incentive paid or payable under the Company's annual incentive plan for the last three full fiscal years, including any portion which has been earned but deferred and (ii) the annual incentive paid or payable under the Company's annual incentive plan for the most recently completed fiscal year, including any portion thereof which has been earned but deferred (and annualized if the fiscal year consists of less than twelve full months or, if during which, the executive was employed for less than twelve full months) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365;

            -     (B) any accrued vacation pay; and

            - (C) a lump-sum cash payment equal to two (2) times the sum of executive's base salary and highest annual incentive;

            - for the continued benefit of executive, her spouse and her dependents for a period of two (2) years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which executive, her spouse and her dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the date of termination;

            - reimbursement for any reasonable and necessary monies advanced or expenses incurred in connection with the executive's employment; and

            - executive will be vested, as of the date of termination, in all rights under any equity award agreements (e.g., stock options that would otherwise vest after the date of termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the earlier of (i) the third anniversary of the date of termination  and  (ii)  the end of the  term  of  such  awards
                  (regardless of any termination of employment restrictions therein contained) and any restricted stock held by executive will become immediately vested as of the date of termination.

Effective February 23, 2004, Ms. Lebowitz's employment agreement was amended. Ms. Lebowitz's new title is Vice President, Finance and effective June 1, 2004 her annual base salary is $140,000.

CHIEF FINANCIAL OFFICER AND TREASURER AGREEMENT. We also entered into an agreement with our Chief Financial Officer ("CFO") and Treasurer, Albert J. Detz, on June 3, 2004. The agreement provides for the following:

      o an annual base salary of $175,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o a grant of 200,000 options to acquire theglobe.com Common Stock at an exercise price of $0.38 per share. 60,000 of these options vested immediately and the balance vest ratably on a quarterly basis over 3 years;

      o a discretionary annual cash bonus, which will be awarded at our Board's discretion;

      o participation in all welfare, benefit and incentive plans offered to senior management of the Company; and

      o although there is no stated term of employment, in the event of termination by us after six months of employment but less than one year, the executive will be entitled to receive from us his base salary for a period of three months from the date of such termination. In the event of termination by us after one year of employment, the executive will be entitled to receive from us his base salary for a period of six months from the date of such termination.

SENDTEC CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. As part of the SendTec Acquisition, on September 1, 2004, we entered into an employment agreement with Paul Soltoff to continue as Chief Executive Officer ("CEO") of SendTec, Inc., now a wholly-owned subsidiary of the Company. His employment agreement provides for the following:

      o an annual base salary of $300,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o a discretionary annual cash bonus, which will be awarded at our Board's discretion;

      o participation in all welfare, benefit and incentive plans offered to senior management of the Company;

      o a 5 year term of employment which commenced on September 1, 2004. The agreement provides that, in the event of termination by us without "cause" or by the executive for "good reason", the executive will be entitled to receive from us: his base salary for a period of 2 years from the date of such termination; any accrued vacation pay or sick pay; and for the continued benefit of executive, his spouse and his dependents for a period of one (1) year following the date of termination, the medical, hospitalization, dental, and life insurance programs in which executive, his spouse and his dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the date of termination; and

      o customary provisions relating to confidentiality, work-product and covenants not to compete.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARRANGEMENTS WITH ENTITIES CONTROLLED BY VARIOUS DIRECTORS AND OFFICERS. On November 14, 2002, E & C Capital Partners, LLLP ("E&C Partners"), a privately held investment holding company owned by Michael S. Egan, our Chairman and CEO and a major stockholder, and Edward A. Cespedes, our President and a Director, entered into a non-binding letter of intent with theglobe.com to provide $500,000 of new financing via the purchase of shares of a new Series F Preferred Stock of theglobe.com. On March 28, 2003, the parties signed a Preferred Stock Purchase Agreement and other related documentation pertaining to the investment and closed on the investment. Pursuant to the Preferred Stock Purchase Agreement, E & C Capital Partners received 333,333 shares of Series F Preferred Stock convertible into shares of the Company's Common Stock at a price of $0.03 per share. The conversion price was subject to adjustment upon the occurrence of certain events, including downward adjustment on a weighted-average basis in the event the Company issued securities at a purchase price below $0.03 per share. If fully converted, and without regard to the anti-dilutive adjustment mechanisms applicable to the Series F Preferred Stock, an aggregate of approximately 16,666,650 million shares of Common Stock would be issuable. The Series F Preferred Stock had a liquidation preference of $1.50 per share (and was thereafter entitled to participate with the Common Stock on an "as converted" basis), and was entitled to a dividend at the rate of 8% per annum if and to the extent declared by the board and was also entitled to participate in any dividend declared on the Company's common stock. The Series F Preferred Stock also was entitled to vote on an "as converted" basis with the holders of Common Stock. In addition, as part of the $500,000 investment, E & C Partners received warrants to purchase approximately 3.3 million shares of theglobe.com Common Stock at an exercise price of $0.125 per share. The warrant was exercisable at any time on or before March 28, 2013. E & C Partners also received certain demand registration rights in connection with its investment.

On May 22, 2003, E&C Partners and certain trusts, of which Mr. Egan is the trustee, entered into a Note Purchase Agreement with the Company pursuant to which they acquired convertible promissory notes (the "Convertible Notes") in the aggregate principal amount of $1,750,000. The Convertible Notes were convertible at anytime into shares of the Company's common stock at a blended rate of $.09 per share (the Convertible Note held by E&C were convertible at approximately $.079 per share and the Convertible Notes held by the Trusts were convertible at $.10 per share), which if fully converted, would result in the issuance of approximately 19,445,000 shares. The Convertible Notes had a one year maturity date, which could be extended at the option of the holder of the Note for periods aggregating two years, and was secured by a pledge of substantially all of the assets of the Company. In addition, E&C Partners was issued a warrant to acquire 3,888,889 shares of theglobe.com common stock at an exercise price of $.15 per share. The warrant was exercisable at any time on or before May 22, 2013. E&C Partners and the trusts are entitled to certain demand and piggy-back registration rights in connection with their investment.

On February 2, 2004, Michael S. Egan (our Chairman and Chief Executive Officer) and his wife, S. Jacqueline Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired convertible promissory notes (the "Bridge Notes") in the aggregate principal amount of $2,000,000. The Bridge Notes were convertible at anytime into shares of the Company's common stock at an initial rate of $.98 per share. The conversion rate was initially adjustable based on an amount equal to the rate at which the Company sold its common stock in any subsequent qualified private offering (defined as an offering which raises a minimum of $7.5 million) (or at a 20% discount to such amount, depending upon the timing of completion, and amount of, such private offering). This conversion was subsequently adjusted to $.57 per share, which was the effective per share rate of the subsequent qualified private offering (and which is referenced elsewhere in this prospectus as the "PIPE Offering"). The Bridge Notes were due on demand from the holder, and were secured by a pledge of substantially all of the assets of the Company. The security interest was shared with the holders of the Company's Secured Convertible Notes in the principal amount of $1,750,000. The Bridge Notes paid interest at the rate of ten (10) percent per annum. In addition, the Egans were issued a warrant to acquire 204,082 shares of theglobe.com common stock at an initial exercise price of $1.22 per share. This warrant is exercisable at any time on or before February 2, 2009. The Egans are entitled to certain demand and piggy-back registration rights in connection with this investment.

On March 11, 2004, theglobe.com, inc. completed the PIPE Offering. In connection with the PIPE Offering, Mr. Egan, our Chairman, Chief Executive Officer and principal stockholder, together with certain of his affiliates and other parties, converted the $2,000,000 Bridge Note, the $1,750,000 of Secured Convertible Notes and all of the Company's outstanding shares of Series F Preferred Stock, and exercised (on a cashless exercise basis) all of the warrants issued in connection with the foregoing Secured Convertible Notes and Series F Preferred Stock, together with certain warrants issued to Dancing Bear Investments (an affiliate of Mr. Egan). As a result of such conversions and exercises, the Company issued an aggregate of approximately 48.75 million shares of Common Stock to such parties.

Interest expense on the $1,750,000 Convertible Notes totaled approximately $108,200, excluding the amortization of the discount on the Notes, during the year ended December 31, 2003. The interest remained unpaid at December 31, 2003, and was included in accrued expenses in our consolidated balance sheet. As a result of the conversion of the $1,750,000 Convertible Notes into the Company's Common Stock in March 2004, all accrued interest, including approximately $32,000 relating to the first quarter of 2004, was paid by June 30, 2004. As a result of the conversion of the $2,000,000 Bridge Note into the Company's Common Stock in March 2004, accrued interest of approximately $17,500 relating to the first quarter of 2004 was paid by June 30, 2004

Two of our directors, Mr. Egan and Ms. Lebowitz, also serve as officers and directors of Dancing Bear Investments, Inc. ("Dancing Bear"). Dancing Bear is a stockholder of the Company and an entity controlled by Mr. Egan, our Chairman.

Several entities controlled by our Chairman have provided services to the Company and two of its subsidiaries, including: the lease of office and warehouse space; and the outsourcing of customer service and warehouse functions for the Company's VoIP operations.

We sublease approximately 15,000 square feet of office space for our executive offices from Certified Vacations, a company which is controlled by our Chairman and CEO Michael Egan. The sublease commenced on September 1, 2003 and expires on July 31, 2007. The initial base rent is $18.91 per square foot on an annual basis ($283,650 annually in the aggregate) and will increase on each anniversary of the sublease by $1.50 per square foot. During 2003, approximately $148,000 of expense was recorded related to the lease of the office space. During the six months ended June 30, 2004, approximately $118,000 of expense was recorded related to the lease of the office space. In addition, from August 2003 through August 2004 we have outsourced our Customer Service function from Certified Vacations under renewable short term agreements at incremental cost, for which we paid an aggregate of $109,000 during the year ended December 31, 2003 and $111,000 during the six months ended June 30, 2004.

Beginning in August, 2003, our subsidiary, Voiceglo Holdings, Inc. ("voiceglo"), began outsourcing warehouse space and related services from Thomas Street Logistics LLC, which is controlled by our Chairman and CEO, Michael Egan, and our President, Edward Cespedes. Our agreement with Thomas Street Logistics includes secure warehouse space, equipment rental, insurance, utilities, office space, inventory management, shipping services, personnel and provisioning of our equipment for $25,000 per month and a nominal shipping and handling fee per item shipped. Effective, April 15, 2004, voiceglo terminated its arrangement with Thomas Street Logistics and has transitioned these functions to voiceglo personnel and warehouse space. During 2003, approximately $126,000 of expense was recorded for warehouse space and related out-sourcing functions. During the six months ended June 30, 2004, approximately $110,000 of expense was recorded for warehouse space and related out-sourcing functions.

In addition, as of August 15, 2004, the Company had advanced approximately $37,000 to a newly formed entity controlled by our Chairman, Global Voice Network LLC. The Company is currently negotiating an agreement with Global Voice Network to provide marketing services to voiceglo.

ARRANGEMENTS WITH RELATIVES. In March 2004, the Company engaged the services of Pay the Rent, a company controlled by the son-in-law of our Chairman and CEO, Michael Egan. Pay the Rent was contracted for the production, audio and video post-production, voice-over, and scoring of a television commercial featuring voiceglo. Payment in full in the amount of $151,200 was remitted during the six months ended June 30, 2004. In 2003, we reimbursed Pay the Rent $18,013 for marketing and promotion expenses (at cost) for a separate marketing promotion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 16, 2004 by (i) each person who owns beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each of our "Named Executive Officers" and (iv) all directors and executive officers as a group. A total of 137,960,267 shares of theglobe.com's common stock were issued and outstanding on August 16, 2004 (which does not include the securities issued as part of the SendTec Acquisition).

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated below, the address of each person named in the table below is in care of theglobe.com, inc., P.O. Box 029006, Fort Lauderdale, Florida 33302.


                                                                                Shares Beneficially Owned
                                                                    --------------------------------------------------
Directors, Named Executive Officers and 5% Stockholders                Number           Percent        Title of Class
----------------------------------------------------------------    --------------    -------------    ---------------
Dancing Bear Investments, Inc. (1).........................             8,303,148            6.0            Common
Michael S. Egan (2)........................................            58,945,216           41.5            Common
Edward A. Cespedes (3).....................................             2,460,211            1.8            Common
Robin S. Lebowitz (4)......................................               622,993              *            Common
Albert J. Detz (5)....... .................................                71,667              *            Common
E&C Capital Partners LLLP (6)..............................            32,469,012           23.5            Common
Wellington Management Company, LLP (7).....................            27,131,250           18.5            Common
All directors and executive officers as a group
  (4 persons)..............................................            62,100,087           42.8            Common


* less than 1%

(1) Dancing Bear Investments Inc.'s mailing address is P.O. Box 029006, Ft. Lauderdale, FL 33302. Mr. Egan owns Dancing Bear Investments, Inc.

(2) Includes the shares that Mr. Egan is deemed to beneficially own as the controlling investor of Dancing Bear Investments, Inc. and E&C Capital Partners, LLLP and as the Trustee of the Michael S. Egan Grantor Retained Annuity Trusts for the benefit of his children. Also includes (i) 3,840,211 shares of our common stock issuable upon exercise of options that are currently exercisable and 971 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of August 16, 2004; (ii) 3,541,337 shares of our common stock held by Mr. Egan's wife, as to which he disclaims beneficial ownership; and (iii) 204,082 shares of our common stock issuable upon exercise of warrants at $1.22 per share owned by Mr. Egan and his wife.

(3) Includes 2,459,240 shares of our common stock issuable upon exercise of options that are currently exercisable and 971 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of August 16, 2004.

(4) Includes 620,961 shares of our common stock issuable upon exercise of options that are currently exercisable, and 2,032 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of August 16, 2004.

(5) Includes 60,000 shares of our common stock issuable upon exercise of options that are currently exercisable, and 11,667 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of August 16, 2004.

(6) E&C Capital Partners, LLLP is a privately held investment vehicle controlled by our Chairman, Michael S. Egan. Our President, Edward A. Cespedes, has a minority, non-controlling interest in E&C Capital Partners, LLLP. E&C Capital Partners, LLLP's mailing address is P.O. Box 029006, Ft. Lauderdale, FL 33302.

(7) Includes 9,043,750 shares of our common stock issuable upon exercise of warrants at $0.001 per share. All of such shares and warrants are owned of record by client accounts and funds for which Wellington Management Company, LLP acts as manager or advisor. Wellington's mailing address is 75 State Street, Boston, MA 02109.

DESCRIPTION OF SECURITIES

GENERALLY

We are currently authorized to issue 203,000,000 shares of capital stock consisting of:

      o 200,000,000 shares of common stock, par value of $.001 per share ("Common Stock"), 137,960,267 shares of which were issued and outstanding as of August 16, 2004, and

      o 3,000,000 shares of preferred stock, $.001 par value, of which as of August 16, 2004, 425,000 == shares of which have been designated as "Series F Preferred Stock", of which no shares are issued and outstanding, 25,000 shares of which have been designated as "Series G Preferred Stock", of which no shares are issued and outstanding, and 250,000 shares of which have been designated Junior Participating Preferred, of which no shares are issued and outstanding, and which was created as part of the Company's stockholder rights plan. Subsequent to August 16, 2004, the Board designated a series of 180,000 shares of the Preferred Stock as "Series H Preferred Stock", of which 175,000 shares were issued as part of the SendTec Acquisition. See "Recent Events - The SendTec Acquisition."

Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The Common Stock does not have cumulative voting rights, which means that (subject to the rights of the holders of any Preferred Stock), the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. Subject to the preferential rights of the holders of shares of Preferred Stock, the holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared and paid by the Board of Directors out of funds legally available therefore. At this time, we do not anticipate paying any cash dividends for the foreseeable future. Upon liquidation or dissolution of the Company, the holders of Common Stock of the Company will be entitled to share ratably in the assets of the Company legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Holders of Common Stock have no conversion, sinking fund, redemption, preemptive or subscription rights. The rights, preferences, and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may issue in the future.

The Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 3,000,000 shares of Preferred Stock in one or more classes or series, each of such class or series to have such preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such class or series of Preferred Stock. Thus, any class or series may, if so determined by the Board of Directors, have full voting rights with the Common Stock or superior or limited voting rights, to be convertible into Common Stock or another security of the Company, and have such other preferences, relative rights and limitations as the Company's Board of Directors shall determine. As a result, any class or series of Preferred Stock could have rights which could adversely affect the voting power of the Common Stock or which could delay, defer or prevent a change in control of the Company. The shares of any class or series of Preferred Stock need not be identical. The preferences, relative rights and limitations of the Series H Preferred Stock are described under "Recent Events - The SendTec Acquisition."

OUTSTANDING OPTIONS AND WARRANTS

As of August 16, 2004, we had issued and outstanding options and warrants to acquire approximately 9,960,000 and 18,650,000 shares of our Common Stock, respectively. In addition to the warrants described above the Company also holds in escrow warrants to acquire up to 2,250,000 shares of Common Stock, subject to release over approximately the next two years (some of which may accelerate under certain events) upon the attainment of certain performance objectives. Many of the outstanding instruments representing the warrants contain anti-dilution provisions pursuant to which the exercise prices and number of shares issuable upon exercise may be adjusted.

REGISTRATION RIGHTS

The Company has filed the registration statement, which was originally declared effective on May 11, 2004 and of which this prospectus is a part, pursuant to registration rights which it granted as part of the March 2004 PIPE Offering. Pursuant to the PIPE Offering, the Company agreed to file a registration statement relating to the resale of the shares of common stock and the shares of common stock underlying the warrants (the "Underlying Shares") issued in such Offering no later than April 22, 2004. The Company further agreed to use all reasonable efforts to cause such registration statement to be declared effective no later than June 6, 2004, if the registration statement is not reviewed by the Commission, or July 6, 2004, if the registration statement is reviewed by the Commission, and to keep such registration statement effective until the earlier of (i) March 15, 2006, (ii) the date by which all of the shares and Underlying Shares have been sold pursuant to such registration statement, and (iii) the date by which the shares and Underlying Shares are eligible to be sold by non-affiliates of the Company under Rule 144(k) promulgated under the Securities Act. If the Company had failed to meet such initial filing date or effective date, the Company may have been liable for significant late fees to the investors in the PIPE Offering. This prospectus is intended to satisfy our obligations to the investors in the PIPE Offering.

Holders of substantially all other privately placed securities of the Company also have certain registration rights, including various demand registration rights which, subject to certain qualifications and deferrals, may be exercised by certain of the investors commencing after the effective date of the registration statement of which this prospectus is a part, and as to others, commencing in July 2004 and thereafter. The Company has voluntarily included, on a "piggy-back" basis, in this prospectus shares to be offered by other selling stockholders who were granted registration rights by the Company prior to the PIPE Offering.

As part of the PIPE Offering, Messrs. Egan and Cespedes, together with certain other related parties and Halpern Capital, Inc., agreed to a lock-up of their shares of Common Stock and warrants to acquire shares of Common Stock for a period of 90 days commencing with the effective date of this prospectus.

LIMITATION ON LIABILITY

Our certificate of incorporation limits or eliminates the liability of our directors or officers to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL, as amended. The DGCL provides that a director of our company shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

      o     for any breach of such person's duty of loyalty;

      o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

      o for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law; and

      o for any transaction resulting in receipt by such person of an improper personal benefit.

The certificate of incorporation also provides that the directors shall be entitled to the benefits of all limitations on the liability of directors generally that now or hereafter become available under the DGCL.

The certificate of incorporation also contains provisions indemnifying our directors, officers and employees to the fullest extent permitted by the DGCL.

We maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

RIGHTS AGREEMENT

Our board of directors adopted a Rights Agreement. Under the Rights Agreement:

      o our board of directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of our common stock; and

      o each Right entitles the registered holder a purchase from us one one-thousandth of a share of a new series of junior participating preferred stock, par value $.001 per share (the "Junior Preferred Stock"), at a price to be determined by our board of directors, per one one-thousandth of a share (the "Purchase Price"), with adjustment.

The description and terms of the Rights are described in a Rights Agreement between us and the designated Rights Agent. The description presented below is intended as a summary only and is qualified in its entirety by reference to the Rights Agreement, a form of which has been filed as an exhibit to one of previous registration statements. See "Where You Can Find More Information".

The Rights are attached to all certificates representing outstanding shares of our common stock, and no separate Right Certificates were distributed. The Rights will separate from the shares of our common stock as soon as one of the following two events occur:

      o a public announcement that, without the prior consent of our board of directors, a person or group (an "Acquiring Person"), including any affiliates or associates of that person or group, acquired beneficial ownership of securities having 15% or more of the voting power of all our outstanding voting securities. Dancing Bear Investments, Michael S. Egan, certain other designated individuals or any entities controlled by these persons are not included in the definition of Acquiring Person; and

      o ten (10) business days, or a later date as our board of directors may determine, following the commencement of, or announcement of an intention that remains in effect for five (5) business days to make, tender offer or exchange offer that would result in any person or group becoming an Acquiring Person.

We refer to the earlier of these dates as the "Distribution Date." The first date of public announcement that a person or group has become an Acquiring Person is the "Stock Acquisition Date."

Until the Distribution Date, Rights will be transferred with and only with the shares of our common stock. In addition, until the Distribution Date, or earlier redemption or expiration, of the Rights:

      o new common stock certificates issued upon transfer or new issuance of shares of common stock will contain a notation incorporating the Rights Agreement by reference; and

      o the surrender for transfer of any certificates for shares of common stock outstanding, even without a notation, will also constitute the transfer of the Rights associated with the shares of common stock represented by the certificate.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of common stock as of the close of business on the Distribution Date, and to each initial record holder of various shares of common stock issued after the Distribution Date. The separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M., New York, New York time, on the tenth (10th) anniversary of the date of issuance, unless earlier redeemed by us as described below.

If any person becomes an Acquiring Person, except by a Permitted Offer as defined below, each holder of a Right will have, under the terms of the Rights Agreement, the right (the "Flip-In Right") to receive upon exercise the number of shares of common stock, or, in the discretion of our board of directors, the number of one-thousandths of a share of Junior Preferred Stock, or, in some circumstances, our other securities, having a value immediately before the triggering event equal to two times the Purchase Price. Notwithstanding the description above, following the occurrence of the event described above, all Rights that are, or generally were, beneficially owned by any Acquiring Person or any affiliate or associate of an Acquiring Person will be null and void.

A "Permitted Offer" is a tender or exchange offer for all outstanding shares of common stock which is at a price and on terms determined, before the purchase of shares under the tender or exchange offer, by a majority of Disinterested Directors, as defined below, to be adequate, taking into account all factors that the Disinterested Directors deem relevant, and otherwise in our best interests and our stockholders' best interest, other than the person or any affiliate or associate on whose behalf the offer is being made, taking into account all factors that the Disinterested Directors may deem relevant.

"Disinterested Directors" are our directors who are not our officers and who are not Acquiring Persons or affiliates or associates of Acquiring Persons, or representatives of any of them.

If, at any time following the Stock Acquisition Date,

      o we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power; or

      o more than 50% of our assets or earning power is sold or transferred with or to an Interested Stockholder; or

      o if in the transaction all holders of shares of common stock are not offered the same consideration as any other person; then each holder of a Right, except Rights which previously have been voided as described above, shall afterwards have the right (the "Flip-Over Right") to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price. The holders of a Right will continue to have the Flip-Over Right whether or not the holder exercises or surrenders the Flip-In Right.

The Purchase Price payable, and the number of one-thousandths of a share of Junior Preferred Stock or other securities issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution in the event of any one of the following:

      o a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Preferred Stock; the grant to holders of the shares of Junior Preferred stock of various rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price;

      o or securities convertible into shares of Junior Preferred Stock with a conversion price, less then the then current market price of the shares of Junior Preferred Stock; or

      o the distribution to holders of the shares of Junior Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

The Purchase Price payable, and the number of one-thousandths of a share of Junior Preferred Stock or other securities issuable, upon exercise of the Rights may also be adjusted in the event of a stock split of the shares of common stock, or a stock dividend on the shares of common stock payable in shares of common stock, or subdivisions, consolidations or combinations of the shares of common stock occurring, in any case, before the Distribution Date.

With some exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional one-thousandths of a share of Junior Preferred Stock will be issued and, instead, an adjustment in cash will be made based on the market price of the shares of Junior Preferred Stock on the last trading day before the date of exercise.

At any time before the earlier to occur of (1) a person becoming an Acquiring Person or (2) the expiration of the Rights, we may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), which redemption shall be effective upon the action of our board of directors.
Additionally, we may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price at any one of the following times:

      o after the triggering of the Flip-In Right and before the expiration of any period during which the Flip-In Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of shares of our common stock are not offered the same consideration but not involving an Interested Stockholder, as defined in the Rights Agreement;

      o following an event giving rise to, and the expiration of the exercise period for, the Flip-In Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of our voting securities; and

      o when the Acquiring Person reduces his ownership below 5% in transactions not involving us.

The redemption of Rights described above shall be effective only as of the time when the Flip-In Right is not exercisable, and in any event, only after ten (10) business days' prior notice. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only rights of the holders of Rights will be to receive the Redemption Price.

The shares of Junior Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock we may issue, unless otherwise provided in the terms of the stock. Each share of Junior Preferred Stock will have a preferential quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of common stock, but in no event less than $1.00. In the event of liquidation, the holders of Junior Preferred Stock will receive a minimum preferred liquidation payment equal to the greater of $1.00 or 1,000 times the payment made per each share of common stock. Each share of Junior Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the Junior Preferred Stock as to dividends, liquidation and voting, and in the vent of mergers and consolidations are protected by customary anti-dilution provisions. Fractional shares of Junior Preferred Stock will be issuable; however, we may elect to distribute depositary receipts in lieu of fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading date before the date of exercise.

Until a Right is exercised, the holder will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights was not taxable to our stockholders, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of some subsequent events.

The Rights have various anti-takeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger of other business combination approved by our board of directors before the time that a person or group has acquired beneficial ownership of fifteen percent (15%) or more of our common stock since the Rights may be redeemed by us at the Redemption Price until that time.

"Interested Stockholder" means any Acquiring Person or any of their affiliates or associates, or any other person in which an Acquiring Person or their affiliates or associates have in excess of five percent (5%) of the total combined economic or voting power, or any person acting in concert or on behalf of any Acquiring Person or their affiliates or associates.

DELAWARE LAW AND VARIOUS CHARTER AND BY-LAWS PROVISIONS

DELAWARE LAW. We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three (3) years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, in some cases, within three (3) years prior, did own, fifteen percent (15%) or more of the corporation's voting stock. Under Section 203, a business combination between the Company and an interested stockholder is prohibited unless it satisfies one of the following three (3) conditions:

      o our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances; and

      o the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

SPECIAL MEETINGS. Our by-laws provide that special meetings of stockholders for any purpose or purposes can be called only upon the request of our chairman of the board, our president, our board of directors, or the holders of shares entitled to at least a majority of the votes at the meeting.

AMENDMENT OF OUR BY-LAWS. To adopt, repeal, alter or amend the provisions of our by-laws, our by-laws require either the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of our capital stock entitled to vote on the matter or by our board of directors.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS. Our by-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of our stockholders. These procedures provide that only persons who are nominated by or at the direction of our board of directors, or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. Further, these procedures provide that at an annual meeting, the only business that may be conducted is the business that has been specified in the notice of the meeting given by, or at the direction of, our board of by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring that business before the meeting.

Under these procedures, notice of stockholder nominations to be made or business to be conducted at an annual meeting must be received by us not less than 60 days nor more than 90 days before the date of the meeting, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, the 10th day following the earlier of (1) the day notice was mailed, or (2) the day public disclosure was made. Under these procedures, notice of a stockholder nomination to be made at a special meeting at which directors are to be elected must be received by us not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Under our by-laws, a stockholder's notice nominating a person for election as a director must contain specific information about the proposed nominee and the nominating stockholder. If our chairman determines that a nomination was not made in the manner described in our by-laws, the nomination will be disregarded. Similarly, a stockholder's notice proposing the conduct of business must contain specific information about the business and about the proposing stockholder. If our chairman determines that business was not properly brought before the meeting in the manner described in our by-laws, the business will not be conducted.

By requiring advance notice of nominations by stockholders, our by-laws afford our board an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by our board, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, our by-laws also provide an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, provides our board with an opportunity to inform stockholders, before meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our board's position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend a meeting or to grant a proxy regarding the disposition of any business.

Although our certificate does not give our board any power to approve or disapprove stockholder nominations of the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of these nominees or proposals might be harmful or beneficial to us and our stockholders.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

VALIDITY OF SECURITIES

Proskauer Rose LLP will pass on the validity of the common stock offered under this prospectus for the Company.

EXPERTS

The consolidated financial statements of theglobe.com are included herein and in the registration statement in reliance upon the report of Rachlin Cohen & Holtz LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SendTec, Inc. included in this document have been included herein and in the registration statement in reliance upon the report of Gregory, Sharer & Stuart, P.A., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

Article VI of the By-laws requires the Company to indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) brought by reason of the fact that he or she is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefits plan against expenses (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, penalties and amounts paid in settlement) incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article VI of the Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Company has entered into indemnification agreements with certain of its directors and officers. These agreements provide, in general, that the Company will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of the Company or its Affiliates (as defined therein) to the fullest extent permitted by Delaware Law.

The Company maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

OVERVIEW

theglobe.com, inc. (the "Company" or "theglobe") was incorporated on May 1, 1995 (inception) and commenced operations on that date. Originally, theglobe.com was an online community with registered members and users in the United States and abroad. That product gave users the freedom to personalize their online experience by publishing their own content and by interacting with others having similar interests. However, due to the deterioration of the online advertising market, the Company was forced to restructure and ceased the operations of its online community on August 15, 2001. The Company then sold most of its remaining online and offline properties. In October 2001, the Company sold all of the assets used in connection with the Games Domain and Console Domain websites to British Telecommunications plc, and all of the assets used in connection with the Kids Domain website to Kaboose Inc. In February 2002, the Company sold all of the assets used in connection with the Happy Puppy website to Internet Game Distribution, LLC.

On June 1, 2002, Chairman Michael S. Egan and Director Edward A. Cespedes became Chief Executive Officer and President of the Company, respectively. The Company continues to operate its Computer Games print magazine and the associated website Computer Games Online (www.cgonline.com), as well as the games distribution business of Chips & Bits, Inc. (www.chipsbits.com). The Company continues to actively explore a number of strategic alternatives for its remaining online and offline game properties, including continuing its operations or selling some or all of these properties. We may also enter into additional or different lines of business. Except as described below, we have no current arrangements or understanding by which we may enter into new or additional lines of business.

On November 14, 2002, the Company acquired certain Voice over Internet Protocol ("VoIP") assets and is now aggressively pursuing opportunities related to this acquisition under the brand name, voiceglo. In exchange for the assets, the Company issued warrants to acquire 1,750,000 shares of its Common Stock and an additional 425,000 warrants as part of an earn-out structure upon the attainment of certain performance targets. The earn-out performance targets were not achieved and the 425,000 earn-out warrants expired on December 31, 2003.

In February 2003, the Company committed to fund operating expenses of a development stage Internet venture at the Company's discretion in the form of a loan. As of June 30, 2004 and December 31, 2003, approximately $0.7 million and $0.5 million, respectively, had been advanced to the venture. We have the option to acquire this development stage venture in exchange for the issuance of an aggregate of 1,500,000 shares of our common stock.

On May 28, 2003, the Company acquired Direct Partner Telecom, Inc. ("DPT"), a company engaged in VoIP telephony services in exchange for 1,375,000 shares of the Company's Common Stock and the issuance of warrants to acquire 500,000 shares of the Company's Common Stock. The transaction included an earn-out arrangement whereby the former stockholders of DPT may earn additional warrants to acquire up to 2,750,000 shares of the Company's Common Stock at an exercise price of $0.72 per share upon the attainment of certain performance targets by DPT over approximately a three year period following the date of acquisition. The performance targets for the first 500,000 of these earn-out warrants were not achieved and expired on March 31, 2004. Subject to certain qualifications, the warrants will also accelerate and be deemed earned in the event of a "change in control" of the Company, as defined in the acquisition documents. DPT was a specialized international communications carrier providing VoIP communications services to emerging countries. DPT is headquartered in Ft. Lauderdale, Florida with switching facilities in New York, New York and Miami, Florida. The DPT network provides "next generation" packet-based telephony and value added data services to carriers and businesses in the United States and Internationally.

The Company acquired all of the physical assets and intellectual property of DPT and originally planned to continue to operate the company as a subsidiary and engage in the provision of VoIP services to other telephony businesses on a wholesale transactional basis. In the first quarter of 2004, the Company decided to suspend DPT's wholesale business and dedicate the DPT physical and intellectual assets to its retail VoIP business. As a result, the Company wrote off the goodwill associated with the purchase of DPT and intends to employ these physical assets in the build out of the VoIP network.

As of June 30, 2004, the Company's revenue sources were principally from the sale of print advertising in its Computer Games magazine; the sale of video games and related products through Chips & Bits, Inc., its games distribution business; and the sale of its Computer Games magazine through newsstands and subscriptions. Management's intent, going forward, is to devote substantial monetary, management and human resources to the Company's retail VoIP business.

OUR PRODUCTS AND SERVICES

As of June 30, 2004, we managed two primary lines of business. One line consists of our historical network of three wholly-owned businesses, each of which specializes in the games business by delivering games information and selling games in the United States and abroad. These businesses are: our print publication Computer Games Magazine; our Computer Games Online website (www.cgonline.com), which is the online counterpart to Computer Games Magazine; and our Chips & Bits, Inc. (www.chipsbits.com) games distribution company. Management of the Company continues to actively explore a number of strategic alternatives for its remaining online and offline game properties, including continuing its existing operations and using its cash on hand, selling some or all of these properties and/or entering into new or different lines of business.

The second line of business, VoIP telephony services, includes voiceglo Holdings, Inc., a wholly-owned subsidiary of theglobe.com that offers VoIP-based phone service. The term "VoIP" refers to a category of hardware and software that enables people to use the Internet to make phone calls.

OUR VOICE OVER INTERNET PROTOCOL ("VOIP") BUSINESS. The use of the Internet to provide voice communications services is becoming more prevalent as new providers enter the market and the technology becomes more accepted. According to Insight Research, VoIP-based services will grow from $13.0 billion in 2002 to nearly $197.0 billion in 2007. VoIP technology translates voice into data packets, transmits the packets over data networks and reconverts them into voice at their destination. Unlike traditional telephone networks, VoIP does not require dedicated circuits to complete telephone calls. Instead, VoIP networks can be shared by multiple users for voice, data and video simultaneously. These types of data networks are more efficient than dedicated circuit networks because they are not restricted by "one-call, one-line" limitations of traditional telephone networks. Accordingly, improved efficiency creates cost savings that can be passed on to the consumer in the form of lower rates.

Development of our VoIP Business. On November 14, 2002, we entered the VoIP business by acquiring certain software assets from Brian Fowler. Today those assets serve as the foundation of the products we offer and market under the brand names, "voiceglo" and "GloPhone."

On May 28, 2003, the Company acquired DPT, a company engaged in VoIP wholesale telephony services. At the time we acquired DPT, it was a specialized international communications carrier providing wholesale VoIP communications services to emerging countries. In the first quarter of 2004, we decided to suspend DPT's wholesale business and dedicate the DPT physical and intellectual assets to our retail VoIP business.

During the third quarter of 2003, the Company launched its first suite of consumer and business level VoIP services. These services allow consumers and enterprises to communicate using VoIP technology for dramatically reduced pricing compared to traditional telephony networks. The services also offer traditional telephony features such as voicemail, caller ID, call forwarding, and call waiting for no additional cost to the consumer, as well as incremental services that are not currently supported by the public switched telephone network ("PSTN") like the ability to use numbers remotely and voice to email services.

The Company now offers VoIP services, on a retail basis, to individual consumers and small businesses and currently offers two primary types of services:

      o Browser-Based - a full functioning telephone that resides on the computer desktop and also includes a web-based solution. The only system requirements are a browser and an Internet connection. The Company is seeking a patent to protect its position. The browser-based product works on broadband, dial-up and wi-fi Internet connections and can optionally be used with a USB phone.

      o Hardware-Based - a traditional phone line replacement service. Requires a voiceglo adapter, a regular phone and an Internet connection or can optionally be used with a USB phone directly over a user's computer if desired. The service works on broadband, dial-up and wi-fi Internet connections.

The browser-based product is marketed under the name "GloPhone":

      o Users acquire the GloPhone by downloading a simple "plug-in" to their browsers. The download is a simple process and once it's completed, the user's browser is enabled for voice communications;

      o Users choose their GloPhone service from a variety of packages offered as part of the download process and are enabled with a working United States telephone number;

      o     GloPhone users speak free to other GloPhone users;

      o The GloPhone is used by either utilizing the computer's microphone and speakers or using an external device, such as a USB phone; and

      o GloPhone users can use their service when traveling through the "GloPhone Express" web-based application.

The home and business replacement products are marketed as different "packages" under the "voiceglo" brand:

      o The home and business replacement products are meant to "replace" existing traditional phone service with voiceglo's service;

      o     User's  can   purchase  a  voiceglo   adapter  that  allows  use  of
            traditional telephone handsets with the voiceglo service;

      o All voiceglo packages include features such as caller ID, call waiting, etc.; and

      o     voiceglo users speak free to other voiceglo users.

Sales and Marketing. The Company is currently developing its product sales and distribution strategy. The Company may market its services over a wide range of distribution channels that may include: television infomercials, print media advertising and Internet advertising and structured customer referral programs. The Company is currently selling some of its services through both direct and indirect sales channels (value-added resellers).

Development of our Network and Carrier Relationships; Equipment Suppliers. In order to offer our services we have invested substantial time, capital and other resources on the development of our VoIP network. Our VoIP network is comprised of switching hardware and software, servers, billing and inventory systems, and telecommunication carrier services. We own and operate VoIP switch equipment in Miami and New York, and interconnect these switches utilizing a leased transport network through numerous carrier agreements with third party providers. Through these carrier relationships we are able to carry the traffic of our customers over the Internet and interact with the PSTN. In general, we enter into from one to five year agreements with these carriers pursuant to which, in exchange for allocating and dedicating availability on their networks, we undertake to provide minimum usage of these networks. The greater the minimum usage, the lower our per minute charge for such usage, assuming full utilization of such minutes. Given the recent introduction of our retail service offerings, our minimum commitments under these carrier agreements presently greatly exceed our actual usage. These Carrier relationships also provide the Company with a leased network for telephone numbers, or "footprint", in more than 100 area codes in approximately 34 states. The network also provides for both domestic and international call termination. Although other sources of supply are available, to assure a reliable source of supply for our VoIP offering, we have entered into contracts with two principal suppliers for telephony handsets and adapters related to our VoIP services. Handsets or adapters allow our customers to more easily use their computers as telephones. Pursuant to our agreement with the handset supplier we have committed to purchase, subject to satisfaction of certain performance criteria relating to the handsets, a substantial number of handsets by the end of 2004. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources".

Research and Development. Internet telephony is a technical service offering. As a technology, basic VoIP service, although complex, is well-understood and has been adapted by many companies that are selling basic services to consumers and businesses worldwide. The Company, however, believes that in order to be competitive and differentiate itself among its peers, it must continuously upgrade its service offering. To that end, the Company is engaged in a program of continuous development of its products. Since the initial launch of its VoIP service, the Company has introduced a number of new features which have increased the functionality of the products. Several major upgrades to the Company's offerings are anticipated in 2004.

OUR COMPUTER GAMES BUSINESS

Computer Games Magazine. Computer Games Magazine is a consumer print magazine for gamers.

- As a leading consumer print publication for games, Computer Games magazine boasts: a reputation for being a reliable, trusted, and engaging games magazine; more editorial, tips and hints than most other similar magazines; a knowledgeable editorial staff providing increased editorial integrity and content; and, broad-based editorial coverage, appealing to a wide audience of gamers.

- One of the most popular features of Computer Games is a CD ROM containing game demos, which comes bundled monthly with the magazine in all newsstand editions and a portion of copies mailed to subscribers.

Computer Games Online. Computer Games Online (www.cdmag.com) is the online counterpart to Computer Games magazine. Computer Games Online is a source of free computer games news and information for the sophisticated gamer, featuring news, reviews and previews, along with a powerful Web-wide search engine.

- Features of Computer Games Online include: game industry news; truthful, concise reviews; first looks, tips and hints; multiple content links; thousands of archived files; and, easy access to game buying.

Chips & Bits. Chips & Bits (www.chipsbits.com) is a games distribution business that attracts customers in the United States and abroad. Chips & Bits covers all the major game platforms available, including Macintosh, Window-based PCs, Sony PlayStation, Sony PlayStation2, Microsoft's Xbox, Nintendo 64, Nintendo's GameCube, Nintendo's Game Boy, and Sega Dreamcast, among others.

Advertising. We continue to attract major advertisers to our Computer Games print magazine, which is a widely respected consumer print magazine for gamers. During the six months ended June 30, 2004 and the year ended December 31, 2003, no single advertiser accounted for more than 10% of total net revenue. For the twelve months ended December 31, 2003, over 40 clients advertised in our Computer Games magazine. Following a series of cost reduction measures and restructuring, we currently have an internal advertising sales staff of two (2) professionals, both of whom are dedicated to selling advertising space in our Computer Games print magazine. Although these professionals focus on developing long-term strategic relationships with clients as they sell advertisements in our Computer Games print magazine, most of our actual advertising contracts are for periods of one to three months. All compensation to our sales personnel is commission based.

In 2003 we hired an entertainment editor based in Los Angeles to develop an entertainment publication that has been delivered within Computer Games magazine starting in Spring, 2004. The new magazine, NowPlaying, covers movies, DVD, television, music, games, comics and anime, and is designed to fulfill the wider pop culture interests of our current readers and to attract a more diverse group of advertisers; autos, television, telecommunications and film to name a few. Additional sales staff needs are anticipated to be minimal.

COMPETITION

TELEPHONY BUSINESS. The telecommunications industry has experienced a great deal of instability during the past several years. During the 1990s, forecasts of very high levels of future demand brought a significant number of new entrants and new capital investments into the industry. New global carriers were joined by many of the largest traditional carriers and built large global or regional networks to compete with the global wholesalers. However, in the last three years many of the new global carriers and many industry participants have either gone through bankruptcy or no longer exist. The networks were built primarily to meet the expected explosion in bandwidth demand from data, with specific emphasis upon Internet applications. Those forecasts have not materialized, telecommunications capacity now far exceeds actual demand, and the resulting marketplace is characterized by fierce price competition as traditional and next generation carriers compete to secure market share. Resulting lower prices have eroded margins and have kept many carriers from attaining positive cash flow from operations.

During the past several years, a number of companies have introduced services that make Internet telephony or voice services over the Internet available to businesses and consumers. All major telecommunications companies, including entities like AT&T, Sprint and MCI, as well as iBasis, Net2Phone and deltathree, compete or can compete directly with us.

Our competitors can be divided into domestic competitors and international competitors. The international market is highly localized. In markets where telecommunications have been fully deregulated, the competition continues to increase. In newly deregulated markets even new entrants to the VoIP space can rapidly capture significant market share. Competitors in these markets include both government-owned and incumbent phone companies, as well as emerging competitive carriers. The principle competitive factors in this marketplace include: price, quality of service, distribution, customer service, reliability, network capacity, and brand recognition. The long distance market in the US, against whom the Company competes, is highly competitive. There are numerous competitors in the pure play VoIP space and we expect to face continuing competition from these existing, as well as new, competitors. The principle competitive factors in the marketplace include those identified above, as well as enhanced communications services. Our competitors include such VoIP services companies such as Net2Phone, Skype, Vonage, Go2Call and deltathree.

Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater brand recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies which may hinder our ability to market our voice services. We believe that our key competitive advantages are a function of our continuing research and development, including our two method patents pending:

      o Linking a telephone number to an IP address, allowing anyone, anywhere in the world to dial a traditional telephone number to originate a call to the distinct IP address of a voiceglo customer; and

      o Browser to telephone interface, which turns any browser into a voice enabled communications device and includes many features commonly available from traditional telephone service providers.

There can be no assurance that we will be successful in our efforts to patent this technology.

COMPUTER GAMES BUSINESS. Competition among games print magazines is high. We compete for advertising and circulation revenues principally with publishers of other technology and games magazines with similar editorial content as our magazine. The technology magazine industry has traditionally been dominated by a small number of large publishers. We believe that we compete with other technology and games publications based on the nature and quality of our magazines' editorial content and the attractive demographics of our readers. In recent years, demand for online and PC based games has decreased as non PC based game consoles, including those from Sony (PlayStation II), Microsoft (X-Box) and Nintendo (Game Boy and GameCube), have made major product advancements.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

We regard substantial elements of our Websites and underlying technology as proprietary. In addition, we have developed in our VoIP business certain technologies which we believe are proprietary and are seeking to develop additional propriety technology. We attempt to protect these assets by relying on intellectual property laws. We also generally enter into confidentiality agreements with our employees and consultants and in connection with our license agreements with third parties. We also seek to control access to and distribution of our technology, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trademarks in the United States and internationally and we are currently pursuing patent protection for certain of our VoIP technology, including certain technology related to our linkage of a telephone number to an IP address and our browser to telephone interface.

Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our services are made available through the Internet. Policing unauthorized use of our proprietary information is difficult. Existing or future trademarks or service marks applied for or registered by other parties and which are similar to ours may prevent us from expanding the use of our trademarks and service marks into other areas.
Enforcing our patent rights could result in costly litigation. Our patent applications could be rejected or any patents granted could be invalidated in litigation. Should this happen, we would lose a significant competitive advantage. Additionally, our competitors or others could be awarded patents on technologies and business processes that could require us to significantly alter our technology, change our business processes or pay substantial license and royalty fees. (See "Risk Factors-We rely on intellectual property and proprietary rights.")

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

IN GENERAL. We are subject to laws and regulations that are applicable to various Internet activities. There are an increasing number of federal, state, local and foreign laws and regulations pertaining to the Internet and telecommunications, including Voice Over Internet Protocol ("VoIP" or "Internet Telephony"). In addition, a number of federal, state, local and foreign legislative and regulatory proposals are under consideration. Laws or regulations have been and may continue to be adopted with respect to the Internet relating to, among other things, fees and taxation of VoIP telephony services, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. Changes in tax laws relating to electronic commerce could materially affect our business, prospects and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet or VoIP telephony services, may impose additional burdens on electronic commerce or may alter how we do business.

New laws and regulations may increase our costs of compliance and doing business, decrease the growth in Internet use, decrease the demand for our services or otherwise have a material adverse effect on our business.

VOIP REGULATION. The use of the Internet and private IP networks to provide voice communications services over the Internet is a relatively recent market development. Although the provision of such services is currently permitted by United States federal law and largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provision of voice communications services over the Internet or private IP networks.

In the United States, the Federal Communications Commission ("FCC") has so far declined to make a general conclusion that all forms of IP telephony services constitute telecommunications services (rather than information services). The FCC's Internet Policy Working Group was established to assist the FCC in identifying, evaluating, and addressing policy issues that will arise as telecommunications services move to Internet based platforms. It has held a forum on VoIP issues to study and discuss issues including regulatory classification and has held two solutions summits regarding VoIP: the first solutions summit focused on VoIP solutions for E911 issues and the second solutions summit focused on VoIP solutions for disability access issues. On
March 10, 2004, the FCC released its IP-enabled Services Notice of Proposed Rulemaking which included guidelines and questions upon which it is seeking public comment to determine what regulation, if any, will govern companies that provide VoIP services. Specifically, the FCC has expressed an intention to further examine the question of whether certain forms of phone-to-phone VoIP services are information services or telecommunications services. The two are treated differently in several respects, with certain information services being regulated to a lesser degree than telecommunications services. The FCC has noted that certain forms of phone-to-phone VoIP services bear many of the same characteristics as more traditional voice telecommunications services and lack the characteristics that would render them information services. The FCC has indicated that the mechanisms for contributing to the Universal Service Fund, issues as to applicability of access charges and other matters will be considered in that context. On March 10, 2004, (on the same day that the FCC released its IP-Enabled Services Notice of Proposed Rulemaking), in a response to a petition by Pulver.com which sought a declaration that Pulver.com's Free World Dialup ("FWD") is neither telecommunications nor a telecommunications service, the FCC ruled that Pulver.com's FWD offering is an unregulated information service subject to the Commission's jurisdiction. The ruling specifically does not address whether traditional phone regulations might apply to VoIP services in which end users interconnect with the traditional telephone system.

In April 2004, in response to a petition by AT&T which sought a declaration to preclude local exchange carriers from imposing access charges on certain AT&T "phone-to-phone" IP telephony services the FCC ruled that the service that AT&T described is a telecommunications service upon which interstate access charges may be assessed. However, the FCC emphasized that its decision is limited to the type of service described by AT&T in that proceeding, i.e., an interexchange service that: (1) uses ordinary customer premises equipment (CPE) with no enhanced functionality; (2) originates and terminates on the public switched telephone network (PSTN); and (3) undergoes no net protocol conversion and provides no enhanced functionality to end users due to the provider's use of IP technology.

If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes, licensing or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the universal service fund or other charges. In August 2004, the FCC issued a Notice of Proposed Rulemaking in which it tentatively concluded that providers of VoIP services that the Department of Justice, Federal Bureau of Investigation, and Drug Enforcement Agency (collectively, "Law Enforcement") characterize as "managed" or "mediated" are subject to the Communications Assistance for Law Enforcement Act ("CALEA") as telecommunications carriers under the "Substantial Replacement Provision." The Substantial Replacement Provision describes the unique definition of
"telecommunications carrier" in CALEA to include entities that provide "a replacement for a substantial portion of the local telephone exchange service." Law Enforcement describes managed or mediated VoIP services as those services that offer voice communications calling capability whereby the VoIP provider acts as a mediator to manage the communication between its end points and to provide call set up, connection, termination, and party identification features, often generating or modifying dialing, signaling, switching, addressing or routing functions for the user. Law Enforcement distinguishes managed communications from "non-managed" or "peer-to-peer" communications, which involve disintermediated communications that are set up and managed by the end user via its customer premises equipment or personal computer. In these non-managed, or disintermediated, communications, the VoIP provider has minimal or no involvement in the flow of packets during the communication, serving instead primarily as a directory that provides users' Internet web addresses to facilitate peer-to-peer communications. In this proceeding, the FCC has requested comment on the appropriateness of this distinction between managed and non-managed VoIP communications for purposes of CALEA.

Regulations  requiring  compliance  with the  Communications  Assistance for Law
Enforcement Act, or provision of enhanced 911 services could also place a significant financial burden on us. The imposition of any such additional fees, charges, taxes, licenses and regulations on VoIP services could materially increase our costs and may reduce or eliminate the competitive pricing advantage we seek to enjoy.

Although Internet telephony and VoIP services are presently largely unregulated by the state governments, such state governments and their regulatory authorities may assert jurisdiction over the provision of intrastate IP communications services where they believe that their telecommunications regulations are broad enough to cover regulation of IP services. A number of state regulators have recently taken the position that VoIP providers are telecommunications providers and must register as such within their states. VoIP operators have resisted such registration on the position that VoIP is not, and should not be, subject to such regulations because VoIP is an information service, not a telecommunication service. In a recent federal court decision, the Minnesota Public Utilities Commission was enjoined in its attempt to enforce traditional phone regulations against Vonage, a VoIP provider. This case is currently on appeal in the United States Court of Appeals for the Eighth Circuit. In addition, other states are not bound by that decision and may reject the VoIP operator's position and may seek to subject us to regulation and require us to pay associated charges and taxes. Various state regulatory authorities have initiated proceedings to examine the regulatory status of Internet telephony services, and in several cases rulings have been obtained to the effect that the use of the Internet to provide certain intrastate services does not exempt an entity from paying intrastate access charges in the jurisdictions in question. As state governments, courts, and regulatory authorities continue to examine the regulatory status of Internet telephony services, they could render decisions or adopt regulations affecting providers of Internet telephony services or requiring such providers to pay intrastate access charges or to make contributions to universal service funding. Should the FCC determine to regulate IP services, states may decide to follow the FCC's lead and impose additional obligations as well.

The regulatory treatment of IP communications outside the United States varies significantly from country to country. Some countries currently impose little or no regulation on Internet telephony services, as in the United States. Other countries, including those in which the governments prohibit or limit competition for traditional voice telephony services, generally do not permit Internet telephony services or strictly limit the terms under which those services may be provided. Still other countries regulate Internet telephony services like traditional voice telephony services, requiring Internet telephony companies to make various telecommunications service contributions and pay other taxes.

More aggressive regulation of Internet telephony providers and VoIP services may adversely affect our VoIP business operations, and ultimately our financial condition, operating results and future prospects.

CERTAIN OTHER REGULATION AFFECTING THE INTERNET. In the United States, Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy and taxation. In addition, Congress and other federal entities are considering other legislative and regulatory proposals that would further regulate the Internet. Congress has, for example, considered legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy and digital signatures. Various states have adopted and are considering Internet-related legislation. Increased U.S. regulation of the Internet may slow its growth, particularly if other governments follow suit, which may negatively impact the cost of doing business over the Internet and materially adversely affect our business, financial condition, results of operations and future prospects. Legislation has also been proposed that would clarify the regulatory status of VoIP service. The Company has no way of knowing whether legislation will pass or what form it might take. Domain names have been the subject of significant trademark litigation in the United States and internationally. The current system for registering, allocating and managing domain names has been the subject of litigation and may be altered in the future. The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies are anticipated to establish additional top-level domains and may appoint additional domain name registrars or modify the requirements for holding domain names, any or all of which may dilute the strength of our names. We may not acquire or maintain our domain names in all of the countries in which our websites may be accessed, or for any or all of the top-level domain names that may be introduced.

Internationally, the European Union has also enacted several directives relating to the Internet. The European Union has, for example, adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect or transmit information over the Internet from individuals in European Union member states, and will impose restrictions that are more stringent than current Internet privacy standards in the U.S. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy.

EMPLOYEES

As of August 16, 2004, we had approximately 81 active full-time employees. Our future success depends, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel. Competition for these persons is intense. From time to time, we also employ independent contractors to support our network operations, research and development, marketing, sales and support and administrative organizations. Our employees are not represented by any collective bargaining unit and we have never experienced a work stoppage. We believe that our relations with our employees are good.

                                  RECENT EVENTS

ACQUISITION OF SENDTEC

On September 1, 2004, we closed upon an agreement and plan of merger dated August 31, 2004 (the "Merger Agreement") pursuant to which we acquired all of the issued and outstanding shares of capital stock of SendTec, Inc., a Florida corporation based in St. Petersburg, Florida ("SendTec") through a merger of SendTec with theglobe's wholly owned subsidiary, SendTec Acquisition Corp. Pursuant to the terms of the merger, in consideration for the acquisition of SendTec, theglobe paid (or will pay) consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of theglobe's common stock, (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (which as more fully described below, is convertible into 17,500,000 shares of theglobe's common stock) (the "Preferred Stock"), and (iv) a subordinated promissory note in the amount of $1 million (the "Note") (collectively, the "Initial Merger Consideration"). In addition, warrants to acquire shares of common stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million (the "Income Target"), for the year ending December 31, 2005 (the "Earn-out Consideration" and collectively with the Initial Merger Consideration, the "Merger Consideration"). The number of earn-out warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%). If and to the extent the warrants are earned, the exercise price of the performance warrants would be $0.27 per share and they will be exercisable for a period of 5 years. The Note bears interest at the rate of 4% per annum and matures in one lump sum of principal and interest on September 1, 2005. theglobe paid the cash portion of the consideration issued in the Merger from funds which it received from its private offering of approximately $28.6 million in March of 2004.

The Merger Consideration will be distributed pro rata to the shareholders of SendTec in accordance with their respective ownership interests, except for any shareholder of SendTec who elects to dissent from the Merger and follows applicable Florida law for the exercise of dissenters' rights (whom would instead receive the cash value of their shares following a statutorily prescribed appraisal procedure). As of September 7, 2004, the holders of 86.71% of SendTec's shares had voted in favor of the Merger and no shareholder had notified SendTec that he or she intended to dissent from the Merger. The remaining shareholders of SendTec have until on or about September 30, 2004, to provide notice of, and to otherwise follow the procedures for, the exercise of dissenter's rights.

As part of the Merger, 100,000 shares of Preferred Stock (convertible into 10 million shares of common stock) (the "Escrow Shares") are being held in escrow for potential recovery by us in the event of a breach of the Merger Agreement by SendTec or its former shareholders. In general, the Escrow Shares, together with the sums due under the Note, are the sole source of recourse against the shareholders of SendTec in the event of breach of the Merger Agreement and theglobe would not have recourse against the cash portion or other shares of common stock or Preferred Stock distributed to the SendTec shareholders as part of the Merger Consideration. Assuming no claims are then pending, the Escrow Shares will be distributed to SendTec shareholders after expiration of one year from the date of closing.

Except as provided by law, the Preferred Stock will vote with the holders of common stock on all matters on an "as-converted" basis, other than the Capital Amendment described below as to which it will not vote. The Preferred Stock will automatically convert into shares of theglobe's common stock on a 1 for 100 basis at such time as theglobe files an amendment to its certificate of incorporation with the Delaware Secretary of State's Office to increase its authorized shares of common stock from 200,000,000 to at least 300,000,000 (the "Capital Amendment"). theglobe intends to seek shareholder authorization for such amendment at its annual meeting of stockholders anticipated to be held in November or December, 2004. Five of the former shareholders of SendTec (whom collectively received approximately 82% of the shares of common stock issued in the Merger, together with theglobe's Chairman, Michael Egan (together with certain affiliates which he controls), have agreed to vote (or have granted proxies to so vote) in favor of the Capital Amendment. After giving effect to the proxies from such former SendTec shareholders, Mr. Egan controls the vote over approximately 69.25 million of theglobe's 156 million issued and outstanding shares of common stock (after giving affect to the shares of common stock which may be issued in the Merger). The Capital Amendment will be approved if the holders of a majority of the outstanding shares of common stock vote in its favor.

In the event that the Capital Amendment is not approved for any reason at the annual meeting then on the 10th day following the failure to approve the Capital Amendment, the remaining shares of Preferred Stock will automatically convert into whatever number of shares of Common Stock which theglobe then has remaining available for issuance (after giving affect to approximately 32.1 million shares reserved for issuance under previously outstanding options and warrants), less up to 3 million additional shares as may be designated by theglobe. After giving effect to the reservation of shares underlying outstanding options and warrants to acquire shares of theglobe's common stock (including options issued in connection with the Merger) and the shares of common stock issued in the Merger, theglobe presently has issued and outstanding (or reserved for issuance) approximately 197 million shares of common stock, leaving a maximum of approximately 3 million shares (assuming no further shares of common stock are issued prior to such date) which could be further issued upon conversion of the Preferred Stock absent the increase in common stock contemplated by the Capital Amendment or other arrangements satisfactory to the holders of any options or warrants to acquire shares. With regard to any shares of Preferred Stock which theglobe does not automatically convert into shares of common stock, the holders of the Preferred Stock may thereafter convert such remaining Preferred Stock into a subordinated promissory note (a "Conversion Note") from theglobe. If issued, the Conversion Note will be due in one lump sum on the later of the first anniversary of its issuance or December 31, 2005 and will bear interest at the rate of 4% per annum. The principal amount of the Conversion Note would be equal to the product of (A) the number of shares of theglobe's common stock that would have been issued upon conversion of the shares of the Preferred Stock that were not converted into common stock and (B) the lesser of (i) the Fair Market Value, as defined, of theglobe's common stock in the 20 trading days immediately prior to the conversion date and (ii) $0.83. If none of the remaining shares of Preferred Stock were converted into common stock, the maximum principal amount of the Conversion Note (based upon the maximum conversion rate of $0.83 per share) would be approximately $14.5 million.

The Company has agreed to file a registration statement relating to the resale of the shares of common stock issued in the Merger and the shares of common stock underlying the Preferred Stock on or before January 29, 2005 and to cause the effectiveness of such registration on or before September 1, 2005. The Company also agreed to keep the registration statement effective until at least the third anniversary of the Closing. Pursuant to the terms of the Merger, in general, the common stock and Preferred Stock (and the underlying shares of common stock) issued in the Merger may not be sold or otherwise transferred for a period of one (1) year without the prior written consent of the Company.

As part of the Merger, five top executives of SendTec entered into new employment agreements with SendTec. These employment agreements each have a term of 5 years and obligate SendTec to pay base salaries ranging from $300 thousand to $175 thousand, consistent with the executive's salaries immediately before the Merger, and provide for customary health insurance and other benefits commensurate with the benefits which theglobe makes generally available to its officers. As part of the Merger, the Company also increased the size of its Board of Directors from 3 to 4 directors and elected Paul Soltoff, who serves as Chief Executive Officer of SendTec, to the Board.

theglobe also issued an aggregate of approximately 4.0 million replacement options to acquire shares of theglobe's common stock for each of the issued and outstanding options to acquire shares of SendTec held by the former employees of SendTec. Of these replacement options, approximately 3.27 million have exercise prices of $0.06 per share and approximately 700 thousand have exercise prices of $0.27 per share. The terms of these replacement options were as negotiated between representatives of theglobe and the Stock Option Committee for SendTec 2000 Amended and Restated Stock Option Plan. theglobe also agreed to grant an aggregate of 250,000 options to other employees of SendTec at an exercise price of $0.34 per share. Twenty-five percent of these options vested immediately and the balance will vest in 3 equal annual installments assuming the continued employment of the option holders. In addition, theglobe also established a bonus option pool pursuant to which various employees of SendTec could earn options to acquire an aggregate of 1,000,000 shares of theglobe's Common Stock at an exercise price of $0.27 per share on terms substantially similar to the circumstances in which the Earn-out Consideration may be earned.

In connection with the Merger, the SendTec executives (whom collectively received approximately 82% of the shares of common stock and Preferred Stock issued in the Merger), theglobe and Messrs. Michael Egan and Edward Cespedes, our Chairman and Chief Executive Officer and President, respectively (individually and on behalf of certain affiliated entities) entered into a Stockholders' Agreement. Pursuant to the terms of the Stockholders' Agreement, the SendTec executives granted an irrevocable proxy to vote their shares to E&C Capital Partners LLLP, an affiliate of Mr. Egan on all matters (including the election of directors) other than with respect to certain potential affiliated transactions involving Messr. Egan or Cespedes. After giving effect to the grant of the proxy (and excluding outstanding options and warrants held by Mr. Egan), Mr. Egan has voting power over approximately 69.25 million shares of theglobe representing approximately 44.5% of the issued and outstanding voting securities of the Company after the SendTec Acquisition. The SendTec executives were also granted certain pre-emptive rights involving potential new issuances of securities by theglobe, together with a co-sale right to participate in certain qualifying sales of stock by Messrs. Egan, Cespedes and their affiliates. Messrs. Egan, Cespedes and their affiliates were granted a right of first refusal on certain sales (generally, in excess of 10 million shares) by the SendTec executives, together with the right to "drag-along" the SendTec executives with regard to certain major sales of their stock or a sale or merger of theglobe.

CERTAIN PRIOR RELATIONSHIPS BETWEEN THEGLOBE AND SENDTEC.

SendTec and theglobe are parties to a Marketing Services Master Agreement dated July 23, 2004, whereby SendTec will provide various marketing and advertising services to theglobe and its subsidiaries, including the production of television infomercials and media planning and buying services. The Agreement is for a period of 6 months, subject to early termination by either party on 30 days notice. theglobe is obligated to pay a monthly fee of $15,000 plus other amounts specific to various work orders which theglobe has placed with SendTec. Based upon 5 specific work orders currently outstanding, theglobe has paid approximately $330,000 to date and anticipates that it will pay another approximately $110,000 based upon these work orders.

SENDTEC'S BUSINESS

SendTec was incorporated in February, 2000 in the State of Florida and commenced operations on that date. Originally, SendTec incorporated under the name prizecrazy.com and was envisioned to become a free consumer gaming website that monetized consumer traffic on the website through on-line "cost per impression" or "CPM" advertising. Because of a significant decline in the pricing of on-line CPM advertising during this period of time, the prizecrazy.com web site development was abandoned and the company modified its business strategy so as to become a direct response marketing services company. In conjunction with this change in strategy, prizecrazy.com changed its name to DirectNet Advertising.net ("DNA") to better define the company's operational focus.

At the time, DNA was one of only a few online marketing services companies that was providing performance-based (i.e. cost-per-action, cost per lead, cost per sale) advertising solutions to advertising clients. As part of its marketing services offering, DNA also began developing proprietary software to facilitate the tracking of actions online for its advertisers and its distribution network. Today, SendTec's Results, Optimization, Yield ("ROY") online tracking software provides the company with a unique competitive advantage by enabling SendTec to optimize campaigns and by enabling advertising clients and distribution partners to access real-time conversion information. In February of 2002, DNA acquired 100% of the stock of iFactz, Inc. ("iFactz") in a merger transaction. iFactz has developed software that enables the tracking of online response to distinct sources of offline advertising. The iFactz software provides an excellent complementary platform for DNA's ROY tracking software and enables DNA to offer a complete technology tracking solution for online and offline direct response marketing. During this same period of time, DNA changed it name to SendTec, Inc. to better define itself in the market.

Today, SendTec is a direct response marketing services and technology company. SendTec provides customers a complete offering of direct marketing products and services to help them market their products both on the Internet ("online") and through traditional media channels such as television, radio and print advertising ("offline"). By utilizing SendTec's marketing products and services, SendTec's clients seek to increase the effectiveness and the return on investment of their advertising campaigns. SendTec's online and offline direct marketing products and services include strategic campaign development, creative development, creative production and post-production, media buying and tracking, campaign management, campaign analysis and optimization, technology systems implementation and integration for campaign tracking and many other agency type services. In addition, SendTec has a suite of technology solutions, ROY, SOAR (an acronym for "SendTec Optimization and Reporting") and iFactz, which enable it to deliver, track, and optimize direct marketing campaigns across multiple distribution channels, including television, radio, direct mail, print and the Internet. The combination of SendTec's direct marketing capabilities, technology and experience in both online and offline marketing, enable its clients to optimize their advertising campaigns across a broad spectrum of advertising mediums. SendTec has three operating divisions, DirectNet Advertising, iFactz and Creative South.

DIRECTNET ADVERTISING (DNA)

DNA is the digital marketing services division of SendTec. DNA offers a variety of products and services that enable on-line advertisers and publishers to generate performance based results through online marketing channels such as, web advertising, e-commerce up-sells, affiliate marketing, search marketing and email marketing. DNA's broad range of products and services include creative strategy and execution, strategic offer development, production planning, media planning, media buying and search optimization. Through these products and services DNA's clients can address all aspects of the marketing continuum, from strategic planning through execution, including results management and campaign refinements. DNA's proprietary technologies allow advertisers and publishers to track, report and optimize online campaign activity all the way to the "conversion level" (which means a consumer's actual response to the offer, as for example, by making a purchase). DNA's knowledge of digital advertising strategies, targeting methods, media placements and creative executions combined with its innovative and dependable technology help DNA's clients to improve their advertising performance and return on investment. DNA competes with a variety of large and small advertising agencies but its primary competitors are interactive marketing companies such as ValueClick, aQuantive, Advertising.com and Performics. Currently the online performance based advertising market in which DNA competes is still evolving and it is expected that certain government regulations may eventually be implemented to better define acceptable practices and methodologies.

IFACTZ

iFactz is SendTec's Application Service Provider or "ASP" technology that tracks and reports the online responses that are generated from offline direct response advertising. Historically, advertisers have lacked the ability to accurately track which offline advertising yields results online and thus advertisers have been unable to properly optimize their media buys. iFactz intelligently tracks and reports web activity from all offline advertising - TV (even national cable), radio, print and direct mail - in real time. iFactz's Intelligent Sourcing(TM) is a patent-pending media technology that informs the user where online customers come from, and what corresponding activity they produced on the user's website. The iFactz patent was filed in November of 2001 and SendTec expects the patent application for iFactz to be reviewed in the 1st quarter of 2005. iFactz's ASP design enables advertisers to implement and access the technology in a timely and cost efficient manner, as there are no cumbersome, time-consuming and costly implementation expenses and lead times. iFactz is licensed to clients both as a stand alone technology solution and as part of an overall campaign offering. SendTec believes that, to date, iFactz has provided SendTec with a significant competitive advantage, and that there are currently no similar technologies available in the market. SendTec has spent over $225,000 of research and development cost on iFactz over the past two years.

CREATIVE SOUTH

Creative South is the creative strategy, production and media buying division of SendTec. Creative South services both on-line and off-line clients of SendTec, and its production capabilities cover a range of distribution medias including television, radio, direct mail, print and digital. Creative South has developed, produced and distributed numerous direct response television campaigns for customers and has received national awards for its creative and production work. Creative South maintains in-house two state-of-the-art non-linear digital video editing suites. Creative South's production department includes experienced directors, producers and editors on staff. Creative South's media buying department provides a full range of services including strategic media planning, media trafficking, media buying, media tracking and post-buy media and financial analysis. Creative South's media buying department has executed media buying assignments for all types of television (broadcast and cable), radio and print formats and Creative South's long time relationships with its media partners have enabled SendTec to provide its clients competitive media prices.

Since its inception, SendTec has grown from 5 employees to approximately 47 employees currently. The address of SendTec's principal executive offices is 877 Executive Center Drive West Suite 300 St. Petersburg, Florida 33702. SendTec also has an office in New York City.

RISK FACTORS RELATING TO SENDTEC AND THE ACQUISITION

             RISKS RELATED TO THEGLOBE.COM'S ACQUISITION OF SENDTEC

OUR LIQUIDITY MAY PERMANENTLY DECREASE AS A RESULT OF THE SENDTEC ACQUISITION. WE MAY REQUIRE ADDITIONAL CAPITAL.

As part of the consideration for the SendTec acquisition, we paid $6.0 million in cash and issued a subordinated promissory note for $1.0 million, due one year after the closing, to the SendTec shareholders. As a result of the acquisition, our liquidity is dependent upon the sufficiency of the cash acquired from SendTec in the acquisition, of approximately $3 million, plus cash flow anticipated to be generated internally by SendTec subsequent to the acquisition. If cash flow generated by SendTec, on a short-term and long-term basis, does not meet our expectations, our liquidity may permanently decrease and our financial condition may be adversely affected. Although to date no SendTec shareholder has so elected and approximately 87% of SendTec's shareholders have voted in favor of the acquisition, our liquidity may also be adversely affected if any significant portion of the remaining SendTec shareholders elect to pursue dissenter's appraisal rights in connection with the acquisition. In addition, the Preferred Stock issued as part of the Merger may under certain limited circumstances be converted by the holders thereof into a promissory note due in one lump sum on the later of the first anniversary of the date of issuance and December 31, 2005. In such limited circumstances, the Preferred Stock may be converted into a promissory note based upon the then Fair Market Value, as defined, of our Common Stock (but not greater than $0.83 per share). If all remaining Preferred Stock were so converted at the maximum conversion rate, the maximum principal amount of the Note would be $14.5 million. Our liquidity would be adversely affected by any such conversion and we would likely need to raise significant capital. Our financial condition may also be adversely affected.

THE ANTICIPATED BENEFITS OF THE SENDTEC ACQUISITION MAY NOT BE REALIZED.

The success of the acquisition will depend, in part, on our ability to realize the benefits of enhanced resources, growth opportunities and other synergies of combining with SendTec and to effectively leverage the SendTec marketing and technical resources following the merger. The merger involves risks related to the integration, management, and retention of acquired client relationships, operations and personnel. Integration of the businesses will be complex, time-consuming and may disrupt the combined company's businesses if not completed in a timely and efficient manner. Some of the difficulties that the combined company may encounter include:

      o     diversion of management's attention from other business concerns;

      o     inability to use the acquired resources effectively; and

      o demonstrating to the combined company's customers, vendors and partners that the acquisition will not result in adverse changes to their relationships.

If management  focuses too much time,  money and effort to integrate and utilize
SendTec's  resources  to  improve  theglobe's  VoIP  telephony   business,   the
operations and profitability of SendTec's traditional business may suffer.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF THE SENDTEC ACQUISITION.

The market price of our stock may decline as a result of the merger if:

      o integration of theglobe.com and SendTec is unsuccessful or is delayed;

      o the combined company does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by investors;

      o the effect of the acquisition on the combined company's financial results or condition is not consistent with the expectations of financial investors; or

      o the dilution in shareholder ownership related to the issuance of shares of theglobe.com's common stock in connection with the acquisition is perceived negatively by investors.

The market price of our common stock could also decline as a result of unforeseen factors related to the acquisition.

OUR NET OPERATING LOSS CARRY FORWARDS MAY BE FURTHER LIMITED DUE TO THE SENDTEC ACQUISITION.

As of December 31, 2003, we had net operating loss carryforwards available for U.S. and foreign tax purposes of approximately $144 million. These carryforwards expire through 2023. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Due to the change in our ownership interests in August 1997 and May 1999 and the Company's recently completed private offering in March 2004 (together with the exercise and conversion of various securities in connection with such private offering), as defined in the Internal Revenue Code of 1986, as amended, we may have substantially limited or eliminated the availability of our net operating loss carryforwards. The ownership change related to the shares of our common stock issued in connection with the SendTec acquisition may have a further negative impact upon our ability to utilize our net operating loss carryforwards. There can be no assurance that we will be able to utilize any net operating loss carryforwards in the future.

WE COULD BE ADVERSELY AFFECTED BY AN IMPAIRMENT OF A SIGNIFICANT AMOUNT OF GOODWILL AND/OR INTANGIBLE ASSETS ON OUR BALANCE SHEET.

Our acquisition of SendTec has resulted in the recording of a significant amount of goodwill and/or intangible assets on our balance sheet. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. As such, we evaluate on a regular basis whether events and circumstances indicate that some or all of the carrying value of goodwill and/or intangible assets are no longer recoverable, in which case we would write off the unrecoverable portion as a charge to our earnings.

RISKS RELATED TO SENDTEC'S BUSINESS

              RISKS RELATED TO SENDTEC'S ONLINE MARKETING SERVICES


ANY  DECREASE  IN  DEMAND  FOR  SENDTEC'S   ONLINE   MARKETING   SERVICES  COULD
SUBSTANTIALLY REDUCE SENDTEC'S REVENUES.


To date, a substantial portion of SendTec's revenues have been derived from Internet advertising. SendTec expects that online advertising will continue to account for a substantial portion of their revenues in the future. However, SendTec's revenues from Internet advertising may decrease in the future for a number of reasons, including the following:

      o the rate at which Internet users click on advertisements or take action in response to an advertisement has always been low and could decline as the volume of Internet advertising increases;

      o Internet users can install software programs that allow them to prevent advertisements from appearing on their screens or block the receipt of emails;

      o advertisers may prefer an alternative Internet advertising format, product or service which SendTec might not offer at that time; and

      o SendTec may be unable to make the transition to new Internet advertising formats preferred by advertisers.


IF SENDTEC'S PRICING MODELS ARE NOT ACCEPTED BY THEIR ADVERTISER CLIENTS, SENDTEC COULD LOSE CLIENTS AND THEIR REVENUES COULD DECLINE.


Most of SendTec's services are offered to advertisers based on cost-per-action or cost-per-click pricing models, under which advertisers only pay SendTec if SendTec provides the results they specify. These results-based pricing models differ from the fixed-rate pricing model used by many Internet advertising companies, under which the fee is based on the number of times the advertisement is shown without regard to effectiveness. SendTec's ability to generate significant revenues from advertisers will depend, in part, on SendTec's ability to demonstrate the effectiveness of their primary pricing models to advertisers, who may be more accustomed to a fixed-rate pricing model.

Furthermore, intense competition among websites and other Internet advertising providers has led to the development of a number of alternative pricing models for Internet advertising. The proliferation of multiple pricing alternatives may confuse advertisers and make it more difficult for them to differentiate among these alternatives. In addition, it is possible that new pricing models may be developed and gain widespread acceptance that are not compatible with SendTec's business model or SendTec's technology. These alternatives, and the likelihood that additional pricing models will be introduced, make it difficult for SendTec to project the levels of advertising revenues or the margins that SendTec, or the Internet advertising industry in general, will realize in the future. If advertisers do not understand the benefits of SendTec's pricing models, then the market for SendTec's services may decline or develop more slowly than SendTec expects, which may limit SendTec's ability to grow their revenues or cause their revenues to decline.

SENDTEC DEPENDS ON A LIMITED NUMBER OF CLIENTS FOR A SIGNIFICANT PERCENTAGE OF THEIR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE ADVERTISERS COULD CAUSE SENDTEC'S REVENUES TO DECLINE.

For the six months ended June 30, 2004 and for the year ended December 31, 2003, revenues from SendTec's three largest clients accounted for 71% and 53% of their total revenues, respectively. SendTec believes that a limited number of clients will continue to be the source of a substantial portion of their revenues for the foreseeable future. Key factors in maintaining SendTec's relationships with these clients include SendTec's performance on individual campaigns, the strength of SendTec's professional reputation and the relationships of SendTec's key executives with client personnel. To the extent that SendTec's performance does not meet client expectations, or their reputation or relationships with one or more major clients are impaired, SendTec's revenues could decline and their operating results could be adversely affected.

ANY LIMITATION ON SENDTEC'S USE OF DATA DERIVED FROM THEIR CLIENTS' ADVERTISING CAMPAIGNS COULD SIGNIFICANTLY DIMINISH THE VALUE OF SENDTEC'S SERVICES AND CAUSE SENDTEC TO LOSE CLIENTS AND REVENUES.

When an individual visits SendTec's clients' websites, SendTec uses technologies, including cookies and web beacons, to collect information such as the user's IP address, advertisements delivered by SendTec that have been viewed by the user and responses by the user to such advertisements. SendTec aggregates and analyzes this information to determine the placement of advertisements across SendTec's affiliate network of advertising space. Although the data SendTec collects from campaigns of different clients, once aggregated, are not identifiable, SendTec's clients might decide not to allow SendTec to collect some or all of this data or might limit SendTec's use of this data. Any limitation on SendTec's ability to use such data could make it more difficult for SendTec to deliver online marketing programs that meet client demands.

In addition, although SendTec's contracts generally permit SendTec to aggregate data from advertising campaigns, SendTec's clients might nonetheless request that SendTec discontinue using data obtained from their campaigns that have already been aggregated with other clients' campaign data. It would be difficult, if not impossible, to comply with these requests, and such requests could result in significant expenditures of resources. Interruptions, failures or defects in SendTec's data collection, mining and storage systems, as well as privacy concerns regarding the collection of user data, could also limit SendTec's ability to aggregate and analyze data from SendTec's clients' advertising campaigns. If that happens, SendTec may lose clients and their revenues may decline.

THE INTERNET ADVERTISING INDUSTRY COULD BE ADVERSELY AFFECTED BY GENERAL ECONOMIC DOWNTURNS, CATASTROPHIC EVENTS OR DECLINES OR DISRUPTIONS IN INDUSTRIES THAT ADVERTISE HEAVILY ON THE INTERNET.

The Internet advertising industry is sensitive to both general economic and business conditions and to specific events, such as acts of terrorism. In addition, Internet advertising spending can be affected by the condition of industries that advertise heavily on the Internet such as the financial services, travel and entertainment industries. Some of these industries tend to be sensitive to event-driven disruptions such as government regulation, war, terrorism, disease, natural disasters and other significant events. A general decline in economic conditions or disruptions in specific industries characterized by heavy spending on Internet advertising, could cause a decline in Internet advertising expenditures which could in turn cause a decline in SendTec's revenues.

IF THE MARKET FOR INTERNET ADVERTISING FAILS TO CONTINUE TO DEVELOP, SENDTEC'S REVENUES AND SENDTEC'S OPERATING RESULTS COULD BE HARMED.

SendTec's future success is highly dependent on the continued use and growth of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising services is uncertain. Many of SendTec's current or potential advertiser clients have little or no experience using the Internet for advertising purposes and have allocated only limited portions of their advertising budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information, measuring success and evaluating new advertising products and services. Such clients may find Internet advertising to be less effective for promoting their products and services than traditional advertising media. SendTec cannot assure you that the market for Internet advertising will continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than SendTec expects, SendTec's revenues and business could be harmed.

                RISKS RELATED TO THE SUPPLY OF ADVERTISING SPACE


SENDTEC DEPENDS ON ONLINE PUBLISHERS FOR ADVERTISING SPACE TO DELIVER ITS CLIENTS' ADVERTISING CAMPAIGNS, AND ANY DECLINE IN THE SUPPLY OF ADVERTISING SPACE AVAILABLE THROUGH SENDTEC'S NETWORK COULD CAUSE SENDTEC'S REVENUES TO DECLINE.

The websites, search engines and email publishers that sell or venture their advertising space to or with SendTec are not bound by long-term contracts that ensure SendTec a consistent supply of advertising space, which SendTec refers to as their inventory. SendTec generates a significant portion of their revenues from the advertising inventory provided by a limited number of publishers. In most instances, publishers can change the amount of inventory they make available to SendTec at any time, as well as the price at which they make it available. In addition, publishers may place significant restrictions on SendTec's use of their advertising inventory. These restrictions may prohibit advertisements from specific advertisers or specific industries, or restrict the use of certain creative content or format. If a publisher decides not to make inventory available to SendTec, or decides to increase the price, or places significant restrictions on the use of such inventory, SendTec may not be able to replace this with inventory from other publishers that satisfy SendTec's requirements in a timely and cost-effective manner. If this happens, SendTec's revenues could decline or SendTec's cost of acquiring inventory may increase.

SENDTEC'S GROWTH MAY BE LIMITED IF THEY ARE UNABLE TO OBTAIN SUFFICIENT ADVERTISING INVENTORY THAT MEETS SENDTEC'S PRICING AND QUALITY REQUIREMENTS.

SendTec's growth depends on their ability to effectively manage and expand the volume of their inventory of advertising space. To attract new advertisers, SendTec must increase their supply of inventory that meets their performance and pricing requirements. SendTec's ability to purchase or venture sufficient quantities of suitable advertising inventory will depend on various factors, some of which are beyond their control. These factors include:

      o SendTec's ability to offer publishers a competitive price for their inventory;

      o     SendTec's   ability  to  estimate  the  quality  of  the   available
            inventory; and

      o SendTec's ability to efficiently manage their existing advertising inventory.

In addition, the number of competing Internet advertising networks that purchase advertising inventory from websites, search engine and email publishers continues to increase. SendTec cannot assure you that SendTec will be able to purchase or venture advertising inventory that meets their performance, price and quality requirements, and if they cannot do so, SendTec's ability to generate revenues could be limited.

ANY LIMITATION ON SENDTEC'S ABILITY TO POST ADVERTISEMENTS THROUGHOUT THEIR NETWORK OF ADVERTISING SPACE COULD HARM SENDTEC'S BUSINESS.

SendTec executes advertising programs for clients primarily by posting advertisements, which they refer to as ad delivery, on SendTec's affiliate network of advertising space. SendTec's business could suffer from a variety of factors that could limit or reduce their ability to post advertisements across SendTec's affiliate network, including:

      o     technological   changes   that  render  the  delivery  of  SendTec's
            advertisements obsolete or incompatible with the operating systems of consumers and/or the systems of online publishers;

      o lawsuits or injunctions based on claims that SendTec's ad delivery methodologies violate the proprietary rights of other parties; and

      o interruptions, failures or defects in SendTec's ad delivery and tracking systems.

CONSOLIDATION OF ONLINE PUBLISHERS MAY IMPAIR SENDTEC'S ABILITY TO PROVIDE MARKETING SERVICES, ACQUIRE ADVERTISING INVENTORY AT FAVORABLE RATES AND COLLECT CAMPAIGN DATA.

The consolidation of Internet advertising networks, web portals, search engines and other online publishers could eventually lead to a concentration of desirable advertising inventory on a very small number of networks and large websites. Such concentration could:

      o increase SendTec's costs if these publishers use their greater bargaining power to increase rates for advertising inventory; and

      o impair SendTec's ability to provide marketing services if these publishers prevent SendTec from distributing SendTec's clients' advertising campaigns on their websites or if they adopt ad delivery systems that are not compatible with SendTec's ad delivery methodologies.

SENDTEC'S BUSINESS COULD BE HARMED IF THE USE OF TRACKING TECHNOLOGY IS RESTRICTED OR BECOMES SUBJECT TO NEW REGULATION.

In conjunction with the delivery of advertisements to websites, SendTec typically places small files of information, commonly known as cookies, on an Internet user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to SendTec through an Internet user's browser software. SendTec uses cookies to collect information regarding the advertisements SendTec delivers to Internet users and their interaction with these advertisements. SendTec uses this information to identify Internet users who have received SendTec's advertisements in the past and to monitor and prevent potentially fraudulent activity. In addition, SendTec's technology uses this information to monitor the performance of ongoing advertising campaigns and plan future campaigns.

Some Internet commentators and privacy advocates have proposed limiting or eliminating the use of cookies and other Internet tracking technologies, and legislation has been introduced in some jurisdictions to regulate Internet tracking technologies. The European Union has already adopted a directive requiring that when cookies are used, the user must be informed and offered an opportunity to opt-out of the cookies' use. If there is a further reduction or limitation in the use of Internet tracking technologies such as cookies:

      o SendTec may have to replace or re-engineer SendTec's tracking technology, which could require significant amounts of SendTec's time and resources, may not be completed in time to avoid losing clients or advertising inventory, and may not be commercially or technically feasible;

      o SendTec may have to develop or acquire other technology to prevent fraud; and

      o SendTec may become subject to costly and time-consuming litigation or investigations due to SendTec's use of cookie technology or other technologies designed to collect Internet usage information.

Any one or more of these occurrences could result in increased costs, require SendTec to change their business practices or divert management's attention.

IF SENDTEC OR THEIR ADVERTISER OR PUBLISHER CLIENTS FAIL TO COMPLY WITH REGULATIONS GOVERNING CONSUMER PRIVACY, SENDTEC COULD FACE SUBSTANTIAL COSTS AND SENDTEC'S BUSINESS COULD BE HARMED.


SendTec's collection, maintenance and sharing of information regarding Internet users could result in lawsuits or government inquiries. These actions may include those related to U.S. federal and state legislation or European Union directives limiting the ability of companies like SendTec to collect, receive and use information regarding Internet users. Litigation and regulatory inquiries are often expensive and time-consuming and their outcome is uncertain. Any involvement by SendTec in any of these matters could require SendTec to:

      o     spend significant amounts on SendTec's legal defense;

      o divert the attention of senior management from other aspects of SendTec's business;

      o defer or cancel new product launches as a result of these claims or proceedings; and

      o     make changes to SendTec's present and planned products or services.

Further, SendTec cannot assure you that their advertiser and publisher clients are currently in compliance, or will remain in compliance, with their own privacy policies, regulations governing consumer privacy or other applicable legal requirements. SendTec may be held liable if their clients use SendTec's technology or the data SendTec collects on their behalf in a manner that is not in compliance with applicable laws or regulations or their own stated privacy standards.

SENDTEC MAY BE LIABLE FOR CONTENT IN THE ADVERTISEMENTS THEY DELIVER FOR SENDTEC'S CLIENTS.

SendTec may be liable to third parties for content in the advertisements they deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory. Although SendTec generally receives warranties from their advertisers that they have the right to use any copyrights, trademarks or other intellectual property included in an advertisement and are normally indemnified by the advertisers, a third party may still file a claim against SendTec. Any claims by third parties against SendTec could be time-consuming, could result in costly litigation and adverse judgments and could require SendTec to change their business.

MISAPPROPRIATION OF CONFIDENTIAL INFORMATION HELD BY SENDTEC COULD CAUSE SENDTEC TO LOSE CLIENTS OR INCUR LIABILITY.

SendTec retains highly confidential information on behalf of their clients in SendTec's systems and databases. Although SendTec maintains security features in their systems, SendTec's operations may be susceptible to hacker interception, break-ins and other disruptions. These disruptions may jeopardize the security of information stored in and transmitted through SendTec's systems. If confidential information is compromised, SendTec could be subject to lawsuits by the affected clients or Internet users, which could damage SendTec's reputation among their current and potential clients, require significant expenditures of capital and other resources and cause SendTec to lose business and revenues.

            ADDITIONAL BUSINESS RISKS RELATING TO SENDTEC'S BUSINESS

SENDTEC FACES INTENSE AND GROWING COMPETITION, WHICH COULD RESULT IN PRICE REDUCTIONS, REDUCED OPERATING MARGINS AND LOSS OF MARKET SHARE.


The direct response advertising market is highly competitive. If SendTec fails to compete effectively against other advertising service companies, SendTec could lose clients or advertising inventory and their revenues could decline. SendTec expects competition to continue to increase because there are no significant barriers to entry.

Many current and potential competitors have advantages over SendTec, such as longer operating histories, greater name recognition, larger client bases, greater access to advertising space on high-traffic websites and significantly greater financial, technical and marketing resources. In addition, existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by SendTec.

Current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address the needs of SendTec's clients and prospective clients. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

If SendTec fails to compete successfully, SendTec could have difficulties attracting and retaining advertising clients or advertising inventory, which may decrease their revenues and adversely affect SendTec's operating results. Increased competition may also result in price reductions and reduced operating income.

SENDTEC GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS WITH THEIR CLIENTS.

SendTec's clients typically hire them on a project-by-project basis or on an annual contractual relationship. Moreover, SendTec's clients generally have the right to terminate their relationships with SendTec without penalty and with relatively short or no notice. Once a project is completed SendTec cannot be assured that a client will engage SendTec for further services. From time to time, highly successful engagements have ended because SendTec's client was acquired and the new owners decided not to retain SendTec. A client that generates substantial revenue for SendTec in one period may not be a substantial source of revenue in a subsequent period. SendTec expects a relatively high level of client concentration to continue, but not necessarily involve the same clients from period to period. The termination of SendTec's business relationships with any of their significant clients, or a material reduction in the use of SendTec's services by any of their significant clients, could adversely affect SendTec's future financial performance.

THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR SENDTEC'S ABILITY TO MAINTAIN OR EXPAND THEIR BUSINESS.

The loss of the services of members of SendTec's management team or other key personnel could harm SendTec's business. SendTec's future success depends to a significant extent on the continued service of their key management, client service, product development, sales and technical personnel. SendTec does not maintain key person life insurance on any of their executive officers and does not intend to purchase any in the future. Although SendTec generally enters into non-competition agreements with their employees, SendTec's business could be harmed if one or more of their officers or key employees decided to join a competitor or otherwise compete with SendTec.

SendTec's future success also depends on their ability to attract, retain and motivate highly skilled personnel. If SendTec fails to hire and retain a sufficient number of qualified client service, product development, sales and technical personnel, SendTec may not be able to maintain or expand their business.

IF SENDTEC FAILS TO MANAGE THEIR GROWTH EFFECTIVELY, SENDTEC'S EXPENSES COULD INCREASE AND SENDTEC'S MANAGEMENT'S TIME AND ATTENTION COULD BE DIVERTED.

As SendTec continues to increase the scope of their operations, SendTec will need an effective planning and management process to implement their business plan successfully in the rapidly evolving Internet advertising market. SendTec's business, results of operations and financial condition will be substantially harmed if they are unable to manage their expanding operations effectively. SendTec plans to continue to expand their sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on SendTec's management systems and resources. SendTec will likely need to continue to improve their financial and managerial controls and SendTec's reporting systems and procedures. In addition, SendTec will need to expand, train and manage their work force. SendTec's failure to manage their growth effectively could increase SendTec's expenses and divert management's time and attention.

IF SENDTEC FAILS TO ESTABLISH, MAINTAIN AND EXPAND THEIR TECHNOLOGY BUSINESS AND MARKETING ALLIANCES AND PARTNERSHIPS, SENDTEC'S ABILITY TO GROW COULD BE LIMITED.

In order to grow SendTec's technology business, SendTec must generate, retain and strengthen successful business and marketing alliances with advertising agencies.

SendTec depends, and expects to continue to depend, on SendTec's business and marketing alliances, which are companies with which they have written or oral agreements to work together to provide services to SendTec's clients and to refer business from their clients and customers to SendTec. If companies with which SendTec has business and marketing alliances do not refer their clients and customers to SendTec to perform their online campaign and message management, SendTec's revenue and results of operations would be severely harmed.

FINANCIAL INFORMATION RELATING TO SENDTEC

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Report of Independent Certified Public Accountants                      F-1

Consolidated Financial Statements

     Balance Sheets                                                     F-2

     Statements of Income                                               F-3

     Statements of Stockholders' Equity                                 F-4

     Statements of Cash Flows                                           F-5

     Notes to Financial Statements                                      F-6

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
SendTec, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SendTec, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SendTec, Inc. and subsidiary at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

GREGORY, SHARER & STUART, P.A.

St. Petersburg, Florida
August 11, 2004

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

                                                                                JUNE 30,                DECEMBER 31,
                                                                                  2004             2003             2002
                                                                              --------------   --------------   --------------
ASSETS                                                                         (Unaudited)
Current Assets
    Cash                                                                        $ 2,861,441      $ 3,263,255      $ 1,185,083
    Accounts receivable                                                           4,242,990        3,456,493        2,142,535
    Deferred production costs                                                        62,726          102,565           10,970
    Deferred tax asset                                                                    -                -          206,000
    Prepaid expenses and other                                                      129,525           33,739           21,791
                                                                              --------------   --------------   --------------
          Total Current Assets                                                    7,296,682        6,856,052        3,566,379

Property And Equipment,
    net of accumulated depreciation of $672,242 (unaudited) at June 30, 2004
    and $607,690 and $385,798 at December 31, 2003 and 2002, respectively           712,983          558,433          636,179
Other Assets
    Interest receivable                                                              33,444           31,992           29,223
    Other                                                                            16,660           11,285           12,593
                                                                              --------------   --------------   --------------
          Total Other Assets                                                         50,104           43,277           41,816
                                                                              --------------   --------------   --------------

          TOTAL ASSETS                                                          $ 8,059,769      $ 7,457,762      $ 4,244,374
                                                                              ==============   ==============   ==============


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable                                                            $ 2,784,576      $ 2,882,902      $ 1,680,981
    Accrued expenses                                                                395,576          104,530           69,809
    Customer advances                                                               215,470          144,343          590,930
    Income taxes payable                                                                  -          797,000                -
    Deferred tax liabilities                                                         38,000           39,000                -
    Other                                                                                 -                -              277
                                                                              --------------   --------------   --------------
          Total Current Liabilities                                               3,433,622        3,967,775        2,341,997

Stockholders' Equity
    Preferred stock, par value $.001; 10,000,000 shares authorized;
       no shares issued or outstanding                                                    -                -                -
    Common stock, par value $.001; 100,000,000 shares authorized;
       4,378,822 (unaudited) shares issued at June 30, 2004 and 4,377,822 shares issued at December 31, 2003 and 2002; 4,032,794 (unaudited)
       shares outstanding at June 30, 2004; and 4,031,794, and 4,076,794
       shares outstanding at December 31, 2003 and 2002, respectively                 4,378            4,377            4,377
    Additional paid-in capital                                                    2,488,738        2,486,489        2,486,489
    Treasury stock, at cost;
       346,028 (unaudited) shares at June 30, 2004;
       346,028 and 301,028 shares at December 31, 2003 and 2002, respectively       (75,580)         (75,580)         (60,580)
    Notes receivable - common stock                                                 (55,350)         (55,350)         (55,350)
    Retained earnings (accumulated deficit)                                       2,263,961        1,130,051         (472,559)
                                                                              --------------   --------------   --------------
          Total Stockholders' Equity                                              4,626,147        3,489,987        1,902,377
                                                                              --------------   --------------   --------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 8,059,769      $ 7,457,762      $ 4,244,374
                                                                              ==============   ==============   ==============

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                         SIX MONTHS ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                                          2004               2003               2003               2002
                                                     ----------------   ----------------   ----------------   ----------------
                                                       (Unaudited)        (Unaudited)
Revenue                                                 $ 17,633,235        $ 9,830,756       $ 22,729,512       $ 11,185,402

Cost Of Sales                                             12,892,834          6,805,454         15,978,944          7,869,775
                                                     ----------------   ----------------   ----------------   ----------------

        Gross Profit                                       4,740,401          3,025,302          6,750,568          3,315,627

Operating Expenses
     Selling, general, and administrative                  2,748,811          1,564,515          3,908,018          2,747,220
     Depreciation and amortization                           126,341            102,068            221,892            240,000
                                                     ----------------   ----------------   ----------------   ----------------
                                                           2,875,152          1,666,583          4,129,910          2,987,220

Other Income (Expense)
     Interest                                                 11,635             11,085             23,952             16,681
     Other                                                   (19,974)                 -                  -                  -
                                                     ----------------   ----------------   ----------------   ----------------
                                                              (8,339)            11,085             23,952             16,681
                                                     ----------------   ----------------   ----------------   ----------------

        Income Before Provision
           For Income Taxes                                1,856,910          1,369,804          2,644,610            345,088

Provision For Income Taxes                                   723,000            538,000          1,042,000            167,000
                                                     ----------------   ----------------   ----------------   ----------------

        NET INCOME                                       $ 1,133,910          $ 831,804        $ 1,602,610          $ 178,088
                                                     ================   ================   ================   ================

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
AND THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED)

                                                                COMMON STOCK               ADDITIONAL
                                                     ---------------------------------       PAID-IN          TREASURY
                                                         SHARES            AMOUNT            CAPITAL            STOCK
                                                     ---------------   ---------------   ---------------   ---------------
Balance At December 31, 2001                              2,362,267           $ 2,362       $ 1,913,504         $ (60,000)

     Issuance of common stock                                15,555                15            34,985                 -

     Issuance of common stock for iFactz                  2,000,000             2,000           538,000                 -

     Repurchase of common stock for cash                          -                 -                 -              (580)

     Net income for the year                                      -                 -                 -                 -
                                                     ---------------   ---------------   ---------------   ---------------

BALANCE AT DECEMBER 31, 2002                              4,377,822             4,377         2,486,489           (60,580)

     Repurchase of common stock for cash                          -                 -                 -           (15,000)

     Net income for the year                                      -                 -                 -                 -
                                                     ---------------   ---------------   ---------------   ---------------

BALANCE AT DECEMBER 31, 2003                              4,377,822             4,377         2,486,489           (75,580)

     Issuance of common stock (unaudited)                     1,000                 1             2,249                 -

     Net income for the six months ended
        June 30, 2004 (unaudited)                                 -                 -                 -                 -
                                                     ---------------   ---------------   ---------------   ---------------

BALANCE AT JUNE 30, 2004 (UNAUDITED)                      4,378,822           $ 4,378       $ 2,488,738         $ (75,580)
                                                     ===============   ===============   ===============   ===============

                                                          NOTES        (ACCUMULATED
                                                      RECEIVABLE -        DEFICIT)           TOTAL
                                                         COMMON           RETAINED        STOCKHOLDERS'
                                                         STOCK            EARNINGS           EQUITY
                                                     ---------------   ---------------   ---------------
Balance At December 31, 2001                              $ (55,350)     $   (650,647)     $  1,149,869

     Issuance of common stock                                     -                 -            35,000

     Issuance of common stock for iFactz                          -                 -           540,000

     Repurchase of common stock for cash                          -                 -              (580)

     Net income for the year                                      -           178,088           178,088
                                                     ---------------   ---------------   ---------------

BALANCE AT DECEMBER 31, 2002                                (55,350)         (472,559)        1,902,377

     Repurchase of common stock for cash                          -                 -           (15,000)

     Net income for the year                                      -         1,602,610         1,602,610
                                                     ---------------   ---------------   ---------------

BALANCE AT DECEMBER 31, 2003                                (55,350)        1,130,051         3,489,987

     Issuance of common stock (unaudited)                         -                 -             2,250

     Net income for the six months ended
        June 30, 2004 (unaudited)                                 -         1,133,910         1,133,910
                                                     ---------------   ---------------   ---------------

BALANCE AT JUNE 30, 2004 (UNAUDITED)                      $ (55,350)      $ 2,263,961       $ 4,626,147
                                                     ===============   ===============   ===============

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                                                                   2004              2003              2003              2002
                                                              ---------------   ---------------   ---------------   ---------------
                                                               (Unaudited)       (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                   $ 1,133,910         $ 831,804       $ 1,602,610         $ 178,088
    Adjustments to reconcile net income
       to net cash (used) provided by operating activities
       Provision for bad debt                                              -                 -                 -            22,775
       Depreciation and amortization                                 126,341           102,068           221,892           240,000
       Loss on disposal of property and equipment                     19,974                 -                 -                 -
       Common stock issued for services                                    -                 -                 -            10,000
       (Increase) decrease in operating assets
          Accounts receivable                                       (786,497)         (292,163)       (1,313,958)       (1,131,961)
          Deferred production costs                                   39,839          (123,868)          (91,595)          (10,970)
          Deferred taxes                                              (1,000)          222,000           245,000           167,000
          Interest receivable                                         (1,452)           (1,385)           (2,769)           (2,997)
          Prepaid expenses and other assets                         (101,161)                -           (10,640)           (5,261)
       (Decrease) increase in operating liabilities

          Accounts payable                                           (98,326)          700,454         1,201,921           824,645
          Accrued expenses                                           291,046            (6,704)           34,721            29,174
          Customer advances                                           71,127             6,448          (446,587)          410,156
          Income taxes payable                                      (797,000)          316,000           797,000                 -
          Other liabilities                                                -              (277)             (277)              277
                                                              ---------------   ---------------   ---------------   ---------------
             Net Cash (Used) Provided By Operating Activities       (103,199)        1,754,377         2,237,318           730,926

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                              (310,865)          (52,977)         (144,146)          (89,472)
    Proceeds from sales of property and equipment                     10,000                 -                 -                 -
                                                              ---------------   ---------------   ---------------   ---------------
             Net Cash Used By Investing Activities                  (300,865)          (52,977)         (144,146)          (89,472)

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of common stock                                               2,250                 -                 -            25,000
    Purchase of common stock                                               -                 -           (15,000)             (580)
                                                              ---------------   ---------------   ---------------   ---------------

             Net Cash Provided (Used) By Financing Activities          2,250                 -           (15,000)           24,420
                                                              ---------------   ---------------   ---------------   ---------------

             NET (DECREASE) INCREASE IN CASH                        (401,814)        1,701,400         2,078,172           665,874

CASH AT BEGINNING OF PERIOD                                        3,263,255         1,185,083         1,185,083           519,209
                                                              ---------------   ---------------   ---------------   ---------------

CASH AT END OF PERIOD                                            $ 2,861,441       $ 2,886,483       $ 3,263,255       $ 1,185,083
                                                              ===============   ===============   ===============   ===============

NONCASH FINANCING AND INVESTING ACTIVITIES
    Issuance of common stock for iFactz                                  $ -               $ -               $ -         $ 540,000
                                                              ===============   ===============   ===============   ===============
    Common stock issued for services                                     $ -               $ -               $ -          $ 10,000
                                                              ===============   ===============   ===============   ===============

See the accompanying notes.

                                       F-5

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature Of Operations

The accompanying consolidated financial statements include the accounts of SendTec, Inc. (f/k/a DirectNet Advertising.Net, Inc.) and its wholly-owned subsidiary iFactz, Inc. (collectively, the Company). All material intercompany balances and transactions have been eliminated. The Company provides advertising and marketing services for its customers located throughout the United States of America. These services include distribution of internet advertising, purchase of direct response television media for customers, and production of television commercials for direct response advertising.

Effective December 31, 2003, iFactz, Inc. was merged into SendTec, Inc. The merger had no impact on the consolidated financial statements of the Company.

Receivables And Credit Policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Follow-up correspondence is made if unpaid accounts receivable go beyond 30 days.

Payments  on  accounts   receivable  are  allocated  to  the  specific  invoices
identified on the customer's remittance advice.

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. The carrying amounts of accounts receivable approximate management's best estimate of the amounts that will be collected. Management individually reviews all accounts receivable balances that exceed the due date and estimates the portion, if any, of the balance that will not be collected. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to earnings and a credit to trade accounts receivable. Bad debt expense has not been material to the financial statements.

Unbilled Revenue

Included in accounts receivable at December 31, 2003 and 2002 is unbilled revenue of $1,058,590 and $658,488, respectively. At June 30, 2004, unbilled revenue of $1,126,466 (unaudited) is included in accounts receivable.

Property And Equipment

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the related assets.

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25.

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------

SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair market value at the date of grant. SFAS No. 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB No. 25) provided that pro-forma disclosures are made of what net income would have been had the new fair value method been used. The required disclosures were amended in December 2002 with the issuance of SFAS No. 148, Accounting for Stock Based Compensation
- Transition and Disclosure. The Company has adopted the disclosure requirements of SFAS No.123 as amended by SFAS No. 148, but will continue to account for stock-based compensation under APB No. 25.

At June 30, 2004 and December 31, 2003 and 2002, the Company has a stock-based compensation plan which is more fully described in Note E. No stock-based employee compensation cost is reflected in net income for the unaudited period ended June 30, 2004 or for the years ended December 31, 2003 and 2002. There would have been no effect on net income if the Company had applied the fair
value   recognition   provisions  of  SFAS  No.  123  to  stock-based   employee
compensation.

Business Combinations

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, which requires that all future business combinations be recorded using the purchase method of accounting. The Company adopted SFAS No. 141 and it provisions effective July 1, 2001.

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The  Company  has three  primary  sources  of  revenue.  One  source is from the distribution of internet advertising, which comprised approximately 79% (unaudited) for the six month period ended June 30, 2004 and 60% and 65% of total revenues for the years ended December 31, 2003 and 2002, respectively. Revenue is recognized when users visit and complete actions at an advertiser's website. Recorded revenue is based upon reports generated by the Company's tracking software.

A second source of revenue is from purchasing and tracking direct response media for customers. This revenue comprised approximately 14% (unaudited) for the six month period ended June 30, 2004 and 29% and 21% of total revenues for the years ended December 31, 2003 and 2002, respectively. The Company recognizes this revenue when the media is aired. Amounts received from customers in advance are included in customer advances and totaled approximately $31,000 (unaudited) at June 30, 2004 and $44,000 and $453,000 at December 31, 2003 and 2002,
respectively.

A third source of revenue is primarily from the production of direct response advertising programs for clients. Production generally takes eight to 12 weeks and the Company usually collects amounts up front and at various points throughout production. This revenue category also includes other miscellaneous services such as website development. Revenue from this category comprised approximately 7% (unaudited) for the six month period ended June 30, 2004 and 11% and 14% of total revenues for the years ended December 31,

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------

2003 and  2002,  respectively.  Revenue  is  recognized  when the  programs  are
complete  and  have  been   delivered  or  are   available   for  immediate  and
unconditional delivery.

Amounts received from customers prior to the completion of commercials are included in customer advances and totaled approximately $184,000 (unaudited) at June 30, 2004 and $100,000 and $138,000 at December 31, 2003 and 2002,
respectively. Direct costs associated with the production of commercials in process are included in deferred production costs and totaled approximately $63,000 (unaudited) at June 30, 2004 and $103,000 and $11,000 at December 31,
2003 and 2002, respectively.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                  June 30, 2004              December 31,
                                  Useful Lives     (Unaudited)           2003             2002
                                  -------------- ----------------- ----------------- ---------------
Equipment                            5 years     $     407,632     $     367,028     $     222,882
Furniture and fixtures               7 years           172,455             7,650             7,650
Leasehold improvement                6 years            13,693                 -                 -
Software                          3 to 5 years         791,445           791,445           791,445
                                                 ----------------- ----------------- ---------------
                                                     1,385,225         1,166,123         1,021,977
Less accumulated depreciation                         (672,242)         (607,690)         (385,798)
                                                 ----------------- ----------------- ---------------
                                                 $     712,983     $     558,433     $     636,179
                                                 ================= ================= ===============

NOTE C - ACQUISITION OF IFACTZ

Effective February 2002, the Company acquired all of the outstanding shares of iFactz, Inc. (an entity with stockholders common to both entities) in exchange for 2,000,000 of the Company's shares. The value of the Company's shares was estimated to be $.27 per share (based on a recent stock transaction) and totaled $540,000. The sole asset of iFactz was developed software that tracks offline media sources. The Company has allocated the full purchase price to software and has included it with property and equipment. The software is being amortized using the straight-line method over an estimated useful life of five years. The consolidated financial statements include the operating results of iFactz from the date of acquisition.

NOTE D - STOCKHOLDERS' EQUITY

Treasury Stock

During 2002, the Company purchased 78,806 shares of its common stock from a former employee for $580. The price was based on the amount originally paid for the shares. During 2003, the Company purchased 45,000 shares of its common stock from two stockholders for a total of $15,000.

Notes Receivable - Common Stock

Prior to 2002, the Company issued 205,000 shares of its common stock to three Company officers in exchange for promissory notes totaling $55,350. The value of the shares was based upon management's estimate of the fair value of the shares in June 2001. These notes mature in June 2006 and bear interest at the

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------

Mid-Term Applicable Federal Rate in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended. The notes receivable are included as a reduction of stockholders' equity.

NOTE E - STOCK OPTION PLAN

The Company's stock option plan (the Plan) was approved by the stockholders of the Company effective February 2000. A maximum of 750,000 shares of the Company's common stock may be issued under the Plan. The maximum term of the stock options granted is 10 years and most optionees vest in the options over a 24-month period.

The purpose of the Plan is to provide additional incentives to officers, other key employees and directors of and important consultants to the Company by encouraging them to invest in shares of the Company's common stock and, thereby, acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

Options under the Plan may be options which qualify under Section 422 of the Internal Revenue Code (Incentive Stock Options) or options which do not qualify under Section 422 (Nonqualified Options). The following table summarizes option activity:


                                                                                                  Weighted
                                                                                                   Average
  Year ended December 31, 2002                                                     Shares       Exercise Price
                                                                              ---------------- ---------------
     Stock option activity outstanding at beginning of year                      160,800       $      2.25
       Granted                                                                    76,250              2.25
       Expired or surrendered                                                   (149,500)            (2.25)
                                                                              ---------------- ---------------
       Outstanding at end of year                                                 87,550       $      2.25
                                                                              ================ ===============

     Exercisable at end of year                                                   25,275       $      2.25
                                                                              ================ ===============


  Year ended December 31, 2003
     Stock option activity outstanding at beginning of year                       87,550       $      2.25
       Granted                                                                   241,150              2.25
       Expired or surrendered                                                    (10,500)            (2.25)
                                                                              ---------------- ---------------
       Outstanding at end of year                                                318,200       $      2.25
                                                                              ================ ===============

     Exercisable at end of year                                                   52,050       $      2.25
                                                                              ================ ===============

  Six months ended June 30, 2004 (unaudited)
     Stock option activity outstanding at beginning of period                    318,200       $      2.25
       Granted                                                                   121,900              2.55
       Exercised                                                                  (1,000)            (2.25)
       Expired or surrendered                                                    (55,000)            (2.25)
                                                                              ---------------- ---------------
       Outstanding at end of period                                              384,100       $      2.34
                                                                              ================ ===============

     Exercisable at June 30, 2004                                                 83,800       $      2.25
                                                                              ================ ===============

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------

The weighted average life of the options is five years. The estimated fair value of stock options at the time of the grant using the Black-Scholes option pricing model was as follows at June 30, 2004 (unaudited) and December 31, 2003 and 2002:

  Fair value per option                     $      -
  Assumptions:
     Annualized dividend yield                     0%
     Expected volatility                           0%
     Risk free interest rate                       4%
     Expected option terms (in years)              5

NOTE F - LEASES

The Company has noncancelable operating lease agreements for buildings and equipment. Future minimum lease payments required under the operating leases are as follows at December 31, 2003:

   2004                                     $       25,040
   2005                                            219,732
   2006                                            225,225
   2007                                            230,856
   2008                                            236,627
   Thereafter                                      304,694
                                            ----------------
                                            $    1,242,174
                                            ================

Rent expense for all operating leases was approximately $81,000 (unaudited) for the six month period ended June 30, 2004 and $133,000 and $113,000 for the years ended December 31, 2003 and 2002, respectively.

NOTE G - INCOME TAXES

The provision for income taxes consists of the following:


                                                           June 30,                          December 31,
                                                    2004              2003              2003              2002
                                              ----------------- ----------------- ----------------- -----------------
                                                          (Unaudited)
Current
   Federal                                    $      618,000    $      271,000    $      681,000    $            -
   State                                             106,000            46,000           116,000                 -
                                              ----------------- ----------------- ----------------- -----------------
                                                     724,000           317,000           797,000                 -
Deferred
   Federal                                            (1,000)          189,000           209,000           142,000
   State                                                   -            32,000            36,000            25,000
                                              ----------------- ----------------- ----------------- -----------------
                                                      (1,000)          221,000           245,000           167,000
                                              ----------------- ----------------- ----------------- -----------------
                                              $      723,000    $      538,000    $    1,042,000    $      167,000
                                              ================= ================= ================= =================

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------


The income tax expense differs from the amount computed using the statutory federal income tax rate as follows:


                                                           June 30,                          December 31,
                                                    2004              2003              2003              2002
                                              ----------------- ----------------- ----------------- -----------------
                                                          (Unaudited)
Income tax expense at federal statutory rate  $      631,000    $      466,000    $      899,000    $      117,000
State tax expense, net of federal benefit             67,000            50,000            96,000            13,000
Amortization of acquired software                     20,000            20,000            41,000            34,000
Other                                                  5,000             2,000             6,000             3,000
                                              ----------------- ----------------- ----------------- -----------------
                                              $      723,000    $      538,000    $    1,042,000    $      167,000
                                              ================= ================= ================= =================

Tax effects of temporary differences that give rise to the deferred tax assets and liabilities relate to the following:

                                                June 30, 2004              December 31,
Deferred tax assets                              (Unaudited)          2003              2002
                                              ----------------- ---------------- ------------------
   Accrued liabilities                        $       24,000    $       11,000   $      228,000
   Other                                               2,000             5,000           10,000

Deferred tax liabilities
   Depreciation and amortization                     (64,000)          (55,000)         (32,000)
                                              ----------------- ---------------- ------------------
     Net deferred tax (liabilities) assets    $      (38,000)   $      (39,000)  $      206,000
                                              ================= ================ ==================

During 2003, the Company used federal and state net operating loss carryforwards to offset taxable income of approximately $602,000.

NOTE H - CREDIT CONCENTRATIONS

The Company maintains its cash accounts with a commercial bank that has branches located in the Tampa Bay area of Florida. Deposits at this bank exceeded federal insurance limits by approximately $3,981,000 at December 31, 2003.

NOTE I - SIGNIFICANT CUSTOMERS AND SUPPLIERS

71% (unaudited) of the Company's revenue was from three customers for the six month period ended June 30, 2004. For 2003 and 2002, 53% and 62%, respectively, of the Company's revenue was from three customers and four customers.

As of June 30, 2004, eight customers comprised approximately 87% (unaudited) of total accounts receivable. As of December 31, 2003 and 2002, five and six customers comprised approximately 89% and 86% of total accounts receivable, respectively.

The Company utilizes the services of a media supplier which accounts for approximately 29% (unaudited) of the Company's cost of sales for the six month period ended June 30, 2004 and 35% and 30% of the Company's cost of sales for 2003 and 2002, respectively.

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------


NOTE J - RETIREMENT PLAN

Effective  January 1, 2003,  the Company  established  a SIMPLE IRA savings plan
(Plan) which is maintained for the benefit of all eligible employees who have completed six months of service. The Plan allows employees to make certain tax deferred voluntary contributions. The Company contributes to the Plan such amounts as deemed appropriate. Contributions made by the Company totaled approximately $32,000 (unaudited) for the six months ended June 30, 2004 and $57,000 for the year ended December 31, 2003.

                               THEGLOBE.COM, INC.
         INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                                                           Page
                                                                           ----

Introduction to Pro Forma Condensed Consolidated Financial
     Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF-2

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004. . . .  PF-4

Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003. . . . . . . . . . . . . . . . . . . . . . .  PF-5

Pro Forma Condensed Consolidated Statement of Operations for the six
     months ended June 30, 2004 . . . . . . . . . . . . . . . . . . . . .  PF-6

Notes to Pro Forma Condensed Consolidated Financial Statements. . . . . .  PF-7

                               THEGLOBE.COM, INC.
                            INTRODUCTION TO PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


The following pro forma condensed consolidated financial statements give effect to the acquisition of SendTec, Inc. ("SendTec") by theglobe.com, inc. ("theglobe" or the "Company"), which was completed on September 1, 2004. The pro forma condensed consolidated balance sheet of theglobe as of June 30, 2004 has been prepared as if the Company's acquisition of SendTec had been consummated on June 30, 2004. The pro forma condensed consolidated statements of operations of theglobe for the year ended December 31, 2003 and the six months ended June 30, 2004 are presented as if the Company's acquisition of SendTec occurred on January 1, 2003 and the effect was carried forward through the balance of the year 2003 and the six month period ended June 30, 2004.

Pursuant to the terms of the agreement and plan of merger, theglobe paid or will pay consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of theglobe's Common Stock, (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (the "Preferred Stock"), and (iv) a subordinated promissory note in the amount of $1,000,000 (the note bears interest at the rate of 4% per annum and matures in one lump sum of principal and interest on the first anniversary date of the note).

The Preferred Stock will vote with the holders of theglobe.com Common Stock on all matters on an "as-converted" basis. The Preferred Stock will automatically convert into shares of theglobe's Common Stock on a 1 for 100 basis at such time as theglobe files an amendment to its certificate of incorporation to increase its authorized shares of Common Stock from 200,000,000 to at least 300,000,000 (the "Capital Amendment"). theglobe intends to seek shareholder authorization for such amendment at its annual meeting of stockholders anticipated to be held in November 2004. In the event the Capital Amendment is not approved for any reason, then the remaining Preferred Stock may be converted into a promissory note under certain circumstances.

theglobe also issued an aggregate of approximately 4,000,000 replacement options to acquire shares of theglobe's Common Stock for each of the issued and outstanding options to acquire shares of SendTec common stock held by employees of SendTec. Of these replacement stock options, approximately 3,270,000 have exercise prices of $0.06 per share and approximately 700,000 have exercise prices of $0.27 per share. theglobe also agreed to grant an aggregate of 250,000 options to other employees of SendTec at an exercise price of $0.34 per share.

As part of the acquisition, certain executives of SendTec entered into new employment agreements with SendTec. The employment agreements each have a term of five years and automatically renew for an additional year at expiration unless either party provides the requisite notice of non-renewal. The agreements also contain certain non compete provisions for periods as specified by the agreements.

                               THEGLOBE.COM, INC.
                            INTRODUCTION TO PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (CONTINUED)


In addition, warrants to acquire up to an additional 2,500,000 shares of theglobe Common Stock at an exercise price of $0.27 per share will be issued to SendTec shareholders when and if SendTec achieves certain operating income, as defined, for the year ending December 31, 2005. The warrants will be exercisable for five years. theglobe also intends to establish a bonus option pool pursuant to which various employees of SendTec could earn options to acquire an aggregate of 1,000,000 shares of theglobe's Common Stock at an exercise price of $0.27 per share if the aforementioned operating income target is achieved. Due to the contingent nature of these warrants and options, no adjustments have been included in the accompanying pro forma condensed consolidated financial statements as a result of the issuance of such warrants and options.

The pro forma condensed consolidated financial statements are based upon available information and certain assumptions considered reasonable by management. The pro forma condensed consolidated financial statements reflect theglobe's preliminary purchase price allocation, which will be subject to further adjustment as theglobe finalizes the allocation of purchase price in accordance with generally accepted accounting principles. The pro forma condensed consolidated financial statements do not represent what the Company's financial position would have been assuming the completion of the Company's acquisition of SendTec had occurred on June 30, 2004, or what the Company's results of operations would have been assuming the completion of the Company's acquisition of SendTec had occurred on January 1, 2003, nor do they project the Company's financial position or results of operations at any future date or for any future period. These pro forma condensed consolidated financial statements should be read in conjunction with the other financial statements included herein.

                               THEGLOBE.COM, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2004
                                   (UNAUDITED)

                                                           theglobe         SENDTEC         PRO FORMA           PRO FORMA
                                                          HISTORICAL       HISTORICAL        ADJUSTMENTS        ADJUSTED
                                                         -------------    -------------    -------------      --------------
Assets
Current Assets:
     Cash and cash equivalents                         $   20,049,601   $    2,861,441    $  (6,000,000)(a) $    16,911,042
     Marketable securities                                     42,960                -                -              42,960
     Accounts receivable, net                                 698,481        4,242,990          (10,000)(e)       4,931,471
     Inventory, net                                         1,302,145                -                -           1,302,145
     Prepaid and other current assets                       2,094,348          192,251                -           2,286,599
                                                         -------------    -------------    -------------      --------------

        Total current assets                               24,187,535        7,296,682       (6,010,000)         25,474,217

Intangible assets, net                                        210,144                -        1,800,000 (c)       2,010,144

Goodwill                                                            -                -       10,741,297 (c)      10,741,297

Property and equipment, net                                 3,815,714          712,983          314,480 (c)       4,843,177

Other assets                                                   35,625           50,104          (33,444)(d)          52,285
                                                         -------------    -------------    -------------      --------------

        Total assets                                   $   28,249,018   $    8,059,769    $   6,812,333     $    43,121,120
                                                         =============    =============    =============      ==============

Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable                                  $    2,250,585   $    2,784,576    $     (10,000)(e) $     5,025,161
     Accrued expenses and other current liabilities         1,109,518          395,576           26,206 (d)       1,856,300
                                                                                                325,000 (b)
     Customer advances                                              -          215,470                -             215,470
     Income taxes payable                                           -                -                -                   -
     Deferred tax liability                                         -           38,000                -              38,000
     Deferred revenue                                         179,704                -                -             179,704
     Notes payable and current portion of long-term debt      318,954                -        1,000,000 (a)       1,318,954
                                                         -------------    -------------    -------------      --------------

        Total current liabilities                           3,858,761        3,433,622        1,341,206           8,633,589

Long-term debt                                                 43,114                -                -              43,114
Other long-term liabilities                                   158,744                -                -             158,744
                                                         -------------    -------------    -------------      --------------

        Total liabilities                                   4,060,619        3,433,622        1,341,206           8,835,447
                                                         -------------    -------------    -------------      --------------

Stockholders' Equity:
     Preferred stock, at liquidation value                          -                -           17,500 (a)          17,500
     Common stock                                             138,660            4,378           17,500 (a)         156,160
                                                                                                 (4,378)(c)
     Additional paid-in capital                           270,740,529        2,488,738        9,677,500 (a)     280,802,803
                                                                                                384,774 (a)
                                                                                             (2,488,738)(c)
     Treasury stock, at cost                                 (371,458)         (75,580)          75,580 (c)        (371,458)
     Notes receivable on common stock                               -          (55,350)          55,350 (d)               -
     Accumulated other comprehensive income                         -                -                                    -
     Retained earnings / (Accumulated deficit)           (246,319,332)       2,263,961       (2,263,961)(c)    (246,319,332)
                                                         -------------    -------------    -------------      --------------

        Total stockholders' equity                         24,188,399        4,626,147        5,471,127          34,285,673
                                                         -------------    -------------    -------------      --------------

        Total liabilities and stockholders' equity     $   28,249,018   $    8,059,769    $   6,812,333     $    43,121,120
                                                         =============    =============    =============      ==============

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                               THEGLOBE.COM, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (UNAUDITED)

                                                     theglobe         SENDTEC       PRO FORMA        PRO FORMA
                                                    HISTORICAL       HISTORICAL    ADJUSTMENTS        ADJUSTED
                                                    ------------     ----------    -----------      ------------
Net revenue:
     Marketing services                           $           -    $22,729,512    $         -     $  22,729,512
     Advertising                                      2,555,002              -              -         2,555,002
     Magazine sales                                   2,014,458              -              -         2,014,458
     Electronic commerce and other                    1,462,911              -              -         1,462,911
     Telephony services                                 548,081              -              -           548,081
                                                    ------------     ----------    -----------      ------------

        Total net revenue                             6,580,452      22,729,512             -        29,309,964
                                                    ------------     ----------    -----------      ------------

Operating expenses:
     Cost of marketing services sold                          -     15,978,944              -        15,978,944
     Cost of products and publications sold           3,252,498              -              -         3,252,498
     Data communications, telecom and network
      operations                                      1,448,840              -              -         1,448,840
     Sales and marketing                              3,297,897              -      1,434,711 (i)     4,732,608
     Product development                                902,415              -              -           902,415
     General and administrative                       5,253,755      3,908,018     (1,434,711)(i)     8,124,459
                                                                                      397,397 (k)
     Depreciation                                       257,560        221,892         62,756 (f)       542,208
     Amortization of intangibles                         72,182              -        360,000 (f)       432,182
     Impairment charge                                  908,384              -              -           908,384
                                                    ------------     ----------    -----------      ------------

        Total operating expenses                     15,393,531      20,108,854       820,153        36,322,538
                                                    ------------     ----------    -----------      ------------

Loss from operations                                 (8,813,079)     2,620,658       (820,153)       (7,012,574)
                                                    ------------     ----------    -----------      ------------

Other income (expense), net:
     Interest income (expense), net                  (1,777,689)        23,952         (2,769)(h)    (1,796,506)
                                                                                      (40,000)(l)
     Other expense, net                                (443,629)             -              -          (443,629)
                                                    ------------     ----------    -----------      ------------

        Other expense, net                           (2,221,318)        23,952        (42,769)       (2,240,135)
                                                    ------------     ----------    -----------      ------------

Loss before income taxes                            (11,034,397)     2,644,610       (862,922)       (9,252,709)
     Income taxes                                             -      1,042,000     (1,042,000)(j)             -
                                                    ------------     ----------    -----------      ------------

Net loss                                          $ (11,034,397)   $ 1,602,610    $   179,078     $  (9,252,709)
                                                    ============     ==========    ===========      ============

Basic and diluted net loss per common share                                                       $       (0.13)
                                                                                                    ============

Weighted average basic and diluted shares outstanding                                                73,711,000
                                                                                                    ============

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                                THEGLOBE.COM INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                   (UNAUDITED)

                                                        theglobe         SENDTEC        PRO FORMA         PRO FORMA
                                                       HISTORICAL       HISTORICAL     ADJUSTMENTS        ADJUSTED
                                                      ------------     -----------     -----------      ------------
Net revenue:
     Marketing services                             $           -    $ 17,633,235   $     (10,000)(g) $  17,623,235
     Advertising                                          804,082               -               -           804,082
     Magazine sales                                       236,651               -               -           236,651
     Electronic commerce and other                        434,141               -               -           434,141
     Telephony services                                   207,353               -               -           207,353
                                                      ------------     -----------     -----------      ------------

        Total net revenue                               1,682,227      17,633,235         (10,000)       19,305,462
                                                      ------------     -----------     -----------      ------------

Operating expenses:
     Cost of marketing services sold                            -      12,892,834               -        12,892,834
     Cost of products and publications sold             1,193,889               -               -         1,193,889
     Data communications, telecom and network
       operations                                       2,299,537               -               -         2,299,537
     Sales and marketing                                2,726,856               -         961,295 (i)     3,678,151
                                                                                          (10,000)(g)
     Product development                                  372,059               -               -           372,059
     General and administrative                         3,635,900       2,748,811        (961,295)(i)     5,546,060
                                                                                          122,644 (k)
     Depreciation                                         492,350         126,341          42,646 (f)       661,337
     Amortization of intangibles                           42,343               -         180,000 (f)       222,343
                                                      ------------     -----------     -----------      ------------

        Total operating expenses                       10,762,934      15,767,986         335,290        26,866,210
                                                      ------------     -----------     -----------      ------------

Loss from operations                                   (9,080,707)      1,865,249        (345,290)       (7,560,748)
                                                      ------------     -----------     -----------      ------------

Other expense, net:
     Interest income (expense), net                      (802,123)         11,635          (1,452)(h)      (791,940)
     Other expense, net                                  (134,829)        (19,974)              -          (154,803)
                                                      ------------     -----------     -----------      ------------

        Other expense, net                               (936,952)         (8,339)         (1,452)         (946,743)
                                                      ------------     -----------     -----------      ------------

Loss before income taxes                              (10,017,659)      1,856,910        (346,742)       (8,507,491)
     Income taxes                                               -         723,000        (723,000)(j)             -
                                                      ------------     -----------     -----------      ------------

Net loss                                            $ (10,017,659)   $  1,133,910   $     376,258     $  (8,507,491)
                                                      ============     ===========     ===========      ============

Basic and diluted net loss per common share                                                           $       (0.06)
                                                                                                        ============

Weighted average basic and diluted shares outstanding                                                   137,914,000
                                                                                                        ============

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                               THEGLOBE.COM, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1. Historical Financial Statements

      The historical financial data presented in these pro forma condensed consolidated financial statements includes the historical balance sheet of theglobe and SendTec at June 30, 2004 and the historical statements of operations of theglobe and SendTec for the year ended December 31, 2003 and for the six months ended June 30, 2004.

NOTE 2. Pro Forma Adjustments

      Adjustments   included  in  the  column   under  the  heading  "Pro  Forma
      Adjustments" include the following:

      Balance Sheet

      (a). Represents the consideration paid or payable by theglobe for the acquisition of SendTec, including: (i) $6.0 million in cash; (ii) a $1.0 million subordinated promissory note; (iii) the issuance of 17.5 million shares of theglobe's Common Stock plus preferred shares convertible into an additional 17.5 million shares of theglobe's Common Stock; and (iv) the granting of replacement stock options to former employees of SendTec to purchase an aggregate of approximately 4.0 million shares of theglobe's Common Stock. The valuation assigned to the common stock, preferred shares and replacement stock options issued as a result of the acquisition was based on the closing price of theglobe.com Common Stock on August 25, 2004. The pro forma amounts also assume that no stockholders of SendTec exercise dissenter's appraisal rights.

      (b). Represents estimated transaction costs, including banking, legal and accounting expenses incurred in connection with theglobe's acquisition of SendTec.

      (c). Represents the preliminary allocation of the purchase price paid for the acquisition of SendTec, including: (i) the assignment of values to specifically identifiable assets and liabilities; (ii) the recording of the excess of purchase price over individual assigned values to goodwill; and (iii) the elimination of the historical stockholders' equity balances of SendTec.

      (d). Represents adjustments related to the repayment of outstanding loans, including principal and accrued interest portions, by three (3) officers of SendTec from the proceeds of bonuses paid to such officers in August 2004, including payments made to these officers for income tax gross-ups.

      (e). Represents the elimination of accounts receivable and accounts payable balances due to SendTec from theglobe at June 30, 2004.

                               THEGLOBE.COM, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2. Pro Forma Adjustments (continued)

      Statement of Operations

      (f). Adjustment to recognize the incremental amortization of capitalized software and the amortization of intangible assets related to employee non-compete agreements based upon preliminary values assigned to assets acquired in SendTec merger.

      (g). Adjustment to eliminate revenue billed by SendTec to theglobe against the related sales and marketing expense recorded by theglobe.

      (h). Adjustment to eliminate interest income recorded in connection with loans to three (3) officers of SendTec which were repaid in August 2004.

      (i). Adjustment to reclassify certain sales and marketing expenses recorded by SendTec to conform to classification methods used by theglobe.

      (j). Adjustment to eliminate income tax expense recorded by SendTec based upon the planned filing of theglobe and SendTec consolidated income tax returns.

      (k). Adjustment to record amortization of deferred compensation related to replacement stock options granted to former employees of SendTec.

      (l). Adjustment to record interest expense related to the $1.0 million subordinated promissory note issued in connection with the SendTec acquisition.

      (m). The weighted average basic and diluted shares outstanding for the six months ended June 30, 2004 and the twelve months ended December 31, 2003 assume the conversion of the preferred shares into shares of theglobe.com Common Stock as of January 1, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

During 2000 and 2001, the Company restructured its business operations and sold off or closed most of its businesses. As of June 30, 2004, we managed two primary lines of business. One line consists of our historical network of three wholly owned businesses, each of which specializes in the games business by delivering games information and selling games in the United States and abroad. These businesses are: our print publication Computer Games Magazine; our Computer Games Online website (www.cgonline.com), which is the online counterpart to Computer Games Magazine; and our Chips & Bits, Inc. (www.chipsbits.com) games distribution company.

The second line of business, voice over Internet protocol ("VoIP") telephony services, includes voiceglo Holdings, Inc., a wholly-owned subsidiary of theglobe.com that offers VoIP web-based, home and business phone service. The term "VoIP" refers to a category of hardware and software that enables people to use the Internet to make phone calls.

As of June 30, 2004, our revenues were derived principally from the sale of print advertisements under short-term contracts in our games information magazine Computer Games, through the sale of video games and related products through our games distribution business Chips & Bits, Inc.; and through the sale of our games information magazine through newsstands and subscriptions. Our VoIP products and services had yet to produce any significant revenue.

On September 1, 2004, the Company closed on the acquisition of SendTec, Inc., an advertising and direct response marketing services company based in St. Petersburg, Florida (the "SendTec Acquisition"). In exchange for the acquisition of SendTec the Company paid or will pay consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of the Company's Common Stock, (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (which is convertible into 17,500,000 shares of the Company's Common Stock), and (iv) a subordinated promissory note in the amount of $1 million. The Company also issued an aggregate of approximately 4,000,000 replacement options to acquire the Company's Common Stock for each of the issued and outstanding options to acquire SendTec held by the former employees of SendTec. In addition, warrants to acquire shares of theglobe.com Common Stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million, for the year ending December 31, 2005. The number of earn-out warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%).

RESULTS OF OPERATIONS

The nature of the business being conducted by us has significantly changed from 2002 to 2004. As a result of our decision to enter into the VoIP business we have incurred substantial expenditures without corresponding revenue as we develop our VoIP product line and as we put into place the infrastructure for our VoIP products. Consequently, and primarily as a result of these factors, the results of operations for the year ended December 31, 2003 are not necessarily comparable to the year ended December 31, 2002. Similarly, the results of operations for the six months ended June 30, 2004 are not necessarily comparable to the six months ended June 30, 2003.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

NET REVENUE. Our revenue sources were principally from the sale of print advertisements under short-term contracts in our games information magazine Computer Games; the sale of video games and related products through our games distribution business Chips & Bits, Inc.; the sale of our games information magazine through newsstands and subscriptions; and to a lesser extent from the sale of VoIP telephony services.

Net revenue totaled $5.3 million for the year ended December 31, 2003 as compared to $7.2 million for the year ended December 31, 2002. The $1.9 million decline in total net revenue was primarily attributable to decreases in net revenue from electronic commerce, advertising and magazine sales, partially offset by net revenue generated by our VoIP telephony services division.

Advertising revenue from the sale of print advertisements in our games magazine was $2.6 million, or 48%, of total net revenue for the year ended December 31, 2003, versus $3.1 million, or 43%, of total net revenue for the prior year. Barter advertising revenue represented approximately 2% and 2% of total net revenue for the years ended December 31, 2003 and 2002, respectively.

Net revenue attributable to the sale of our games information magazine was $0.7 million, or 14%, of total net revenue for the 2003 year as compared to $1.0 million, or 14%, of total net revenue in 2002. As discussed in Note 1(j) of the Notes to Consolidated Financial Statements, we use outside agents to obtain new subscribers for our Computer Games magazine, whereby the agents retain a percentage of the subscription proceeds as their commission. Previously these commissions had been classified as sales and marketing expense within the consolidated statements of operations. Effective June 2004, we changed our method of accounting for these agency fees, reporting them as a reduction of magazine sales subscription revenue. We believe this alternative accounting method is a more commonly used industry practice and is preferable under the circumstances. This reclassification had no impact on our net loss as previously reported. Net revenue as presented in the accompanying consolidated statements of operations is shown net of approximately $1.3 million and $2.4 million of agency fees for the years ended December 31, 2003 and 2002, respectively. The decline in net revenue from the sale of our games magazine as compared to the previous year was primarily the result of a decrease in the circulation base of our games magazine. As rates for print advertising charged to advertisers are driven largely by the circulation of the publication, the decline in the circulation base of our games magazine has also contributed to the decrease in our advertising revenue.

Electronic commerce and other net revenue is principally comprised of sales of video games and related products through Chips & Bits, Inc. Sales of products through our online store accounted for $1.5 million, or 28%, of total net revenue for the year ended December 31, 2003 as compared to $3.1 million, or 42%, of total net revenue for 2002. The $1.6 million decrease was primarily the result of advances in technology and the number of releases of console and online games, which traditionally have less sales loyalty to our online store, coupled with the continued decline in the number of major PC game releases, on which our online store relies for the majority of sales. In addition, an increasing number of major retailers have increased the selection of video games offered by both their traditional "bricks and mortar" locations and their online commerce sites resulting in increased competition.

Net revenue from telephony services totaled $0.5 million for the year ended December 31, 2003. As part of the Company's strategy to enter the VoIP business, the Company acquired DPT, an international licensed telecommunications carrier engaged in the purchase and resale of telecommunications services over the Internet, on May 28, 2003. Telephony services net revenue generated by DPT during 2003 represented approximately 89% of total telephony services net revenue and was derived principally from the charges to customers for international call completion based on the volume of minutes utilized. As a result of management's decision during the first quarter of 2004 to suspend DPT's wholesale business and dedicate the DPT physical and intellectual assets to its retail VoIP business, net revenue derived from the wholesale business of DPT is not expected to represent a significant component of telephony services net revenue in the near term. Net revenue attributable to the launch of the Company's retail VoIP products represented the remaining 11% of total 2003 telephony services net revenue. Although the Company launched its basic suite of retail VoIP offerings on a "national" basis during the fourth quarter of 2003, the Company has continued to focus significant resources on further development of its VoIP products, most recently evidenced by the 2004 first quarter launch of its "GloPhone" product line. In addition, the Company has continued to formulate its marketing strategy and distribution network for its VoIP products.

COST OF PRODUCTS AND PUBLICATIONS SOLD. Cost of products and publications sold related to our games division consists primarily of printing costs of our games magazine, Internet connection charges, personnel costs, maintenance costs of website equipment and the costs of merchandise sold and shipping fees in connection with our online store. Cost of products and publications sold by our games division totaled approximately $3.1 million and $5.6 million for the years ended December 31, 2003 and 2002, respectively. The gross margin of the Company's games division approximated 34% in 2003 as compared to 23% in 2002. The overall improvement in the gross margin of the games division as compared to the prior year resulted from the increase in advertising revenue as a percentage of total net revenue, coupled with an improvement in the gross profit margin of Chips & Bits. The remaining $0.2 million of cost of products sold for 2003 consisted primarily of customer equipment costs related to the sale of the Company's voiceglo service launched during mid-August 2003.

DATA COMMUNICATIONS, TELECOM AND NETWORK OPERATIONS. This expense category, which totaled $1.4 million in 2003, relates to the Company's entry into the VoIP business in 2003 and includes carrier transport and circuit interconnection costs related to the Company's wholesale telephony services business marketed by DPT and the Company's retail telephony services business marketed under the voiceglo and GloPhone brand names. Personnel and consulting costs incurred in support of the Company's Internet telecommunications network are also included in this expense category. Data communications, telecom and network operations expenses are expected to increase in the future as the Company further expands its data communications network and expands its telecommunications carrier relationships in order to support its VoIP product line.

SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related expenses of sales and marketing personnel, commissions, advertising and marketing costs, public relations expenses, promotional activities and barter expenses. Sales and marketing expenses were $2.0 million for the year ended December 31, 2003 as compared to $1.1 million for the year ended December 31, 2002. Sales and marketing expenses of the VoIP telephony services division totaling $1.4 million were partially offset by a decline of $0.5 million in sales and marketing expenses of the Company's games division as compared to 2002. As mentioned in the discussion of Net Revenue above, commissions paid to agents to obtain subscribers to our Computer Games magazine had previously been reported as sales and marketing expenses. Effective June 2004, we changed our method of accounting for these agency fees, reporting them as a reduction of magazine sales subscription revenue, which we believe is an alternative accounting method and a more commonly used industry practice. Sales and marketing expenses of the games division represented approximately 12% and 15% of total net revenue attributable to the games division's operations for the years ended December 31, 2003 and 2002, respectively. Costs incurred in staffing internally, the identification and continuing development of a potential independent sales network and advertising the VoIP product line were the principal components of sales and marketing expenses of the VoIP telephony services operations during the year ended December 31, 2003.

PRODUCT DEVELOPMENT. Product development expenses include salaries and related personnel costs, expenses incurred in connection with website development, testing and upgrades; editorial and content costs; and costs incurred in the development of our voiceglo and GloPhone branded products. Product development expenses increased to $0.9 million for the year ended December 31, 2003, as compared to $0.7 million for the year ended December 31, 2002. The increase was principally attributable to personnel costs and consulting expenses relating to the development of our retail VoIP telephony products and services, which totaled approximately $0.3 million during 2003.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related personnel costs for general corporate functions including finance, human resources and facilities, outside legal and professional fees, directors and officers insurance, bad debt expenses and general corporate overhead costs. General and administrative expenses were $5.3 million for the year ended December 31, 2003, as compared to $2.8 million for the year ended December 31, 2002. Increases in headcount and the resulting personnel expenses, as well as other general and administrative expenses directly attributable to the Company's new line of business, VoIP telephony services, were major factors contributing to the $2.5 million increase in total general and administrative expenses. Other expense categories which increased as compared to 2002 largely as a result of the Company's entrance into the VoIP business, included legal fees, other professional fees and facilities costs.

AMORTIZATION OF INTANGIBLE ASSETS. Amortization expense of approximately $0.1 million recorded during 2003 represented the amortization of the non-compete agreement recorded in connection with the acquisition of DPT prior to its write-off at year-end and amortization of capitalized patent costs related to our retail VoIP products.

IMPAIRMENT CHARGE. During the first quarter of 2004, the Company decided to suspend DPT's wholesale business and decided to dedicate the DPT physical and intellectual assets to its retail VoIP business, which is conducted under the brand names of "voiceglo" and "GloPhone". As a result, management reviewed the long-lived assets associated with the wholesale VoIP business for impairment. Goodwill of approximately $0.6 million and the unamortized balance of the non-compete intangible asset of approximately $0.3 million recorded in connection with the May 2003 acquisition of DPT were written off and recorded as an impairment loss. No impairment charges were recorded during 2002.

INTEREST INCOME (EXPENSE), NET. Non-cash interest expense of $1.5 million was recorded in the second quarter of 2003 related to the beneficial conversion feature of the $1,750,000 in Secured Convertible Notes issued on May 22, 2003. The expense resulted as the Secured Convertible Notes were convertible into our Common Stock at a price below the fair market value of our Common Stock (for accounting purposes), based on the closing price of our Common Stock as reflected on the OTCBB on the issuance date of the notes. In addition, the warrant to acquire 3,888,889 shares of our Common Stock issued to one of the note holders was exercisable at a price below the fair market value of our Common Stock (for accounting purposes), based on the closing price of our Common Stock as reflected on the OTCBB on the date of issuance. The value assigned to the warrant was recorded as a discount to the face value of the Secured Convertible Notes to be amortized to interest expense over the term of the Secured Convertible Notes. Discount amortization of approximately $0.2 million was included in interest expense, net, during the year ended December 31, 2003.

OTHER EXPENSE, NET. Other expense, net, of $0.4 million was reported for the year ended December 31, 2003. Other expense in 2003 includes reserves against the amounts loaned by the Company to a development stage Internet related business venture totaling $0.5 million.

INCOME TAXES. No tax benefit was recorded for the year ended December 31, 2003 as we recorded a 100% valuation allowance against our otherwise recognizable deferred tax assets due to the uncertainty surrounding the timing or ultimate realization of the benefits of our net operating loss carryforwards in future periods. The income tax provision recorded for the year ended December 31, 2002 was based solely on state and local taxes on business and investment capital. Our effective tax rate differs from the statutory Federal income tax rate, primarily as a result of the uncertainty regarding our ability to utilize our net operating loss carryforwards. As of December 31, 2003, the Company had net operating loss carryforwards available for U.S. and foreign tax purposes of approximately $144 million. These carryforwards expire through 2023. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Due to the change in our ownership interests in August 1997 and May 1999 and the Company's recently completed PIPE Offering in March 2004 (together with the exercise and conversion of various securities in connection with such PIPE Offering), as defined in the Internal Revenue Code of 1986, as amended, the Company may have substantially limited or eliminated the availability of its net operating loss carryforwards. There can be no assurance that the Company will be able to avail itself of any net operating loss carryforwards.

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2003

NET REVENUE. Net revenue totaled $1.7 million for the first six months of 2004 as compared to $2.3 million in the same period of the prior year. The $0.6 million decline in total net revenue was principally the result of declines of $0.3 million in sales of games products by Chips and Bits, Inc., $0.2 million in print advertisements and $0.1 million in sales of the computer games magazine. As discussed in the comparison of the year ended December 31, 2003 compared to the year ended December 31, 2002, we changed the classification of agency fees paid to third parties as commissions for obtaining new subscribers to our Computer Games magazine. Previously these commissions had been classified as sales and marketing expense within the consolidated statements of operations. Effective June 2004, we changed our method of accounting for these commissions, reporting them as a reduction of magazine sales subscription revenue. We believe this alternative accounting method is a more commonly used industry practice and is preferable under the circumstances. This reclassification had no impact on our net loss as previously reported. Net revenue in the accompanying condensed consolidated statements of operations has been shown net of approximately $537,000 and $770,000 of agency fees for the six months ended June 30, 2004 and 2003, respectively. Net revenue generated by our telephony services division totaled $0.2 million for both the first half of 2004 and 2003. Telephony services net revenue for the first six months of 2003 was solely attributable to the operation of DPT's wholesale business. During the first quarter of 2004, management decided to suspend the wholesale business of DPT and dedicate DPT's physical and intellectual assets to the Company's retail VoIP business. Telephony services net revenue for the first six months of 2004 consisted solely of revenue attributable to sale of our voiceglo and GloPhone branded retail products.

COST OF PRODUCTS AND PUBLICATIONS SOLD. Cost of products and publications sold was $1.2 million and $1.5 million for the six months ended June 30, 2004 and
2003,  respectively.   The  $0.3  million  decrease  in  cost  of  products  and
publications sold as compared to the same period in 2003 was directly attributable to the lower level of revenue generated from the sale of computer games and from subscription and newsstand sales of the computer games magazine in the first half of 2004.

DATA COMMUNICATIONS, TELECOM AND NETWORK OPERATIONS. As stated in the comparison of the year ended December 31, 2003 compared to the year ended December 31, 2002, this expense category includes carrier transport and circuit interconnection costs related to our telephony services business, as well as personnel and consulting costs incurred in support of our Internet telecommunications network. The $2.3 million in expenses reported for the first six months of 2004 represent costs related to our retail telephony services business marketed under the voiceglo and GloPhone brand names, while the $0.2 million in expenses reported for the same period of the prior year represent costs related to our wholesale telephony services business which was suspended at the beginning of 2004. Data communications, telecom and network operations expenses are expected to increase in the future as we further expand our data communications network and expand our telecommunications carrier relationships in order to support the Company's VoIP product line.

SALES AND MARKETING. Sales and marketing expenses totaled $2.7 million for the first six months of 2004 versus $0.4 million for the first six months of 2003. An increase of $2.4 million in sales and marketing expenses of the VoIP telephony services division was offset slightly by a decrease of $0.1 million in sales and marketing expenses of the games division. Increases in Internet and television advertising and commissions expenses related to free GloPhone sign-ups, coupled with higher personnel costs, were the principal factors contributing to the increase in sales and marketing expenses of the VoIP telephony services division in the first half of 2004 as compared to the first half of 2003.

PRODUCT DEVELOPMENT. Product development expenses totaled $0.4 million for both the first six months of 2004 and 2003. Expenses of the Games division accounted for approximately 63% and 72% of total product development expenses for the first half of 2004 and 2003, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses of $3.6 million for the first six months of 2004 increased $2.1 million from the $1.5 million reported for the same period of 2003. Increases in personnel expenses and other general and administrative expenses directly attributable to our VoIP telephony services division were principally responsible for the increase in this expense category as compared to the first half of 2003. Other expense categories which increased as compared to 2003 largely as a result of the Company's entrance into the VoIP business included legal fees, information-technology consulting, other professional fees and facilities costs.

DEPRECIATION. Depreciation expense totaled $0.5 million for the six months ended June 30, 2004. The increase from the same period of the prior year resulted principally from investments related to the development of our VoIP network and to a lesser extent to costs incurred in the development of our VoIP telephony customer billing system.

INTEREST EXPENSE, NET. On February 2, 2004, our Chairman and Chief Executive Officer and his spouse, entered into a Note Purchase Agreement with the Company pursuant to which they acquired a demand convertible promissory note (the
"Bridge Note") in the aggregate principal amount of $2,000,000. Non-cash interest expense of $0.7 million was recorded in the first quarter of 2004 related to the beneficial conversion feature of the Bridge Note as the Bridge Note was convertible into our Common Stock at a price below the fair market value of our Common Stock (for accounting purposes), based on the closing price of our Common Stock as reflected on the OTCBB on the issuance date of the Note. As discussed in the comparison of the year ended December 31, 2003 compared to the year ended December 31, 2002, approximately $1.5 million of non-cash interest expense was recorded during the second quarter of 2003 as a result of the beneficial conversion features of the $1,750,000 of Secured Convertible Notes issued on May 22, 2003.

OTHER EXPENSE, NET. Reserves against the amounts loaned by the Company to a development stage Internet related business venture were the principal components of other expense, net for both the first six months of 2004 and 2003.

INCOME TAXES. As was the case in 2003, no tax benefit was recorded for the first six months of 2004 as we recorded a 100% valuation allowance against our otherwise recognizable deferred tax assets due to the uncertainty surrounding the timing or ultimate realization of the benefits of our net operating loss carryforwards in future periods.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW ITEMS.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

As of December 31, 2003, we had approximately $1.1 million in cash and cash equivalents as compared to $0.7 million as of December 31, 2002. Net cash used in operating activities was $7.1 million and $2.0 million for the years ended December 31, 2003 and 2002, respectively. The year-over-year increase in net cash used in operating activities resulted primarily from an increase in our net operating losses, partially offset by the impact of non-cash charges recorded in 2003 and favorable working capital changes recorded in 2002. The most significant of these non-cash charges during 2003 included the non-cash interest expense recorded as a result of the beneficial conversion feature of the $1,750,000 in Secured Convertible Notes and associated warrants, as well as the non-cash impairment charge related to the write-off of goodwill and a non-compete intangible recorded as a result of the acquisition of DPT.

Net cash of $3.2 million was used in investing activities during the year ended December 31, 2003. As further described below, the Company incurred $2.4 million in capital expenditures during 2003, primarily within the VoIP telephony services division. These expenditures included costs in the development of our VoIP telephony network used to support the retail VoIP product line, as well as the Company's historical wholesale VoIP business. Additionally, in February 2003, the Company committed to fund operating expenses of a development stage
Internet venture at the Company's discretion in the form of a loan. As of December 31, 2003, approximately $0.5 million had been advanced to the venture. During 2003, the Company invested approximately $10.3 million in marketable securities, the funds of which were principally from the proceeds received in connection with the issuance of the Company's Series G Preferred Stock. Approximately $10.1 million of investments were sold throughout the second half of 2003 as working capital was required to fund operations. Partially offsetting these uses of funds in 2003 was the $0.1 million in net cash acquired upon the May 2003 acquisition of DPT. The purchase price of DPT consisted of the issuance of 1,375,000 shares of the Company's Common Stock and the issuance of warrants to acquire 500,000 shares of the Company's Common Stock. Warrants to acquire an additional 2,750,000 shares of our Common Stock could be issued if certain performance or other criteria are satisfied. Effective March 31, 2004, 500,000 of the earn-out warrants were forfeited as performance targets had not been achieved for the first of the earn-out periods. Net cash provided by investing activities in 2002 was $0.1 million principally resulting from the sale of the assets of the Happy Puppy website.

Net cash provided by financing activities in 2003 totaled $10.6 million. As discussed below and in the Notes to the Consolidated Financial Statements, the Company issued $0.5 million in Series F Convertible Preferred Stock in March 2003; $1.75 million of Secured Convertible Notes in May 2003, and approximately $8.6 million, net of offering costs, of Series G Automatically Converting Preferred Stock and associated warrants in July 2003. Immediately after the May 2003 closing of the DPT acquisition, the Company paid $0.5 million in cash to the former stockholders of DPT in repayment of certain loans which they had extended to DPT prior to its acquisition by theglobe.com.

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2003

As of June 30, 2004, we had approximately $20.0 million in cash and cash equivalents as compared to $1.1 million as of December 31, 2003. Net cash used in operating activities was $8.2 million and $1.1 million, for the six months ended June 30, 2004 and 2003, respectively. The period-to-period increase in net cash used in operating activities resulted primarily from the increase in our net operating losses as we seek to expand our VoIP business, partially offset by the favorable impact of non-cash interest expense recorded in both 2004 and 2003 as a result of the beneficial conversion features of convertible debt securities issued, as well as other non-cash charges recorded in 2004.

Net cash of $1.7 million was used in investing activities during the first six months of 2004. We incurred $1.7 million in capital expenditures during the first six months of 2004, primarily related to the development of our VoIP telephony network and to a lesser extent to the development of our VoIP telephony customer billing system. We also loaned approximately $0.2 million and $0.3 million to a development stage Internet related business venture during the first six months of 2004 and 2003, respectively.

Net cash provided by financing activities was $29.0 million for the first six months of 2004. As discussed below and in the Notes to the Consolidated Financial Statements, the Company completed a private offering of its Common Stock and warrants to acquire its Common Stock in March 2004 resulting in the issuance of 33,381,647 shares of Common Stock, and warrants to acquire 16,690,824 shares of its Common Stock, for gross proceeds of approximately $28.4 million. Offering costs included $1.2 million in cash commissions paid to the placement agent and approximately $0.2 million in legal and accounting fees. In addition, on February 2, 2004, the Company issued a $2,000,000 Bridge Note which was subsequently converted into our Common Stock in connection with the March 2004 private offering. Proceeds of approximately $0.2 million were received from the exercise of stock options and warrants during the first six months of 2004. Cash provided by financing activities during the six months ended June 30, 2003, included proceeds from the issuance of $0.5 million in Series F Convertible Preferred Stock and $1.75 million of Secured Convertible Notes. In addition, prior to the end of the 2003 second quarter, the Company received $1.5 million in cash deposits towards the private offering of Series G Automatically Converting Preferred Stock which closed on July 2, 2003.

FUTURE CAPITAL NEEDS.

In order to offer our VoIP services we have invested substantial capital and made substantial commitments related to the development of the VoIP network and to the purchase of telephony equipment to be offered for sale to our retail customers. The VoIP network is comprised of switching hardware and software, servers, billing and inventory systems, and telecommunication carrier services. We own and operate VoIP switch equipment in Miami, Atlanta and New York, and interconnect these switches utilizing a leased transport network through numerous carrier agreements with third party providers. Through these carrier relationships we are able to carry the traffic of our customers over the Internet and interact with the PSTN. We generally enter into from one to five year agreements with these carriers pursuant to which, in exchange for allocating and dedicating availability on their networks assuming the actual usage of the minutes, we undertake to provide minimum usage of these networks. In general, the larger our commitment the lower our per minute cost of usage of the network. Our minimum commitments under these carrier agreements presently greatly exceed our actual usage.

Based upon our existing contractual commitments, we anticipate that spending requirements, excluding carrier transport usage expenses, for our VoIP network over the next twelve months will be substantially as follows:

      o Planned network hardware capital expenditures for switching and server equipment are projected to be approximately $2.5 - $3.0 million;

      o Planned network software capital expenditures are projected to be approximately $200,000; and

      o Planned network data center and carrier circuit interconnection service expenses, exclusive of regulatory taxes, fees and charges, are projected to be approximately $3.0 million.

Our minimum commitment for carrier transport usage expenses over the next twelve months, exclusive of regulatory taxes, fees and charges, is estimated to be approximately $1.5 million.

We have entered into a contract with a supplier for telephony handsets related to our VoIP services. Subject to the supplier's compliance with the terms of the contract, we have committed to purchase additional equipment from this supplier during the remainder of 2004 totaling approximately $3.0 million. Based upon current inventory levels and our sales projections, we do not anticipate the business need to purchase additional quantities of these handsets during the remainder of 2004. As of June 30, 2004, total telephony inventory and cash deposits towards the purchase of telephony inventory totaled $1.9 million, of which approximately $1.1 million related to these handsets. In the event that we are not able to sell our telephony equipment in sufficient quantities and at sufficient prices, charges related to potential excess inventory commitments and write-downs in the value of our telephony inventory assets may be required in future periods.

In addition, we have entered into a contract with a software vendor under which we license the software which we use to bill our VoIP telephony customers. Additionally, we outsource information-technology personnel, including programmers and system analysts, from this same software vendor and other information-technology consulting companies on a per diem rate basis. We expect to add increased functionality and scalability to our existing telephony customer billing system and to incur significant future costs in accomplishing these objectives. Our telephony billing system development plans, including the timing of future expenditures, will be heavily dependent on the rate of growth of our VoIP telephony customer base and revenue levels. Based upon the above, we anticipate that costs to be incurred within the next twelve months in developing our telephony customer billing system will range from approximately $0.6 million to $1.0 million.

We also anticipate that we will incur substantial costs in the marketing of our retail VoIP products and services over the next twelve months. Various internet and television advertising programs and marketing partnership arrangements are committed to or otherwise planned by the Company during the remainder of 2004 and in 2005. Because our retail VoIP business is in the early stage of development, we are not able to estimate the effectiveness of our planned advertising programs or our future customer and revenue levels with reasonable accuracy. Our acquisition of SendTec, which was completed on September 1, 2004, is expected to improve our ability to market our retail VoIP products and otherwise monetize our VoIP customer base. However, the benefits to be derived from SendTec's advertising expertise in increasing our future VoIP customer and revenue levels cannot be accurately projected at this time. Additionally, our liquidity is further dependent upon SendTec's ability to continue to generate sufficient cash flow from its traditional lines of business. Our liquidity and capital resources can also be significantly impacted in the event that the automatic conversion of the Preferred Stock does not occur or there are significant dissenting shareholders relating to the SendTec acquisition. See Recent Events -- Risks Related to theglobe.com's Acquisition of SendTec.

As a result of the foregoing, there can be no assurance that cash on hand and cash flow generated internally by the Company will be adequate to fund the operation of its businesses and the implementation of its current VoIP business plan over the next twelve months. Additionally, during the next twelve months, there can be no assurance that the capital needs of the Company will not change or that we will not enter into additional lines of business in addition to the SendTec Acquisition. In any of such events, we may be required to make significant changes to our current business plans, including the implementation of company-wide cost reduction and/or asset sales programs, or alternatively to raise additional capital. We currently have no access to credit facilities with traditional third party lenders and there can be no assurance that we would be able to raise any such capital. In addition, any financing that could be obtained would likely significantly dilute existing stockholders.

The shares of our Common Stock were delisted from the NASDAQ national market in April 2001 and are now traded in the over-the-counter market on what is commonly referred to as the electronic bulletin board or OTCBB. The trading volume of our shares has dramatically declined since the delisting. In addition, we are now subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of shareholders to sell the securities in the secondary market. Consequently, it has also made it more difficult for us to raise additional capital, although the Company has had some success in offering its securities as consideration for the acquisition of various business opportunities or assets. We will also incur additional costs under state blue sky laws if we sell equity due to our delisting.

CAPITAL TRANSACTIONS.

In March 2004, the Company completed a private offering of 333,816 units (the "Units") for a purchase price of $85 per Unit (the "PIPE Offering"). Each Unit consisted of 100 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), and warrants to acquire 50 shares of the Company's Common Stock (the "Warrants"). The Warrants are exercisable for a period of five years commencing 60 days after the initial closing at an initial exercise price of $0.001 per share. The aggregate number of shares of Common Stock issued in the PIPE Offering was 33,381,647 shares for an aggregate consideration of $28,374,400, or approximately $0.57 per share assuming the exercise of the 16,690,824 Warrants. As of June 30, 2004, approximately 11,607,000 of the Warrants remain outstanding.

The securities offered in the PIPE Offering were not registered under the Securities Act of 1933 and may not be offered or resold in the United States absent registration or an applicable exemption from such registration requirements. Pursuant to the terms of the PIPE Offering, the Company filed a registration statement relating to the resale of the Securities on April 16, 2004 which became effective on May 11, 2004. Most of our investors from prior capital raises also elected to register their shares for resale pursuant to that registration statement.

Halpern Capital, Inc., acted as placement agent for the Private Offering, and was paid a commission of $1.2 million and issued a warrant to acquire 1,000,000 shares of Common Stock at $0.001 per share. As of June 30, 2004, approximately 459,000 of these warrants remain outstanding.

The purpose of the PIPE Offering was to raise funds for use primarily in the Company's developing VoIP business, including the deployment of networks, website development, marketing, and capital infrastructure expenditures and working capital. Proceeds may also be used in connection with the Company's other existing or future business operations, including acquisitions.

In connection with the PIPE Offering, Mr. Egan, our Chairman, Chief Executive Officer and principal stockholder, together with certain of his affiliates, including E&C Capital Partners, converted a $2,000,000 Bridge Note, $1,750,000 of Secured Convertible Notes and all of the Company's outstanding shares of Series F Preferred Stock, and exercised (on a "cashless" basis) all of the warrants issued in connection with the foregoing $1,750,000 Secured Convertible Notes and Series F Preferred Stock, together with certain warrants issued to Dancing Bear Investments, an affiliate of Mr. Egan. As a result of such conversions and exercises, the Company issued an aggregate of 48,775,909 additional shares of Common Stock.

On February 2, 2004, Michael S. Egan and his wife, S. Jacqueline Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired a convertible promissory note due on demand (the "Bridge Note") in the aggregate principal amount of $2,000,000. The Bridge Note was convertible into shares of the Company's Common Stock. The Bridge Note provided for interest at the rate of ten percent per annum and was secured by a pledge of substantially all of the assets of the Company. Such security interest was shared with the holders of the Company's $1,750,000 Secured Convertible Notes issued on May 22, 2003 to E&C Capital Partners and certain affiliates of Michael S. Egan. In addition, the Egans were issued a warrant to acquire 204,082 shares of Common Stock at an exercise price of $1.22 per share. This warrant is exercisable at any time on or before February 2, 2009. The exercise price of the warrant, together with the number of shares for which such warrant is exercisable, is subject to adjustment upon the occurrence of certain events.

On July 2, 2003, theglobe.com, inc. completed a private offering of Series G Preferred Stock for an aggregate purchase price of approximately $8.7 million. In accordance with the terms of such Preferred stock, the Series G Preferred shares converted into common stock at $0.50 per share (or an aggregate of approximately 17.4 million shares) upon the filing of an amendment to the Company's certificate of incorporation to increase its authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares. Such an amendment was filed on July 29, 2003. Investors also received warrants to acquire approximately 3.5 million shares of common stock. The warrants are exercisable for a period of five years at an exercise price of $1.39 per common share. The exercise price of the warrants, together with the number of warrants issuable upon exercise, are subject to adjustment upon the occurrence of certain events. The purpose of the Series G Preferred Stock offering was to raise funds for use primarily in the Company's VoIP telephony services business, including the deployment of networks, website development, marketing, and limited capital infrastructure expenditures and working capital.

On May 22,  2003,  E&C Capital  Partners  together  with certain  affiliates  of
Michael S. Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired $1,750,000 of Secured Convertible Notes. The Secured Convertible Notes were convertible into a maximum of approximately 19,444,000 shares of the Company's common stock at a blended rate of $0.09 per share. The Secured Convertible Notes provided for interest at the rate of ten percent per annum payable semi-annually, a one year maturity and were secured by a pledge of substantially all of the assets of the Company. In addition, E&C Capital Partners was issued a Warrant to acquire 3,888,889 shares of the Company's Common Stock at an exercise price of $0.15 per share. The Warrant was exercisable at any time on or before May 22, 2013.

On March 28, 2003, E&C Capital Partners signed a Preferred Stock Purchase Agreement and other related documentation pertaining to a $500,000 investment via the purchase of shares of a new Series F Preferred Stock of theglobe.com and closed on the investment. Pursuant to the Preferred Stock Purchase Agreement, E&C Capital Partners received 333,333 shares of Series F Preferred Stock convertible into shares of the Company's Common Stock at a price of $0.03 per share. The Series F Preferred Stock had a liquidation preference of $1.50 per share, provided for payment of a dividend at the rate of 8% per annum and entitled the holder to vote on an "as-converted" basis with the holders of Common Stock. In addition, as part of the $500,000 investment, E&C Capital Partners received warrants to purchase approximately 3,333,333 shares of theglobe.com Common Stock at an exercise price of $0.125 per share. The warrants were exercisable at any time on or before March 28, 2013 and both the warrants' exercise price and number were subject to adjustment.

As a result of the preferential conversion features of the Series G Preferred Stock and the Series F Preferred Stock, a total of $8,120,000 in non-cash dividends to preferred stockholders were recognized during the year ended December 31, 2003.

EFFECTS OF INFLATION

Due to relatively low levels of inflation in 2003 and 2002, as well as the first six months of 2004 inflation has not had a significant effect on our results of operations since inception.

MANAGEMENT'S DISCUSSION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Certain of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition, valuation of customer receivables, valuation of inventories, capitalization of computer software costs and impairment of intangible assets. Our accounting policies and procedures related to these areas are summarized below.

REVENUE RECOGNITION

The Company's revenues were derived principally from the sale of print advertisements under short-term contracts in our games information magazine Computer Games; through the sale of our games information magazine through newsstands and subscriptions; from the sale of video games and related products through our online store Chips & Bits; and from the sale of VoIP telephony services. There is no certainty that events beyond anyone's control such as economic downturns or significant decreases in the demand for our services and products will not occur and accordingly, cause significant decreases in revenue.

The Company's games division participates in barter transactions. Barter revenues and expenses are recorded at the fair market value of services provided or received, whichever is more readily determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements or other products are delivered by the Company. Barter expense is recognized when the Company's advertisements are run on other companies' websites or in their magazines, which typically occurs within one to six months from the period in which the related barter revenue is recognized. Barter advertising revenues represented approximately 2% of consolidated net revenue for each of the years ended December 31, 2003 and 2002, respectively.

ADVERTISING. Advertising revenues for the games information magazine are recognized at the on-sale date of the magazine.

MAGAZINE SALES. The Company uses outside agents to obtain new subscribers for its Computer Games magazine, whereby the agents retain a percentage of the subscription proceeds as their commission. Previously these commissions had been classified as Sales and Marketing expense within the consolidated statements of operations. Effective June 2004, the Company has changed the classification of these agency fees, reporting them as a reduction of magazine sales subscription revenue. We believe this alternative accounting method is a more commonly used industry practice and is preferable under the circumstances. Newsstand sales of the games information magazine are recognized at the on-sale date of the magazine, net of provisions for estimated returns. Subscription revenue, which is net of agency fees, is deferred when initially received and recognized as income ratably over the subscription term.

ELECTRONIC COMMERCE AND OTHER. Sales from the online store are recognized as revenue when the product is shipped to the customer. Amounts billed to customers for shipping and handling charges are included in net revenue. The Company provides an allowance for returns of merchandise sold through its online store. The allowance provided to date has not been significant.

TELEPHONY SERVICES. VoIP telephony services revenue represents fees charged to customers for voice services and is recognized based on minutes of customer usage or as services are provided. The Company records payments received in advance for prepaid services as deferred revenue until the related services are provided. Sales of peripheral VoIP telephony equipment are recognized as revenue when the product is shipped to the customer. Amounts billed to customers for shipping and handling charges are included in net revenue.

VALUATION OF CUSTOMER RECEIVABLES

Provisions for allowance for doubtful accounts are made based on historical loss experience adjusted for specific credit risks. Measurement of such losses requires consideration of the company's historical loss experience, judgments about customer credit risk, and the need to adjust for current economic conditions.

VALUATION OF INVENTORIES

Inventories are recorded on a first-in, first-out basis and valued at the lower of cost or market value. We generally manage our inventory levels based on internal forecasts of customer demand for our products, which is difficult to predict and can fluctuate substantially. If our demand forecast is greater than our actual demand for our products, we may be required to record charges related to increases in our inventory valuation reserves. The value of our inventory is also dependent on our estimate of future average selling prices, and, if our projected average selling prices are over estimated, we may be required to adjust our inventory value to reflect the lower of cost or market. Due to the large number of units in our VoIP telephony services division inventory, decreases in average selling prices of our inventory of VoIP telephony services products could result in a significant adjustment and have a material impact on our financial position and results of operations. Our inventories include high technology items that are specialized in nature or subject to rapid obsolescence. While we have committed to or otherwise planned various marketing programs which contemplate the sale of our inventory items on hand and which we are committed to purchase, such programs may not be successful. This may result in on-hand inventory levels and purchase commitments which are considered to be excess or obsolete, which would need to be written down or written off and which could have a material impact on our financial position and results of operations.

CAPITALIZATION OF COMPUTER SOFTWARE COSTS

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Subsequent additions, modifications, or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over three years.

INTANGIBLE ASSETS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that certain acquired intangible assets in a business combination be recognized as assets separate from goodwill. SFAS No. 142 requires that goodwill and other intangibles with indefinite lives should no longer be amortized, but rather tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.

Our policy calls for the assessment of the potential impairment of goodwill and other identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable or at least on an annual basis. Some factors we consider important which could trigger an impairment review include the following:

      o Significant under-performance relative to historical, expected or projected future operating results;

      o Significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

      o     Significant negative industry or economic trends.

When we determine that the carrying value of goodwill or other identified intangibles may not be recoverable, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

As a result of management's decision during the first quarter of 2004, to suspend the wholesale business of Direct Partner Telecom, Inc. ("DPT") and to dedicate the DPT physical and intellectual assets to its retail VoIP business, we reviewed the long-lived assets associated with the Company's wholesale VoIP business for impairment. As a result, the goodwill and non-compete intangible asset recorded in connection with the May 2003 acquisition of DPT were written off and recorded as an impairment loss in the Company's statement of operations for the year ended December 31, 2003.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

On March 31, 2004, the FASB issued its Exposure Draft, "Share-Based Payment," which is a proposed amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." The Exposure Draft would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. FASB expects that a final standard would be effective for public companies for fiscal years beginning after December 15, 2004. The Company does not intend to adopt a fair-value based method of accounting for stock-based employee compensation until a final standard is issued by the FASB that requires this accounting.

In December  2003, the FASB issued  Interpretation  No. 46R,  "Consolidation  of
Variable Interest Entities," an Interpretation of ARB 51. This statement requires under certain circumstances consolidation of variable interest entities (primarily joint ventures and other participating activities). The Company has not yet evaluated the impact of this pronouncement on the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instrument consists of obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective from the start of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 became effective during the third quarter of 2003 and did not have a material impact on the Company's results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 as it relates to the transition by an entity to the fair value method of accounting for stock-based employee compensation. The provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The adoption of this statement did not have a significant impact on the Company's financial position or results of its operations.

In November 2002, the FASB issued Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and an interpretation of SFAS No. 5, 57, and 107 and rescission of SFAS Interpretation No. 34. This statement addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee. The adoption of this statement did not have a significant impact on the Company's financial position or results of operations.

In November 2002, the EITF addressed the accounting for revenue arrangements with multiple deliverables in Issue 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"). EITF 00-21 provides guidance on how the arrangement consideration should be measured, whether the arrangement should be divided into separate units of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a significant impact on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 became effective in the first quarter of 2003 and did not have a significant impact on the results of operations or financial position of the Company.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement addresses accounting for and reporting obligations relating to the retirement of long lived assets by requiring that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The adoption of SFAS No. 143 did not have a material effect on the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2003 and June 30, 2004, we did not have any material off-balance sheet arrangements that have or are reasonably likely to have a material effect on our current or future financial condition, revenues or expenses, results of operations, liquidity, or capital resources.

DESCRIPTION OF PROPERTY

Our corporate headquarters is located in Fort Lauderdale, Florida, where we lease approximately 26,000 square feet of office space. 15,000 square feet of this space is sublet from a company which is controlled by our Chairman and the remaining 11,000 square feet is sublet from an unaffiliated company. We maintain approximately 9,500 square feet of office space in two separate locations in Vermont in connection with the operations of our Computer Games magazine and Chips & Bits, Inc. We own one property and the other is a lease which expires in September 2005. In June of 2004, we signed a two year lease for approximately 5,000 square feet of warehouse space in Pompano Beach, Florida. Additionally, we have obtained collocation space in secure telecommunications data centers located in Florida, Georgia and New York which is used to house certain Internet routing and computer equipment.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The shares of our Common Stock were delisted from the NASDAQ national market in April 2001 and now trade in the over-the-counter market on what is commonly referred to as the electronic bulletin board, under the symbol "TGLO.OB" The following table sets forth the range of high and low bid prices of our common stock for the periods indicated as reported by the over-the-counter market (the electronic bulletin board). The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

                      2004              2003             2002
                 -------------    ---------------    --------------
                 High     Low     High     Low      High     Low
                 -----   -----    -----   -----     -----   ------
Fourth Quarter     -       -      $2.12   $1.30     $0.17   $0.05
Third Quarter      -       -      $1.97   $1.12     $0.10   $0.015
Second Quarter   $0.96   $0.28    $2.56   $0.13     $0.07   $0.03
First Quarter    $1.42   $0.83    $0.20   $0.06     $0.07   $0.025



The market price of our Common Stock is highly volatile and fluctuates in response to a wide variety of factors. (See "Risk Factors-Our Stock Price is Volatile.")

HOLDERS OF COMMON STOCK

We had approximately 675 holders of record of Common Stock as August 16, 2004. This does not reflect persons or entities that hold Common Stock in nominee or "street" name through various brokerage firms.

DIVIDENDS

We have not paid any cash dividends on our Common Stock since our inception and do not intend to pay dividends in the foreseeable future. Our board of directors will determine if we pay any future dividends.

SECURITIES OFFERED UNDER EQUITY COMPENSATION PLANS AS OF AUGUST 16, 2004

                           Number of securities to be      Weighted-average exercise         Number of securities
                             issued upon exercise of         price of outstanding          remaining available for
         Plan                 outstanding options,                 options,                         future
       Category                     warrants                  warrants and rights           issuance under equity
                                   and rights                                                 compensation plans
-----------------------    ----------------------------    --------------------------    -----------------------------
Equity Compensation                4,256,700                      $ 1.51                           368,787
plans approved by
security holders

Equity Compensation                5,701,000                      $ 0.16                           194,000
plans not  approved by
security holders

Total                              9,957,700                      $ 0.74                           562,787


Equity compensation plans not approved by security holders consist of the following:

      o 200,000 shares of Common Stock of theglobe.com, inc., par value $0.001 per share, issued to Charles Peck pursuant to the
            Non-Qualified Stock Option Agreement dated June 1, 2002 at an exercise price of $0.035 per share. These stock options vested immediately and have a life of ten years from date of grant.

      o 1,750,000 shares of Common Stock of theglobe.com, inc., issued to Edward A. Cespedes pursuant to the Non-Qualified Stock Option Agreement dated August 12, 2002 at an exercise price of $0.02 per share. These stock options vested immediately and have a life of ten years from date of grant.

      o 2,500,000 shares of Common Stock of theglobe.com, inc., issued to Michael S. Egan pursuant to the Non-Qualified Stock Option Agreement dated August 12, 2002 at an exercise price of $0.02 per share. These stock options vested immediately and have a life of ten years from date of grant.

      o 500,000 shares of Common Stock of theglobe.com, inc., issued to Robin M. Lebowitz pursuant to the Non-Qualified Stock Option Agreement dated August 12, 2002 at an exercise price of $0.02 per share. These stock options vested immediately and have a life of ten years from date of grant.

      o The Company's 2003 Amended and Restated Non-Qualified Stock Option Plan (the "2003 Plan"). The purpose of the 2003 Plan is to strengthen theglobe.com, inc. by providing an incentive to certain employees and consultants (or in certain circumstances, individuals who are the principals of certain consultants) of the Company or any subsidiary of the Company, with a view toward encouraging them to devote their abilities and industry to the success of the Company's business enterprise. The 2003 Plan is administered by a Committee appointed by the Board to administer the Plan, which has the power to determine those eligible individuals to whom options shall be granted under the 2003 Plan and the number of such options to be granted and to prescribe the terms and conditions (which need not be identical) of each such option, including the exercise price per share subject to each option and vesting schedule of options granted thereunder, and make any amendment or modification to any agreement consistent with the terms of the 2003 Plan. The maximum number of shares that may be made the subject of options granted under the 2003 Plan is 1,000,000 and no option may have a term in excess of 10 years. Options to acquire an aggregate of 41,000 shares of Common Stock have been issued to various independent sales agents at a weighted average exercise price of $1.54. These stock options vested immediately and have a life of ten years from date of grant. Options to acquire an aggregate of 400,000 shares of Common Stock have been issued to various employees and independent contractors at a weighted average exercise price of $1.00. These stock options vested immediately and have a life of ten years from date of grant. Options to acquire an aggregate of 110,000 shares of Common Stock have been issued to two independent contractors at a weighted average exercise price of $1.22. These stock options vested immediately and have a life of five years from date of grant. Options to acquire 200,000 shares of Common Stock were issued to our former Chief Financial Officer at an exercise price of $1.06 per share. 50,000 of these stock options vested immediately and the balance was to vest ratably on a quarterly basis over three years. These options will expire on September 1, 2004.

ITEM 7. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                       THEGLOBE.COM, INC. AND SUBSIDIARIES


                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                      F-1

CONSOLIDATED FINANCIAL STATEMENTS

   Balance Sheets                                                            F-2

   Statements of Operations                                                  F-3

   Statements of Stockholders' Equity and Comprehensive Income(Loss)         F-4

   Statements of Cash Flows                                                  F-5

   Notes to Financial Statements                                             F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
theglobe.com, inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of theglobe.com, inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of theglobe.com, inc. and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years ended December 31, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.

RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida

February 20, 2004, except for Note 14, as to which the date is March 24, 2004

                       THEGLOBE.COM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                 June 30,      December 31,      December 31,
                                                                   2004            2003             2002
                                                              -------------    -------------    -------------
                             ASSETS                             (Unaudited)
                             ------
Current Assets:
  Cash and cash equivalents                                   $  20,049,601    $   1,061,702    $     725,422
  Marketable securities                                              42,960          267,970               --
  Accounts receivable, less allowance for doubtful
   accounts of approximately $233,000 (unaudited),
   $113,000 and $130,000, respectively                              698,481          958,487        1,247,390
  Inventory, less reserves of approximately
   $123,000 (unaudited), $109,000 and $100,000,
   respectively                                                   1,302,145          770,314          363,982
  Prepaid expenses                                                1,139,387          550,930          331,114
  Deposits on inventory purchases                                   882,700          820,675               --
  Other current assets                                               72,261           26,357               --
                                                               ------------    -------------    -------------
    Total current assets                                         24,187,535        4,456,435        2,667,908

Intangible assets                                                   210,144          199,020          164,960
Property and equipment, net                                       3,815,714        2,416,383          174,117
Other assets                                                         35,625          100,240           40,000
                                                               ------------    -------------    -------------

       Total assets                                            $ 28,249,018    $   7,172,078    $   3,046,985
                                                               ============    =============    =============


               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------

Current Liabilities:
  Accounts payable                                             $  2,250,585    $   1,935,142    $   1,395,929
  Accrued expenses and other current liabilities                  1,109,518          840,376          447,189
  Deferred revenue                                                  179,704          176,591          169,519
  Notes payable and current portion of long-term debt               318,954          121,919          123,583
                                                               ------------    -------------    -------------
       Total current liabilities                                  3,858,761        3,074,028        2,136,220

Long-term debt                                                       43,114        1,792,568           87,852
Other long-term liabilities                                         158,744          124,943               --
                                                               ------------    -------------    -------------
       Total liabilities                                          4,060,619        4,991,539        2,224,072
                                                               ------------    -------------    -------------

Stockholders' Equity:
  Preferred stock, $0.001 par value; 3,000,000
    shares authorized; 333,333 shares issued and
    outstanding at December 31, 2003,at liquidation value                --          500,000               --
  Common stock, $0.001 par value; 200,000,000 shares
    authorized; 138,659,545 (unaudited), 50,245,574, and
    and 31,081,574 shares issued at June 30, 2004,
    December 31, 2003 and December 31, 2002, respectively           138,660           50,246           31,082
  Additional paid-in capital                                    270,740,529      238,301,862      218,310,565
  Treasury stock, 699,281 common shares, at cost                   (371,458)        (371,458)        (371,458)
  Accumulated other comprehensive income                                 --            1,562               --
  Accumulated deficit                                          (246,319,332)    (236,301,673)    (217,147,276)
                                                               ------------    -------------    -------------
       Total stockholders' equity                                24,188,399        2,180,539          822,913
                                                               ------------    -------------    -------------
       Total liabilities and stockholders' equity              $ 28,249,018    $   7,172,078    $   3,046,985
                                                               ============    =============    =============

See notes to consolidated financial statements.

                       THEGLOBE.COM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            Six Months Ended June 30,       Year Ended December 31,
                                                          ----------------------------    ---------------------------
                                                              2004            2003             2003          2002
                                                          ------------    ------------    -------------  ------------
                                                                   (Unaudited)
Net Revenue:
  Advertising                                             $    804,082    $  1,024,855     $  2,555,002   $  3,131,371
  Magazine sales                                               236,651         368,336          718,119      1,039,578
  Electronic commerce and other                                434,141         753,997        1,462,911      3,074,327
  Telephony services                                           207,353         196,904          548,081             --
                                                          ------------    ------------    -------------   ------------
                                                             1,682,227       2,344,092        5,284,113      7,245,276
                                                          ------------    ------------    -------------   ------------

Operating Expenses:
  Cost of products and publications sold                     1,193,889       1,548,700        3,252,498      5,563,010
  Data communications, telecom and network operations        2,299,537         194,242        1,448,840             --
  Sales and marketing                                        2,726,856         426,322        2,001,558      1,101,417
  Product development                                          372,059         387,809          902,415        652,997
  General and administrative                                 3,635,900       1,465,561        5,253,755      2,780,060
  Depreciation                                                 492,350          52,718          257,560         88,580
  Amortization of intangible assets                             42,343           6,250           72,182             --
  Impairment charge                                                 --              --          908,384             --
                                                          ------------    ------------    -------------   ------------
                                                            10,762,934       4,081,602       14,097,192     10,186,064
                                                          ------------    ------------    -------------   ------------

Loss from Operations                                        (9,080,707)     (1,737,510)     (8,813,079)     (2,940,788)
                                                          ------------    ------------    -------------   ------------

Other Income (Expense):
  Interest income (expense), net                              (802,123)     (1,511,649)     (1,777,689)        349,895
  Other expense, net                                          (134,829)       (189,959)       (443,629)        (11,768)
                                                          ------------    ------------    -------------   ------------
                                                              (936,952)     (1,701,608)     (2,221,318)        338,127
                                                          ------------    ------------    -------------    -----------

Loss Before Provision for Income Taxes                     (10,017,659)     (3,439,118)    (11,034,397)     (2,602,661)

Provision for Income Taxes                                          --              --              --          12,000
                                                          ------------    ------------    -------------   ------------
Net Loss                                                  $(10,017,659)   $ (3,439,118)   $(11,034,397)   $ (2,614,661)
                                                          ============    ============    =============   ============

Basic and Diluted Net Loss Per Common Share               $      (0.10)   $      (0.13)    $     (0.49)   $      (0.09)
                                                          ============    ============    =============   ============

Weighted Average Common Shares Outstanding                 102,914,000      30,704,000      38,710,917      30,382,293
                                                          ============    ============    =============   ============

See notes to consolidated financial statements.

                       THEGLOBE.COM, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                                                                     COMMON STOCK                ADDITIONAL
                                                           PREFERRED        -------------------------------        PAID-IN
                                                             STOCK              SHARES           AMOUNT            CAPITAL
                                                          -------------      -------------     -------------     -------------
Balance at December 31, 2001                              $          --         31,081,574     $      31,082     $ 218,255,565

Year Ended December 31, 2002:
  Net loss                                                           --                 --                --                --

  Disposal of Attitude Network-
     translation loss                                                --                 --                --                --

  Net unrealized (loss) on securities                                --                 --                --                --

  Comprehensive loss                                                 --                 --                --                --

  Issuance of stock options:
    Severance arrangement                                            --                 --                --            13,000
    Acquisition                                                      --                 --                --            42,000
                                                          -------------      -------------     -------------     -------------

Balance, December 31, 2002                                           --         31,081,574            31,082       218,310,565

Year Ended December 31, 2003:
  Net loss                                                           --                 --                --                --

  Net unrealized gain on securities                                  --                 --                --                --

  Comprehensive loss                                                 --                 --                --                --

  Issuance of preferred stock:
    Series F Preferred Stock                                    500,000                 --                --           500,000
    Series G Automatically Converting Preferred Stock         7,315,000                 --                --         8,945,690

  Issuance of common stock:
    Conversion of Series G Automatically
    Converting Preferred Stock                               (7,315,000)        17,360,000            17,360         7,297,640

    Acquisition of Direct Partner Telecom, Inc.                      --          1,375,000             1,375           636,625
    Exercise of stock options                                        --            429,000               429           118,166

  Beneficial conversion feature of
    Convertible Notes                                                --                 --                --         1,750,000

  Employee stock-based compensation                                  --                 --                --           417,567

  Issuance of stock options to non-employees                         --                 --                --           225,609

  Contributed capital in lieu of salary by officer                   --                 --                --           100,000
                                                          -------------      -------------     -------------     -------------

Balance, December 31, 2003                                      500,000         50,245,574            50,246       238,301,862

Six Months Ended June 30, 2004:
  Net loss (unaudited)                                               --                 --                --                --

  Realized gain on securities (unaudited)                            --                 --                --                --

  Comprehensive loss (unaudited)                                     --                 --                --                --

Issuance of common stock:
  Private offering, net of offering costs
    (unaudited)                                                      --         33,381,647            33,382        26,940,962
  Conversion of Series F Preferred Stock and
    exercise of associated warrants (unaudited)                (500,000)        19,639,856            19,640           480,360
  Conversion of $1,750,000 Convertible
    Notes (unaudited)                                                --         22,829,156            22,829         1,654,546
  Conversion of $2,000,000 Bridge Note
    (unaudited)                                                      --          3,527,337             3,527         1,996,473
  Exercise of warrants owned by Dancing Bear
    Investments (unaudited)                                          --          2,779,560             2,780            (2,780)
  Exercise of stock options (unaudited)                              --            489,000               489           176,557
  Exercise of warrants (unaudited)                                   --          5,767,415             5,767             5,151

  Beneficial conversion feature of $2,000,000
    Bridge Note and warrants (unaudited)                             --                 --                --           687,000

  Employee stock-based compensation
    (unaudited)                                                      --                 --                --           168,304

  Issuance of stock options to non-
    employees (unaudited)                                            --                 --                --           332,094
                                                          -------------      -------------     -------------     -------------

Balance, June 30, 2004 (unaudited)                        $          --        138,659,545     $     138,660     $ 270,740,529
                                                          =============      =============     =============     =============

                                                                             ACCUMULATED
                                                                                 OTHER
                                                            TREASURY         COMPREHENSIVE       ACCUMULATED
                                                             STOCK           INCOME (LOSS)         DEFICIT             TOTAL
                                                          -------------      -------------      -------------      -------------
Balance at December 31, 2001                              $    (371,458)     $    (120,866)     $(214,532,615)     $   3,261,708

Year Ended December 31, 2002:
  Net loss                                                           --                 --         (2,614,661)        (2,614,661)

  Disposal of Attitude Network-
    translation loss                                                 --            121,516                 --            121,516

  Net unrealized (loss) on securities                                --               (650)                --               (650)
                                                                                                                   -------------

  Comprehensive loss                                                 --                 --                 --         (2,493,795)
                                                                                                                   -------------

  Issuance of stock options:
    Severance arrangement                                            --                 --                 --             13,000
    Acquisition                                                      --                 --                 --             42,000
                                                          -------------      -------------      -------------      -------------

Balance, December 31, 2002                                     (371,458)                --       (217,147,276)           822,913

Year Ended December 31, 2003:
  Net loss                                                           --                 --        (11,034,397)       (11,034,397)

  Net unrealized gain on securities                                  --              1,562                 --              1,562
                                                                                                                   -------------

  Comprehensive loss                                                 --                 --                 --        (11,032,835)
                                                                                                                   -------------

  Issuance of preferred stock:
    Series F Preferred Stock                                         --                 --           (500,000)           500,000
    Series G Automatically Converting Preferred Stock                --                 --         (7,620,000)         8,640,690

  Issuance of common stock:
    Conversion of Series G Automatically
      Converting Preferred Stock                                     --                 --                 --                 --

    Acquisition of Direct Partner Telecom, Inc.                      --                 --                 --            638,000
      Exercise of stock options                                      --                 --                 --            118,595

  Beneficial conversion feature of
    Convertible Notes                                                --                 --                 --          1,750,000

  Employee stock-based compensation                                  --                 --                 --            417,567

  Issuance of stock options to non-employees                         --                 --                 --            225,609

  Contributed capital in lieu of salary by officer                   --                 --                 --            100,000
                                                          -------------      -------------      -------------      -------------

Balance, December 31, 2003                                     (371,458)             1,562       (236,301,673)         2,180,539

Six Months Ended June 30, 2004:
  Net loss (unaudited)                                               --                 --        (10,017,659)       (10,017,659)

  Realized gain on securities (unaudited)                            --             (1,562)                --             (1,562)
                                                                                                                   -------------

  Comprehensive loss (unaudited)                                     --                 --                 --        (10,019,221)
                                                                                                                   -------------

  Issuance of common stock:
    Private offering, net of offering costs
      (unaudited)                                                    --                 --                 --         26,974,344
    Conversion of Series F Preferred Stock and
      exercise of associated warrants (unaudited)                    --                 --                 --                 --
    Conversion of $1,750,000 Convertible
      Notes (unaudited)                                              --                 --                 --          1,677,375
    Conversion of $2,000,000 Bridge Note
      (unaudited)                                                    --                 --                 --          2,000,000
    Exercise of warrants owned by Dancing Bear
      Investments (unaudited)                                        --                 --                 --                 --
    Exercise of stock options (unaudited)                            --                 --                 --            177,046
    Exercise of warrants (unaudited)                                 --                 --                 --             10,918

  Beneficial conversion feature of $2,000,000
    Bridge Note and warrants (unaudited)                             --                 --                 --            687,000

  Employee stock-based compensation
    (unaudited)                                                      --                 --                 --            168,304

  Issuance of stock options to non-
    employees (unaudited)                                            --                 --                 --            332,094
                                                          -------------      -------------      -------------      -------------

Balance, June 30, 2004 (unaudited)                        $    (371,458)     $          --      $(246,319,332)     $  24,188,399
                                                          =============      =============      =============      =============

                See notes to consolidated financial statements.

                       THEGLOBE.COM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Six Months Ended June 30,       Year Ended December 31,
                                                                ---------------------------     --------------------------
                                                                    2004           2003             2003          2002
                                                                ------------   ------------     ------------  ------------
                                                                         (Unaudited)
Cash Flows from Operating Activities:
  Net loss                                                     $ (10,017,659) $  (3,439,118)   $(11,034,397)  $ (2,614,661)
  Adjustments to reconcile net loss to net cash
    and cash equivalents used in operating activities:
      Depreciation and amortization                                  534,693         58,968         329,742         88,580
      Provision for excess and obsolete inventory                     16,515             --         110,126             --
      Provision for uncollectible accounts receivable                121,509             --         114,888             --
      Non-cash interest expense                                      735,416      1,483,708       1,739,635             --
      Reserve against amounts loaned to Internet venture             222,500        255,000         495,000             --
      Employee stock compensation                                    168,304             --         417,567             --
      Compensation related to non-employee stock options             332,094         11,750         225,609             --
      Contingent commissions expenses                                155,968             --              --             --
      Options granted in connection with severance arrangement            --             --              --         13,000
      Non-cash impairment charge                                          --             --         908,384             --
      Non-cash compensation                                               --        100,000         100,000             --
      Loss on disposal or write-off of equipment                          --             --          61,072            855
      Foreign exchange loss on Canadian denominated debt                  --             --          19,623             --
      Non-cash gain on settlements of liabilities                         --        (64,207)        (64,207)            --
      Disposal of Attitude Network- translation loss                      --             --              --        121,516
      Gain on sale of Happy Puppy                                         --             --              --       (134,500)
      Other, net                                                       9,347             --              --           (650)

    Changes in operating assets and liabilities,
      net of Acquisition and dispositions:
        Accounts receivable, net                                     138,497        470,496         328,453        290,502
        Inventory, net                                              (548,346)       (10,037)       (516,458)       168,583
        Prepaid and other current assets                            (690,108)       123,200      (1,058,806)       706,856
        Accounts payable                                             315,443       (219,903)        508,862         55,301
        Accrued expenses and other current liabilities               268,123        109,383         253,215       (592,047)
        Deferred revenue                                               3,113        (10,158)          7,072        (59,957)
                                                                -------------   ------------    ------------   ------------
            Net cash and cash equivalents used in operating
              activities                                          (8,234,591)    (1,130,918)     (7,054,620)    (1,956,622)
                                                                -------------   ------------    ------------   ------------

Cash Flows from Investing Activities:
  Purchases of marketable securities                                      --             --     (10,345,828)            --
  Proceeds from sales and maturities of marketable securities        225,070             --      10,079,420         57,650
  Cash acquired in acquisition of business                                --         60,948          60,948             --
  Proceeds from sale of properties                                        --             --              --        135,000
  Purchases of property and equipment                             (1,696,525)      (164,090)     (2,424,791)       (32,250)
  Amounts loaned to Internet venture                                (182,500)      (255,000)       (495,000)       (40,000)
  Patent costs incurred                                              (66,079)            --         (62,492)            --
  Other, net                                                         (14,500)        (7,000)         (7,600)        11,000
                                                                -------------   ------------    ------------   ------------
            Net cash and cash equivalents provided by (used in)
                investing activities                              (1,734,534)      (365,142)     (3,195,343)       131,400
                                                                -------------   ------------    ------------   ------------

Cash Flows from Financing Activities:
  Borrowings on notes payable and long-term debt                   2,000,000      1,750,000       1,750,000             --
  Deposits on stock subscriptions                                         --      1,494,500              --             --
  Payments on notes payable and long-term debt                       (85,573)      (517,959)       (545,529)       (13,184)
  Proceeds from issuance of preferred stock, net                          --        500,000       9,140,690             --
  Proceeds from issuance of common stock, net                     26,974,344             --              --             --
  Proceeds from exercise of common stock options                     177,046          4,375         118,595             --
  Proceeds from exercise of warrants                                  10,918             --              --             --
  Increase in (payments of) other long-term liabilities, net        (119,711)            --         122,487             --
                                                                -------------   ------------    ------------   ------------
            Net cash and cash equivalents provided by (used in)
                financing activities                              28,957,024      3,230,916      10,586,243        (13,184)
                                                                -------------   ------------    ------------   ------------

Net Increase (Decrease) in Cash and Cash Equivalents              18,987,899      1,734,856         336,280     (1,838,406)

Cash and Cash Equivalents, Beginning                               1,061,702        725,422         725,422      2,563,828
                                                                -------------   ------------    ------------   ------------

Cash and Cash Equivalents, Ending                              $  20,049,601    $ 2,460,278    $  1,061,702   $    725,422
                                                                =============   ============    ============   ============

                                                                     (Continued)

See notes to consolidated financial statements.

                       THEGLOBE.COM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                                    Six Months Ended June 30,      Year Ended December 31,
                                                                  ----------------------------   ---------------------------
                                                                      2004            2003           2003           2002
                                                                  ------------    ------------   ------------   ------------
                                                                          (Unaudited)
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
    Interest                                                      $    172,454    $     11,606   $     39,819   $     25,018
                                                                  ============    ============   ============   ============
    Income taxes                                                  $         --    $         --   $         --   $         --
                                                                  ============    ============   ============   ============

Supplemental Disclosure of Non-Cash Transactions:
    Common stock and warrants issued in connection with
       acquisition of Direct Partner Telecom, Inc.                $        --     $    638,000   $    638,000   $         --
                                                                  ============    ============   ============   ============
    Conversion of Series G Automatically Converting Preferred
       Stock into Common Stock                                    $        --     $         --   $  7,315,000   $         --
                                                                  ============    ============   ============   ============
    Additional paid-in capital attributable to beneficial
       conversion features of Series F Preferred Stock,
       $1,750,000 Convertible Notes and $2,000,000 Bridge Note    $    687,000    $  2,250,000   $  2,250,000   $         --
                                                                  ============    ============   ============   ============
    Preferred dividends recorded as a result of beneficial
       conversion features of preferred stock issued              $         --    $         --   $  8,120,000   $         --
                                                                  ============    ============   ============   ============
    Conversion of Series F Preferred Stock, $1,750,000
       Convertible Notes and $2,000,000 Bridge Note               $  4,177,375    $         --   $         --   $         --
                                                                  ============    ============   ============   ============
    Debt assumed in purchase of intangible asset                  $         --    $         --   $         --   $    122,960
                                                                  ============    ============   ============   ============
    Intangible asset purchased in exchange for warrants           $         --    $         --   $         --   $     42,000
                                                                  ============    ============   ============   ============
    Debt assumed in purchase of property and equipment            $    164,870    $         --   $         --   $         --
                                                                  ============    ============   ============   ============

See notes to consolidated financial statements.

                       THEGLOBE.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

theglobe.com, inc. (the "Company" or "theglobe") was incorporated on May 1, 1995 (inception) and commenced operations on that date. Originally, theglobe.com was an online community with registered members and users in the United States and abroad. That product gave users the freedom to personalize their online experience by publishing their own content and by interacting with others having similar interests. However, due to the deterioration of the online advertising market, the Company was forced to restructure and ceased the operations of its online community on August 15, 2001. The Company then sold most of its remaining online and offline properties. In October 2001, the Company sold all of the assets used in connection with the Games Domain and Console Domain websites to British Telecommunications plc, and all of the assets used in connection with the Kids Domain website to Kaboose Inc. In February 2002, the Company sold all of the assets used in connection with the Happy Puppy website to Internet Game Distribution, LLC. On June 1, 2002, Chairman Michael S. Egan and Director Edward
A. Cespedes became Chief Executive Officer and President of the Company, respectively.

The Company continues to operate its Computer Games print magazine and the associated website Computer Games Online (www.cgonline.com), as well as the games distribution business of Chips & Bits, Inc. (www.chipsbits.com). The Company continues to actively explore a number of strategic alternatives for its remaining online and offline game properties, including continuing its operations and using its cash on hand, selling some or all of these properties and/or entering into new or different lines of business.

On November 14, 2002, the Company acquired certain Voice over Internet Protocol ("VoIP") assets and is now aggressively pursuing opportunities related to this acquisition under the brand names, "voiceglo" and "GloPhone". In exchange for the assets, the Company issued warrants to acquire 1,750,000 shares of its Common Stock and an additional 425,000 warrants as part of an earn-out structure upon the attainment of certain performance targets. The earn-out performance targets were not achieved and the 425,000 earn-out warrants expired on December 31, 2003.

On May 28, 2003, the Company acquired Direct Partner Telecom, Inc. ("DPT"), a company engaged in VoIP telephony services in exchange for 1,375,000 shares of the Company's Common Stock and the issuance of warrants to acquire 500,000 shares of the Company's Common Stock. The transaction included an earn-out arrangement whereby the former shareholders of DPT may earn additional warrants to acquire up to 2,750,000 shares of the Company's Common Stock at an exercise price of $0.72 per share upon the attainment of certain performance targets by DPT, or upon a change in control as defined, over approximately a three year period following the date of acquisition. Effective March 31, 2004, 500,000 of the earn-out warrants were forfeited as performance targets had not been achieved for the first of the three year periods.

The Company acquired all of the physical assets and intellectual property of DPT and originally planned to continue to operate the company as a subsidiary and engage in the provision of VoIP services to other telephony businesses on a wholesale transactional basis. In the first quarter of 2004, the Company decided to suspend DPT's wholesale business and dedicate the DPT physical and intellectual assets to its retail VoIP business, which is conducted under the name "voiceglo" and "GloPhone". As a result, the Company wrote off the goodwill associated with the purchase of DPT as of December 31, 2003, and intends to employ DPT's physical assets in the build out of the VoIP network.

As of December 31, 2003 and June 30, 2004, the Company's revenue sources were principally from the operations of our games related properties. The Company's retail VoIP products and services have yet to produce any significant revenue. Management's intent, going forward, is to devote substantial monetary, management and human resources to the Company's retail VoIP business.

PROFITABILITY AND LIQUIDITY CONSIDERATIONS

At December 31, 2003, the Company reflected stockholders' equity of $2,180,539. However, as of December 31, 2003, the Company had an accumulated deficit of $236,301,673 and had incurred net losses for each of the years ended December 31, 2003 and 2002 of $11,034,397 and $2,614,661, respectively. Since November
2002, the Company has been expending significant resources in connection with the launch of its VoIP telephony business. In response to the previously described circumstances, management has the following plans:

LIQUIDITY

As further discussed in Note 14, "Subsequent Events," during the first quarter of 2004, the Company completed a private offering of common stock for total proceeds of approximately $28,374,400. The purpose of the private offering was to raise funds for use primarily in the Company's developing voiceglo business, including the deployment of networks, website development, marketing, and capital infrastructure expenditures and working capital. Proceeds may also be used in connection with theglobe's other existing or future business operations.

PROFITABILITY

In order to achieve and maintain profitability the Company believes it needs to build and sustain a customer base of a certain size. Once it has reached this size, revenue will be sufficient to cover fixed costs associated with the construction and maintenance of the telephony services network and administrative overhead. To reach this size, the Company must execute a marketing plan which attracts a substantial number of potential customers to the Company's website. From this number, management believes an estimated percentage will download the Company's free software. Of that group, management believes a percentage will upgrade to a monthly pay-as-you go plan.

The growth needed to maintain profitability will be a function of the Company's ability to manage customer churn and to continue to upgrade the network. Customer churn rate should become predictable as the customer population grows. Incremental network expansion and upgrade should cost less, on a per customer basis, then the initial network build out.

SUMMARY

Management believes that the actions presently being taken by the Company provide the opportunity for the Company to improve profitability. However, there can be no assurances that management's plans will be achieved.

(a) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries from their respective dates of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

The unaudited interim consolidated financial statements of the Company as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 included herein are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 2004 and the results of its operations and its cash flows for the six months ended June 30, 2004 and 2003. The results of operations for such periods are not necessarily indicative of results expected for the full year or for any future period.

(c) USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions relate to estimates of collectibility of accounts receivable, the valuation of inventory, accruals, the valuations of fair values of options and warrants and other factors. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

Cash equivalents consist of money market funds and highly liquid short-term investments with qualified financial institutions. The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents. Included in cash and cash equivalents in the accompanying unaudited consolidated balance sheet at June 30, 2004, was approximately $32,000 of cash held in escrow for purposes of sweepstakes promotions being conducted by the VoIP telephony division.

(e) MARKETABLE SECURITIES

The Company accounts for its investment in debt and equity securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All such investments are classified as available-for-sale as of December 31, 2003 and June 30, 2004. Available-for-sale securities are stated at market value, which approximates fair value, and unrealized holding gains and losses are excluded from earnings and included as a component of stockholders' equity until realized.

The following is a summary of available-for-sale securities:

                                           June 30, 2004            December 31, 2003
                                      ------------------------   ------------------------
                                         Cost      Fair Value        Cost     Fair Value
                                      ----------  ------------   ----------  ------------
                                            (Unaudited)
          Preferred Securities        $       --  $         --   $  225,000  $    225,000
          U.S. Treasury Bills             42,960        42,960       41,408        42,970
                                      ----------  ------------   ----------  ------------

             Total                    $   42,960  $     42,960   $  266,408  $    267,970
                                      ==========  ============   ==========  ============


During the six months ended June 30, 2004 and 2003, the Company had no significant gross realized gains or losses on sales of available-for-sale securities. During the year ended December 31, 2003, the Company had no significant realized gains on sales of available-for-sale securities. The gross unrealized gain of $1,562 as of December 31, 2003, has been included in stockholders' equity as "Accumulated Other Comprehensive Income" in the accompanying consolidated balance sheet. The Company had no available-for-sale securities as of December 31, 2002.

(f) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of certain of the Company's financial instruments, including cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued expenses and deferred revenue, approximate their fair value at June 30, 2004 and December 31, 2003 and 2002 due to their short maturities.

(g) INVENTORY

Inventories are recorded on a first in, first out basis and valued at the lower of cost or market value. The Company's reserve for excess and obsolete inventory as of June 30, 2004, December 31, 2003 and 2002, was approximately $123,000 (unaudited), $109,000, and $100,000, respectively.

The Company manages its inventory levels based on internal forecasts of customer demand for its products, which is difficult to predict and can fluctuate substantially. If the Company's demand forecast is greater than the actual customer demand for its products, the Company may be required to record charges related to increases in its inventory valuation reserves. The value of inventories is also dependent on the Company's estimate of future average selling prices, and, if projected average selling prices are over estimated, the Company may be required to adjust its inventory value to reflect the lower of cost or market. Due to the large number of units in the Company's VoIP telephony services division inventory, decreases in average selling prices of the inventory of VoIP telephony services products could result in a significant adjustment and have a material impact on the Company's financial position and results of operations. In addition, the Company's inventories include high technology items that are specialized in nature or subject to rapid obsolescence. While the Company has committed to or otherwise planned various marketing programs which contemplate the sale of its inventory items on hand and items covered by outstanding inventory purchase commitments, such programs may not be successful. This may result in on-hand inventory levels and purchase commitments which are considered to be excess or obsolete, which would need to be written down or written off and which could have a material impact on the Company's financial position and results of operations.

(h) LONG-LIVED ASSETS

Long-lived assets, including property and equipment, goodwill and other intangible assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows to result from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value would generally be determined by market value.

During the first quarter of 2004, the Company's management decided to suspend DPT's wholesale business and to dedicate the DPT physical and intellectual assets to its retail VoIP business. As a result, the Company reviewed the long-lived assets associated with the wholesale VoIP business for impairment. Goodwill of $577,134 and the unamortized balance of the non-compete intangible asset of $331,250 recorded in connection with the May 2003 acquisition of DPT were written off and recorded as an impairment loss in the accompanying statement of operations for the year ended December 31, 2003. Refer to Note 2, "Acquisitions and Disposition" for a discussion of the purchase of DPT.

Intangible assets included in the accompanying consolidated balance sheets as of June 30, 2004 and December 31, 2003, are being amortized on a straight-line basis over their estimated useful lives or three years.

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets, as follows:


                                            Estimated
                                          Useful Lives
                                          -------------
        Network equipment                     3 years
        Computer equipment and software       3 years
        Office equipment                      3 years
        Furniture and fixtures              3-7 years
        Leasehold improvements                5 years


The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Subsequent additions, modifications, or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over three years.

(i) CONCENTRATION OF CREDIT RISK

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and trade accounts receivable. The Company maintains its cash and cash equivalents with various financial institutions and invests its funds among a diverse group of issuers and instruments. The Company performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. Concentration of credit risk is limited due to the Company's large number of customers.

(j) REVENUE RECOGNITION

ADVERTISING

Advertising revenue from the sale of print advertisements under short-term contracts in the games information magazine, Computer Games, are recognized at the on-sale date of the magazine.

The Company participates in barter transactions whereby the Company trades marketing data in exchange for advertisements in the publications of other companies. Barter revenue and expenses are recorded at the fair market value of services provided or received, whichever is more readily determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements or other products are delivered by the Company. Barter expense is recognized when the Company's advertisements are run in other companies' magazines, which typically occurs within one to six months from the period in which barter revenue is recognized. Barter revenue represented approximately 4% (unaudited) and 3% (unaudited) of consolidated net revenue for the six months ended June 30, 2004 and 2003, respectively. Barter revenue represented approximately 2% of consolidated net revenue for each of the years ended December 31, 2003 and 2002, respectively.

MAGAZINE SALES

The Company uses outside agents to obtain new subscribers for its Computer Games magazine, whereby the agents retain a percentage of the subscription proceeds as their commission. Previously these commissions had been classified as sales and marketing expense within the consolidated statements of operations. Effective June 2004, the Company changed its method of accounting for these agency fees, reporting them as a reduction of magazine sales subscription revenue. We believe this alternative accounting method is a more commonly used industry practice and is preferable under the circumstances. This reclassification had no impact on net loss as previously reported by the Company. Net revenue in the accompanying consolidated statements of operations has been shown net of such agency fees for all periods presented. These agency fees totaled approximately $537,000 (unaudited) and $770,000 (unaudited) for the six months ended June 30, 2004 and 2003, and $1,296,000 and $2,422,000 for the years ended December 31, 2003 and 2002, respectively. Newsstand sales of the games information magazine are recognized at the on-sale date of the magazine, net of provisions for estimated returns. Subscription revenue, which is net of agency fees, is deferred when initially received and recognized as income ratably over the subscription term.

ELECTRONIC COMMERCE AND OTHER

Sales of video games and related products from the Company's online store are recognized as revenue when the product is shipped to the customer. Amounts billed to customers for shipping and handling charges are included in net revenue. The Company provides an allowance for returns of merchandise sold through its online store. The allowance for returns provided to date has not been significant.

TELEPHONY SERVICES

VoIP telephony services revenue represents fees charged to customers for voice services and is recognized based on minutes of customer usage or as services are provided. The Company records payments received in advance for prepaid services as deferred revenue until the related services are provided. Sales of peripheral VoIP telephony equipment are recognized as revenue when the product is shipped to the customer Amounts billed to customers for shipping and handling charges are included in net revenue.

(k) ADVERTISING COSTS

Advertising costs are expensed as incurred and are included in sales and marketing expense. Advertising costs were approximately $1,289,000 (unaudited) and $125,000 (unaudited) for the six months ended June 30, 2004 and 2003, respectively. Barter advertising costs were approximately 2% (unaudited) of total net revenue for the six months ended June 30, 2003. The Company incurred no barter advertising costs during the six months ended June 30, 2004. Advertising costs were approximately $411,000 and $182,000 for the years ended December 31, 2003 and 2002, respectively. Barter advertising costs were approximately 2% of total net revenue for each of the years ended December 31, 2003 and 2002.

(l) PRODUCT DEVELOPMENT

Product development expenses include salaries and related personnel costs; expenses incurred in connection with website development, testing and upgrades; editorial and content costs; and costs incurred in the development of our VoIP products offered under the voiceglo brand. Product development costs and enhancements to existing products are charged to operations as incurred.

(m) STOCK-BASED COMPENSATION

The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 had been applied. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of SFAS No. 123," which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. SFAS No. 148 also requires more prominent and more frequent disclosures in both interim and annual financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS No. 148 as of December 31, 2002 and continues to apply the measurement provisions of APB No. 25.

Had the Company determined compensation expense based on the fair value at the grant date for its stock options issued to employees under SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                 Six Months Ended June 30,            Year Ended December 31,
                               -----------------------------      -----------------------------
                                   2004            2003               2003             2002
                               -------------   -------------      -------------   -------------
                                        (Unaudited)
Net loss - as reported         $ (10,017,659)  $  (3,439,118)     $ (11,034,397)  $  (2,614,661)
                               =============   =============      =============   =============
Net loss - pro forma           $ (10,832,000)  $  (4,487,000)     $ (12,438,000)  $  (2,714,000)
                               =============   =============      =============   =============

Basic net loss per share -
   as reported                 $       (0.10)  $       (0.13)     $       (0.49)  $       (0.09)
                               =============   =============      =============   =============
Basic net loss per share -
   pro forma                   $       (0.11)  $       (0.16)     $       (0.53)  $       (0.09)
                               =============   =============      =============   =============

A total of 1,285,000 stock options were granted during the six months ended June 30, 2004, including 600,000 (unaudited) stock options with a per share weighted-average fair value of $0.71 (unaudited) and whose exercise price equaled the market price of the stock on the grant date. In addition, a total of 685,000 (unaudited) stock options were granted during the six months ended June 30, 2004 with an exercise price below the market price of the stock on the grant date and a per share weighted-average fair value of $1.22 (unaudited). The per share weighted-average fair value of stock options granted during 2003 on a total of 3,907,450 options whose exercise price equaled the market price of the stock on the grant date was $0.82. In addition, 500,000 stock options were granted in 2003 with an exercise price below the market price of the stock on the grant date and a per share weighted-average fair value of $1.49. The per share weighted-average fair value of stock options granted during 2002 was $0.02 on the date of grant. Fair values of stock options were calculated using the option-pricing method with the following weighted-average assumptions:


                          Six Months Ended        Year Ended
                              June 30,           December 31,
                          ----------------   --------------------
                                2004           2003        2002
                          ----------------   ---------   --------
                             (Unaudited)

Risk-free interest rate             3.00%        3.00%      4.78%
Expected life                     5 years      5 years   10 years
Volatility                           160%         160%  135%-160%
Expected dividend rate                 0            0          0



The Company follows FASB Interpretation No 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44") which provides guidance for applying APB Opinion No 25. With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000.

(n) INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(o) NET LOSS PER COMMON SHARE

The Company reports net loss per common share in accordance with SFAS No. 128, "Computation of Earnings Per Share". In accordance with SFAS 128 and the SEC Staff Accounting Bulletin No. 98, basic earnings-per-share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the convertible preferred stock and convertible notes (using the if-converted method) and the shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

During the year ended December 31, 2003, the Company issued equity securities with common stock conversion features which were immediately convertible into common stock. As further discussed in Note 7, "Stockholders' Equity", the Company accounted for the issuance of these securities in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," which resulted in the recognition of non-cash preferred dividends totaling $8,120,000 at the respective dates of the securities' issuance. Net loss applicable to common stockholders was calculated as follows:

                                      Six Months Ended June 30,        Year Ended December 31,
                                   ------------------------------   -----------------------------
                                        2004            2003             2003            2002
                                   --------------  -------------    -------------   ------------
                                            (Unaudited)
Net loss                           $  (10,017,659) $  (3,439,118)   $ (11,034,397)  $ (2,614,661)
Beneficial conversion features of
   preferred stock and warrants                --       (500,000)      (8,120,000)            --
                                   --------------  -------------    -------------   ------------
Net loss applicable to common
   stockholders                    $  (10,017,659) $  (3,939,118)   $ (19,154,397)  $ (2,614,661)
                                   ==============  =============    =============   ============


Due to the Company's net losses, the effect of potentially dilutive securities or common stock equivalents that could be issued was excluded from the diluted net loss per common share calculation due to the anti-dilutive effect. Such potentially dilutive securities and common stock equivalents consisted of the following for the periods ended:

                                              June 30,                   December 31,
                                        -----------------------    -----------------------
                                           2004         2003          2003         2002
                                        ----------   ----------    ----------   ----------
                                             (Unaudited)
Options to purchase common stock        9,923,000     8,220,000     9,943,000    5,971,000
Common shares issuable upon conversion
    of Series F Preferred Stock                --    16,667,000    16,667,000           --
Common shares issuable upon conversion
    of Convertible Notes                       --    19,444,000    19,444,000           --
Common shares issuable upon exercise
    of Warrants                        20,880,000    19,508,000    22,802,000    6,187,000
                                       ----------    ----------    ----------   ----------
Total                                  30,803,000    63,839,000    68,856,000   12,158,000
                                       ==========    ==========    ==========   ==========

Refer to Note 14, "Subsequent Events," for a discussion of the conversion of the Series F Preferred Stock and the Convertible Notes and the exercise of warrants during the first quarter of 2004.

(p) COMPREHENSIVE INCOME (LOSS)

The Company reports comprehensive income (loss) in accordance with the SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income (loss) generally represents all changes in stockholders' equity during the year except those resulting from investments by, or distributions to, stockholders. The Company had no other comprehensive income or loss during the six months ended June 30, 2004 and 2003. As of December 31, 2003, the Company's accumulated other comprehensive income included in the accompanying consolidated balance sheet totaled $1,562. The Company had no accumulated other comprehensive income or loss as of December 31, 2002.

(q) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On March 31, 2004, the Financial Accounting Standards Board (FASB) issued its Exposure Draft, "Share-Based Payment," which is a proposed amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." The Exposure Draft would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. FASB expects that a final standard would be effective for public companies for fiscal years beginning after December 15, 2004. The Company does not intend to adopt a fair-value based method of accounting for stock-based employee compensation until a final standard is issued by the FASB that requires this accounting.

In December 2003, the FASB issued Interpretation 46R, "Consolidation of Variable Interest Entities," an Interpretation of ARB 51. This statement requires under certain circumstances consolidation of variable interest entities (primarily joint ventures and other participating activities). The Company has not yet evaluated the impact of this pronouncement on the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instrument consists of obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective from the start of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 became effective during the third quarter of 2003 and did not have a material impact on the Company's results of operations or financial position.

In November 2002, the FASB issued Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and an interpretation of SFAS No. 5, 57, and 107 and rescission of SFAS Interpretation No. 34. This statement addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee. The adoption of this statement did not have a significant impact on the Company's financial position or results of operations.

In November 2002, the EITF addressed the accounting for revenue arrangements with multiple deliverables in Issue 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," ("EITF 00-21"). EITF 00-21 provides guidance on how the arrangement consideration should be measured, whether the arrangement should be divided into separate units of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a significant impact on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 became effective in the first quarter of 2003 and did not have a significant impact on the results of operations or financial position of the Company.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement addresses accounting for and reporting obligations relating to the retirement of long lived assets by requiring that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The adoption of SFAS No. 143 did not have a material effect on the consolidated financial statements.

(r) RECLASSIFICATIONS

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 2. ACQUISITIONS AND DISPOSITION

ACQUISITION OF DIRECT PARTNER TELECOM, INC.

On May 28, 2003, the Company completed the acquisition of Direct Partner Telecom, Inc. ("DPT"), a company engaged in VoIP telephony services, in exchange for 1,375,000 shares of the Company's common stock and the issuance of warrants to acquire 500,000 shares of the Company's common stock. The warrants are exercisable any time before May 23, 2013 at an exercise price of $0.72 per share. In addition, the former shareholders of DPT may earn additional warrants to acquire up to 2,750,000 shares of the Company's Common Stock at an exercise price of $0.72 per share if DPT achieves certain revenue and earnings targets over approximately the next three years. Effective March 31, 2004, 500,000 of the earn-out warrants were forfeited as performance targets had not been achieved for the first of the three year periods. These warrants will also accelerate and be deemed earned in the event of a "change in control" of the Company, as defined in the acquisition documents. In addition, as part of the transaction, the Company agreed to repay loans totaling $600,000 to certain of the former shareholders of DPT, including $500,000 immediately after the closing of the acquisition. The Company issued promissory notes for $100,000, with a two-year maturity and interest at prime, for the balance.

The total purchase price of DPT was allocated as follows:


        Cash                          $  61,000
        Accounts receivable             155,000
        Fixed assets                    196,000
        Non-compete agreement           375,000
        Goodwill                        577,000
        Assumed debt to former
            shareholders               (600,000)
        Other assumed liabilities      (126,000)
                                      ---------

                                      $ 638,000
                                      =========


As part of the DPT acquisition transaction, the former Chief Executive Officer of DPT agreed to an employment agreement with a one-year term which automatically renews for an additional year. The employment agreement also contained non-compete provisions during the term of the agreement and for a period of three years following termination of the agreement, as specified. The $375,000 value assigned to the non-compete agreement was to be amortized on a straight-line basis over 5 years. Amortization expense of the non-compete agreement totaled $43,750 in 2003.

As discussed in Note 1, as a result of decisions made during the first quarter of 2004, the Company performed a review of its long-lived assets for impairment, which resulted in the write-off of the goodwill and the unamortized balance of the non-compete agreement arising from the acquisition of DPT which totaled $908,384. Additionally, the former Chief Executive Officer of DPT terminated his employment with the Company effective May 2004.

The following unaudited pro forma condensed consolidated results of operations for the years ended December 31, 2003 and 2002 assumes the acquisition occurred as of October 1, 2002, the date which DPT began operations. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had these events occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

Year ended December 31,                            2003            2002
                                               ------------    ------------
Revenue                                        $  6,076,000    $  7,770,000
Net Loss                                        (11,116,000)     (2,860,000)

Basic and diluted net loss per common share    $      (0.50)   $      (0.09)


LOAN AND PURCHASE OPTION AGREEMENT

On February 25, 2003, theglobe.com entered into a Loan and Purchase Option Agreement with a development stage Internet related business venture pursuant to which it agreed to fund, in the form of a loan, at the discretion of the Company, the venture's operating expenses and obtained the option to acquire all of the outstanding capital stock of the venture in exchange for, when and if exercised, $40,000 in cash and the issuance of an aggregate of 2,000,000 unregistered restricted shares of theglobe.com's Common Stock (the "Option"). The Loan is secured by a lien on the assets of the venture. The Option is exercisable at anytime on or before ten days after theglobe.com's receipt of notice relating to the award of a certain contract (the "Contract") currently being pursued by the venture. In the event of the exercise of the Option, (i) the existing CEO and CFO of the venture have agreed to enter into employment agreements whereby each would agree to remain in the employ of the venture for a period of two years following the closing of the Option in exchange for base compensation plus participation in a bonus pool based upon the pre-tax income of the venture and (ii) the shares of theglobe.com Common Stock issued upon such exercise will be entitled to certain "piggy-back" registration rights. If the Option is not exercised, then theglobe.com has agreed, subject to certain exceptions, to forgive repayment of $60,000 of the amount loaned.

On July 12, 2004, the Loan and Purchase Option Agreement was amended for the purpose of establishing and/or revising various terms and conditions in the event that the Contract is awarded to the venture by August 31, 2004. This amendment included, among other things, (i) a reduction in the maximum number of shares issuable upon exercise of the Option from 2,000,000 to 1,500,000 shares,
(ii) a commitment by the Company to fund $360,000 to the venture at the time of Contract award, and (iii) the establishment of limits related to monthly operating expense payments and cash distributions from the venture to the Company and employees of the venture assuming that the Option is exercised by the Company. Additionally, effective August 31, 2004, the Loan and Purchase Option Agreement and related promissory note were amended extending the maturity date to October 31, 2004. As of September 15, 2004, the Contract has not yet been awarded and the Company has not completed the renegotiation of the terms of the Purchase Option Agreement.

Advances to this business venture totaled $717,500 (unaudited) and $535,000 as of June 30, 2004 and December 31, 2003, respectively. Due to the uncertainty of collectibility of the Loan, the Company has provided a reserve equal to the full amount of the Loan. Additions to the Loan reserve of $222,500 (unaudited), $255,000 (unaudited) and $495,000 were included in other expense in the accompanying consolidated statements of operations for the six months ended June 30, 2004 and 2003, and the year ended December 31, 2003, respectively.

ACQUISITION OF VOIP ASSETS

On November 14, 2002, the Company acquired certain VoIP assets from an entrepreneur. In exchange for the assets, the Company issued warrants to acquire 1,750,000 shares of its common stock and an additional 425,000 warrants as part of an earn-out arrangement upon the attainment of certain performance targets by December 31, 2003. None of the performance targets had been attained as of December 31, 2003, resulting in the forfeiture of the 425,000 warrants. In conjunction with the acquisition, E&C Capital Partners, a privately held investment holding company owned by our Chairman and Chief Executive Officer, Michael S. Egan, and our President, Edward A. Cespedes, entered into a non-binding letter of intent with theglobe.com to provide new financing in the amount of $500,000 through the purchase of Series F Preferred Stock. Refer to
Note 7, "Stockholders' Equity," for further details.

DISPOSITION OF WEBSITE

On February 27, 2002, the Company sold all of the assets used in connection with the Happy Puppy website for $135,000, resulting in the recognition of a gain on the sale of $134,500. The Company received $67,500 immediately, and $67,500 to be held in escrow until the Company transferred all assets used in connection with the Happy Puppy website. On May 6, 2002, $67,500 was released to the Company.

NOTE 3. INTANGIBLE ASSETS

The components of intangible assets were as follows:

                                    June 30, 2004               December 31, 2003               December 31, 2002
                               -----------------------     ---------------------------   ----------------------------
                                 Gross                         Gross                         Gross
                                Carrying  Accumulated         Carrying    Accumulated       Carrying     Accumulated
                                 Amount   Amortization         Amount     Amortization       Amount      Amortization
                               ---------  ------------     ------------   ------------    ------------   ------------
                                    (Unaudited)
Amortized Intangible Assets:
   Digital Telephony           $ 279,209   $    69,065     $    227,452   $     28,432    $    164,960   $         --
                               =========   ===========     ============   ============    ============   ============


Digital telephony assets include certain VoIP assets which were recorded at the value assigned to the warrants to acquire 1,750,000 shares of the Company's Common Stock issued in connection with the acquisition of the assets on November 14, 2002 and patent application costs incurred to-date.

During the six months ended June 30, 2004 and 2003, intangible asset amortization totaled $42,343 (unaudited) and $6,250 (unaudited). Intangible asset amortization expense totaled $72,182 for the year ended December 31, 2003, including $43,750 of amortization related to the non-compete agreement recorded in connection with the acquisition of DPT. As discussed in Note 1(h), the Company wrote-off the $331,250 unamortized balance of the non-compete agreement as of December 31, 2003. There was no amortization expense for intangible assets during the year ended December 31, 2002. As of December 31, 2003, annual intangible asset amortization expense was projected to be $75,818 each year in 2004 and 2005; and $47,384 in 2006.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:


                                       June 30,           December 31,
                                     -----------    ------------------------
                                        2004           2003          2002
                                     -----------    -----------   ----------
                                      (Unaudited)

Network equipment and software       $ 2,637,617    $ 1,712,537   $       --
Computer equipment                       870,336        679,597      523,829
Capitalized software costs             1,414,413        690,602       89,452
Land and building                        181,110        181,110      181,110
Furniture and fixtures                   201,335        149,714      141,493
Leasehold improvements                     9,402          9,402           --
                                     -----------    -----------   ----------
                                       5,314,213      3,422,962      935,884
Less: Accumulated depreciation and

        amortization                   1,498,499      1,006,579      761,767
                                     -----------    -----------   ----------
                                     $ 3,815,714    $ 2,416,383   $  174,117
                                     ===========    ===========   ==========

NOTE 5. DEBT

Debt consisted of the following:

                                                                June 30,          December 31,
                                                               ----------    ----------------------
                                                                  2004          2003        2002
                                                               ----------    ----------  ----------
                                                               (Unaudited)
10% Convertible Notes; interest and principal due May 2004      $      --    $1,750,000  $       --

Promissory notes issued in connection with the acquisition
    of DPT; interest and principal due May 2005; interest
    at prime rate (4% at June 30, 2004 and December 31, 2003)     100,000       100,000          --

Mortgage note payable; interest payable monthly at 9%;
  principal due May 2005                                           80,423        82,612      91,202

Related party obligations payable in Canadian dollars;
  due in monthly installments of principal and interest
  approximating $3,300 through September 2006; interest
  at prime plus 2-3%                                               80,960       102,916     120,233

Financing of computer software and related maintenance costs;
  quarterly installments of principal and interest
  approximating $21,400 through September 2005                    100,685            --          --
                                                                ---------    ----------  ----------
                                                                  362,068     2,035,528     211,435
  Less: unamortized debt discount                                      --       121,041          --
  Less: short-term portion                                        318,954       121,919     123,583
                                                                ---------    ----------  ----------

  Long-term portion                                             $  43,114    $1,792,568  $   87,852
                                                                =========    ==========  ==========


On May 22,  2003,  E&C Capital  Partners  together  with certain  affiliates  of
Michael S. Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired convertible promissory notes (the "Secured Convertible Notes") in the aggregate principal amount of $1,750,000. The Secured Convertible Notes were convertible at anytime into a maximum of approximately 19,444,000 shares of the Company's Common Stock at a blended rate of $0.09 per share. The Secured Convertible Notes had a one year maturity date and were secured by a pledge of substantially all of the assets of the Company. The Secured Convertible Notes provided for interest at the rate of ten percent per annum, payable semi-annually. Effective October 3, 2003, the holders of the Secured Convertible Notes waived the right to receive accrued interest payable in shares of the Company's Common Stock. Additionally, each of the holders of the Secured Convertible Notes agreed to defer receipt of interest until June 1, 2004. Additional interest at ten percent per annum accrued on any interest amounts deferred. The outstanding balance of the Secured Convertible Notes as of December 31, 2003, has been reflected as long-term debt in the accompanying consolidated balance sheet as a result of the conversion of the Secured Convertible Notes into the Company's Common Stock in March 2004.

In addition, E&C Capital Partners was issued a warrant (the "Warrant") to acquire 3,888,889 shares of the Company's Common Stock at an exercise price of $0.15 per share. The Warrant was exercisable at any time on or before May 22, 2013. An allocation of the proceeds received from the issuance of the Secured Convertible Notes was made between the debt instruments and the Warrant by determining the pro-rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the Warrant was determined using the Black Scholes model. The fair value of the Secured Convertible Notes was determined by measuring the fair value of the common shares on an "as-converted" basis. As a result, $290,500 was allocated to the Warrant and recorded as a discount on the debt issued and additional paid in capital. The value of the beneficial conversion feature of the Secured Convertible Notes was calculated by comparing the fair value of the underlying common shares of the Secured Convertible Notes on the date of issuance based on the closing price of our Common Stock as reflected on the OTCBB to the "effective" conversion price. This resulted in a preferential conversion discount, limited to the previously discounted value of the Secured Convertible Notes, of $1,459,500, which was recorded as interest expense in the accompanying consolidated statement of operations as the Secured Convertible Notes were immediately convertible into common shares.

Reference should be made to Note 14, "Subsequent Events," for a discussion of theglobe.com's issuance of a $2,000,000 demand convertible promissory note (the "Bridge Note") and associated warrant and the completion of a private offering of its securities for aggregate consideration of $28,374,400, and the related conversion of the Bridge Note and the Secured Convertible Notes and the exercise of the associated Warrant during the first quarter of 2004.

Effective August 18, 2004, the maturity date of the mortgage note payable was extended to May 31, 2005.

Repayment of debt is due as follows:

Year ending December 31:

                2004                            $   1,871,918
                2005                                  139,306
                2006                                   24,304
                                                -------------
                                                $   2,035,528
                                                =============

NOTE 6. INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003, and 2002 are presented below.

                                              2003               2002
                                          ------------      ------------
Deferred tax assets (liabilities):
   Net operating loss carryforwards       $ 57,642,000      $ 53,820,000
   Allowance for doubtful accounts             244,000            53,000
   Issuance of warrants                        982,000           725,000
   Depreciation and amortization              (230,000)          124,000
   Other                                       123,000            58,000
                                          ------------      ------------
      Total gross deferred tax assets       58,761,000        54,780,000
Less: valuation allowance                  (58,761,000)      (54,780,000)
                                          ------------      ------------
      Total net deferred tax assets       $         --      $         --
                                          ============      ============


Because of the Company's lack of earnings history, the net deferred tax assets have been fully offset by a 100% valuation allowance. The valuation allowance for net deferred tax assets was $58.8 million and $54.8 million as of December 31, 2003 and 2002, respectively. The net change in the total valuation allowance was $4.0 million and $(.1) million for the years ended December 31, 2003 and 2002, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets, which consist of tax benefits primarily from net operating loss carryforwards, is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Of the total valuation allowance of $58.8 million, subsequently recognized tax benefits, if any, in the amount of $6.4 million will be applied directly to contributed capital.

At December 31, 2003, the Company had net operating loss carryforwards available for U.S. and foreign tax purposes of approximately $144 million. These carryforwards expire through 2023.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards may be limited under the change in stock ownership rules of the Code. As a result of ownership changes, which occurred in August 1997 and May 1999 and the Company's private offering completed in March 2004 (together with the exercise and conversion of various securities in connection with the private offering), the Company may have substantially limited or eliminated the availability of its net operating loss carryforwards. There can be no assurance that the Company will be able to utilize any of its net operating loss carryforwards.

NOTE 7. STOCKHOLDERS' EQUITY

On July 2, 2003, the Company completed a private offering of 17,360 shares of Series G Automatically Converting Preferred Stock ("Series G Preferred Stock") and warrants to acquire 3,472 shares of Series G Preferred Stock at a purchase price of $500 per share for a total of $8,680,000 in gross proceeds. Each share of Series G Preferred Stock was automatically converted into 1,000 shares of theglobe's Common Stock on July 29, 2003, the effective date of the amendment to the Company's certificate of incorporation increasing its authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares (the "Capital Amendment"). Similarly, upon the effective date of the Capital Amendment, each warrant to acquire a share of the Series G Preferred Stock was automatically converted into a warrant to acquire 1,000 shares of Common Stock. The warrants are exercisable for a period of 5 years at an initial exercise price of $1.39 per share. A total of 17,360,000 shares of Common Stock were issued pursuant to the Series G Preferred Stock private offering, while, subject to certain adjustment mechanisms, a total of 3,472,000 shares of Common Stock will be issuable upon exercise of the associated warrants.

At the time of the issuance of the Series G Preferred Stock, an allocation of proceeds received was made between the preferred shares and the associated warrants. The allocation was made by determining the pro-rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the warrants was determined using the Black Scholes model. The fair value of the Series G Preferred Stock was determined by measuring the fair value of the common shares on an "as-converted" basis. As a result, $1,365,000 was allocated to the warrants sold. In addition, the value of the preferential conversion was calculated by comparing the fair value of the underlying common shares based on the closing price of the Company's Common Stock as reflected on the OTCBB on the date of issuance to the "effective" conversion price. This resulted in a preferential conversion discount related to the preferred shares and the associated warrants, limited to the proceeds from the sale, of $7,315,000 and $305,000, respectively, which have been recorded as dividends to the preferred stockholders in July 2003, as the preferred shares and associated warrants were immediately convertible into common shares and warrants to acquire common shares.

As more fully discussed in Note 5, "Debt", on May 22, 2003, Secured Convertible Notes totaling $1,750,000 were issued to E&C Capital Partners together with certain affiliates of Michael S. Egan. The Secured Convertible Notes were convertible at anytime into a maximum of approximately 19,444,000 shares of the Company's common stock at a blended rate of $0.09 per share. In addition, E&C Capital Partners was issued a warrant to acquire 3,888,889 shares of the Company's common stock at an exercise price of $0.15 per share. The warrant was exercisable at any time on or before May 22, 2013. Reference should be made to
Note 14, "Subsequent Events," for a discussion of theglobe.com's completion of a private offering of its securities for aggregate consideration of $28,374,400 and the related conversion of the Secured Convertible Notes and the exercise of the associated Warrant during the first quarter of 2004.

On March 28, 2003, E&C Capital Partners entered into a Preferred Stock Purchase Agreement with the Company (the "Preferred Stock Investment"), whereby E&C Capital Partners received 333,333 shares of Series F Preferred Stock convertible into shares of the Company's Common Stock at a price of $0.03 per share. If fully converted, and without regard to the anti-dilutive adjustment mechanisms applicable to the Series F Preferred Stock, an aggregate of approximately 16,667,000 shares of Common Stock could be issued. The Series F Preferred Stock had a liquidation preference of $1.50 per share (and thereafter participates with the holders of Common Stock on an "as-converted" basis), included a dividend at the rate of 8% per annum and entitled the holder to vote on an "as-converted" basis with the holders of Common Stock. In addition, as part of the $500,000 investment, E&C Capital Partners received warrants to purchase approximately 3,333,000 shares of the Company's Common Stock at an exercise price of $0.125 per share. The warrants were exercisable at any time on or before March 28, 2013. E&C Capital Partners is entitled to certain demand registration rights in connection with its investment.

The proceeds attributable to the issuance of the Series F Preferred Stock and the related warrants were allocated to each security in the same manner as described in the discussion of the Series G Preferred Stock. As a result, $83,000 was allocated to the warrants sold. In addition, the value of the preferential conversion was calculated by comparing the fair value of the underlying common shares on the date of issuance based on the closing price of the Company's Common Stock as reflected on the OTCBB to the "effective" conversion price. This resulted in a preferential conversion discount, limited to the proceeds from the sale, of $417,000. The sum of the two discounts, $500,000, was recorded as a dividend to the preferred stockholders in March 2003, as the preferred shares were immediately convertible into common shares.

As a result of the issuance of the Series F Preferred Stock, the Series G Automatically Converting Preferred Stock, the Secured Convertible Notes and the associated warrants at their respective conversion and exercise prices, certain anti-dilution provisions applicable to previously outstanding warrants to acquire approximately 4,103,000 shares of the Company's Common Stock were triggered. Like many types of warrants commonly issued, these outstanding warrants to acquire shares of the Company's Common Stock included weighted average anti-dilution provisions which result in a lowering of the exercise price, and an increase in the number of warrants to acquire shares of the Company's Common Stock any time shares of common stock are issued (or options or other securities exercisable or convertible into common stock) for a price per share less than the then exercise price of the warrants. As a result of the Preferred Stock Investment and the issuance of the Series G Preferred Stock and the Secured Convertible Notes, the exercise price was lowered from approximately $1.39 to $0.66 per share on these warrants and the number of shares issuable upon exercise was proportionally increased from approximately 4,103,000 shares to 6,836,000 shares. As of December 31, 2003, approximately 95% of such warrants were beneficially owned by Michael S. Egan.

Certain holders of Common Stock are subject to substantial restrictions on the transfer or sale of shares and also have certain "piggy-back" and demand registration rights which, with certain exceptions, require the Company to make all reasonable efforts to include within any of the Company's registration statements to sell such securities any shares that have been requested to be so included.

Reference should be made to Note 14, "Subsequent Events," for a discussion of certain equity transactions during the first quarter of 2004, including the conversion of the Series F Preferred Stock into Common Stock, the exercise of the warrants issued in connection with the Series F Preferred Stock, as well as other previously outstanding warrants.

NOTE 8. STOCK OPTION PLANS

During 1995, the Company established the 1995 Stock Option Plan, which was amended (the "Amended Plan") by the Board of Directors in December 1996 and August 1997. Under the Amended Plan, a total of 1,582,000 common shares were reserved for issuance. Any incentive stock options granted under the Amended Plan were required to be granted at the fair market value of the Company's Common Stock at the date the option was issued.

Under the Company's 1998 Stock Option Plan (the "1998 Plan") a total of 3,400,000 common shares were reserved for issuance and provides for the grant of "incentive stock options" intended to qualify under Section 422 of the Code and stock options which do not so qualify. The granting of incentive stock options is subject to limitation as set forth in the 1998 Plan. Directors, officers, employees and consultants of the Company and its subsidiaries are eligible to receive grants under the 1998 Plan.

In January 2000, the Board adopted the 2000 Broad Based Employee Stock Option Plan (the "Broad Based Plan"). Under the Broad Based Plan, 850,000 shares of Common Stock were reserved for issuance. The intention of the Broad Based Plan is that at least 50% of the options granted will be to individuals who are not managers or officers of theglobe. In April 2000, the Company's 2000 Stock Option Plan (the "2000 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company. The 2000 Plan authorized the issuance of 500,000 shares of Common Stock, subject to adjustment as provided in the 2000 Plan. The Broad Based Plan and the 2000 Plan provide for the grant of "incentive stock options" intended to qualify under Section 422 of the Code and stock options which do not so qualify. The granting of incentive stock options is subject to limitation as set forth in the Broad Based Plan and the 2000 Plan. Directors, officers, employees and consultants of the Company and its subsidiaries are eligible to receive grants under the Broad Based Plan and the 2000 Plan.

In September 2003, the Board adopted the 2003 Sales Representative Stock Option Plan (the "2003 Plan") which authorized the issuance of up to 1,000,000 non-qualified stock options to purchase the Company's Common Stock to sales representatives who are not employed by the Company or its subsidiaries. In January 2004, the Board amended the 2003 Plan to include certain employees and consultants of the Company.

In accordance with the provisions of the Company's stock option plans, nonqualified stock options may be granted to officers, directors, other employees, consultants and advisors of the Company. The option price for nonqualified stock options shall be at least 85% of the fair market value of the Company's Common Stock. In general, options granted under the Company's stock option plans expire after a ten-year period and in certain circumstances options, under the 1995 and 1998 plans, are subject to the acceleration of vesting. Incentive options granted to stockholders who own greater than 10% of the total combined voting power of all classes of stock of the Company must be issued at 110% of the fair market value of the stock on the date the options are granted. A committee selected by the Company's Board of Directors has the authority to approve optionees and the terms of the stock options granted, including the option price and the vesting terms.

During the six months ended June 30, 2004, a total of 1,285,000 (unaudited) stock options were granted pursuant to the plans described above. Options were granted during 2003 for 4,407,450 shares of Common Stock, of which 500,000 options were granted pursuant to an individual nonqualified stock option agreement and not pursuant to any of the plans described above. During 2002, a total of 5,347,500 stock options were granted, of which 5,175,000 were granted pursuant to individual nonqualified stock options agreements and not pursuant to any of the plans described above.

The Company applies APB Opinion No. 25 in accounting for grants to employees pursuant to stock option plans and, accordingly, compensation cost of approximately $151,000 (unaudited) and $233,750 was recognized for stock options granted to employees at exercise prices below fair market value during the six months ended June 30, 2004 and in 2003, respectively. No stock options were granted to employees with exercise prices below fair market value during 2002. In addition, approximately $17,200 (unaudited) and $152,884 of stock compensation expense was recorded during the six months ended June 30, 2004 and the year ended December 31, 2003, respectively, as a result of the accelerated vesting of stock options issued to certain terminated employees. Compensation cost recognized in connection with stock options granted in lieu of services rendered by non-employees was $332,094 (unaudited), $225,609, and $13,000 for the six months ended June 30, 2004, and the years ended December 31, 2003 and 2002, respectively.

On May 31, 2000, the Company offered to substantially all of its employees, excluding executive officers and the Board of Directors, the right to cancel certain outstanding stock options and receive new options with an exercise price equal to the then current fair market value of the stock. Options to purchase a total of approximately 1.1 million shares, approximately 20% of outstanding options on that date, were canceled and approximately 856,000 new options were granted at an exercise price of $1.594 per share, which was based on the closing price of the Company's Common Stock on May 31, 2000. The new options vest at the same rate that they would have vested under previous option plans. The Company is accounting for these re-priced stock options using variable accounting in accordance with FIN No. 44. In addition, as a result of options which were granted within six months of the cancellations, an additional 244,000 options also required variable accounting in accordance with FIN No. 44. For the year ended December 31, 2003, approximately $30,933 of compensation expense was recorded in connection with the re-priced stock options. There was no compensation charge relating to the re-priced options during the six months ended June 30, 2004 and 2003 and the year ended December 31, 2002. At June 30, 2004 and December 31, 2003, a total of 48,000 (unaudited) and 82,480 options, respectively, remained outstanding which were being accounted for in accordance with FIN No. 44. Depending upon movements in the market value of the Company's Common Stock, this accounting treatment may result in significant non-cash compensation charges in future periods.

Stock option activity during the periods indicated is as follows:

                                                                         Weighted
                                            Options        Total          Average
                                             Vested       Options      Exercise Price
                                           ----------    ----------    --------------
Outstanding at December 31, 2001                          3,104,349      $     5.77

Granted                                                   5,347,500            0.02
Exercised                                                        --              --
Canceled                                                 (2,480,409)           3.31
                                                         ----------
Outstanding at December 31, 2002            5,870,749     5,971,440            0.63
                                           ==========
Granted                                                   4,407,450            0.80
Exercised                                                  (429,000)           0.28
Canceled                                                     (7,080)           1.07
                                                         ----------
Outstanding at December 31, 2003            8,475,232     9,942,810            0.72
                                            =========
Granted (unaudited)                                       1,285,000            0.90
Exercised (unaudited)                                      (489,000)           0.36
Canceled (unaudited)                                       (816,110)           0.95
                                                         ----------
Outstanding at June 30, 2004 (unaudited)    8,622,182     9,922,700      $     0.74
                                           ==========    ==========      ==========

Options available at December 31, 2002                    4,259,547
                                                         ==========
Options available at December 31, 2003                    1,359,177
                                                         ==========
Options available at June 30, 2004 (unaudited)              597,787
                                                         ==========

The exercise price and weighted average lives of the outstanding and vested stock options as of June 30, 2004 are as follows (Unaudited):


                            Options Outstanding     Options Vested
                            -------------------  --------------------
                            Weighted  Weighted              Weighted
                 Number     Average    Average    Number     Average
    Range      Outstanding    Life      Price     Vested      Price
-------------  -----------  --------  ---------  ---------  ---------
$ .02 -$ .02     4,875,000       8.1  $    0.02  4,875,000  $    0.02
  .035-  .035      200,000       7.9       0.035   200,000       0.035
  .04 -  .05        47,500       7.7       0.05     26,885       0.05
  .14 -  .14       105,000       8.8       0.14    105,000       0.14
  .23 -  .23        15,000       7.0       0.23     10,976       0.23
  .38 -  .42       250,000       9.9       0.39     72,500       0.39
  .53 -  .53        46,000       6.4       0.53     40,110       0.53
  .56 -  .56     1,650,000       8.9       0.56  1,650,000       0.56
  .63 -  .78       212,000       8.9       0.63    169,252       0.63
  .90 - 1.06       840,000       9.6       0.99    528,593       1.00
 1.14 - 1.29       428,500       8.0       1.24    250,538       1.24
 1.33 - 1.47       212,500       9.2       1.41     97,813       1.41
 1.50 - 1.52       526,500       9.3       1.50    121,815       1.50
 1.59 - 1.59        23,700       5.7       1.59     23,700       1.59
 1.72 - 2.50        38,500       6.9       2.25     38,500       2.25
 4.50 - 6.69       332,500       4.2       4.69    332,500       4.69
15.75 -15.75       120,000       4.5      15.75    120,000      15.75
               -----------                       ---------
                 9,922,700                       8,663,182
               ===========                       =========

The exercise price and weighted average lives of the outstanding and vested stock options as of December 31, 2003 are as follows:


                            Options Outstanding     Options Vested
                            -------------------  --------------------
                            Weighted  Weighted              Weighted
                 Number     Average    Average    Number     Average
    Range      Outstanding    Life      Price     Vested      Price
-------------  -----------  --------  ---------  ---------  ---------
$ .02 -$ .02     4,875,000       8.6  $    0.02  4,875,000  $    0.02
  .035-  .035      230,000       8.4       0.035   230,000       0.035
  .04 -  .05        47,500       8.2       0.05     20,945       0.05
  .14 -  .14       230,000       9.3       0.14    230,000       0.14
  .20 -  .23       515,000       9.5       0.20    165,218       0.20
  .53 -  .53        53,200       6.9       0.53     37,635       0.53
  .56 -  .56     1,650,000       9.4       0.56  1,650,000       0.56
  .63 -  .80       302,000       9.4       0.66    217,126       0.65
 1.14 - 1.29       408,500       9.7       1.25    183,346       1.25
 1.32 - 1.49       272,500       9.7       1.40    133,125       1.39
 1.50 - 1.52       806,500       9.8       1.50    183,375       1.50
 1.59 - 1.59        34,610       6.2       1.59     32,773       1.59
 1.62 - 2.50        65,500       8.3       1.99     64,189       1.99
 4.50 - 6.69       332,500       4.7       4.69    332,500       4.69
15.75 -15.75       120,000       5.0      15.75    120,000      15.75
               -----------                       ---------
                 9,942,810                       8,475,232
               ===========                       =========

NOTE 9. COMMITMENTS AND CONTINGENCIES

NETWORK COMMITMENTS

The Company and its subsidiaries are a party to various network service agreements which provide for specified services, including the use of secure data transmission facilities, capacity and other network services. The term of the agreements typically range from one to five years. Certain of the agreements contain minimum usage commitments or early cancellation penalties. Commitments under such network service agreements, including estimated minimum usage commitments for certain contracts which have not yet fully commenced, are as follows:

Year ending December 31:

                2004                            $ 3,549,000
                2005                                940,000
                2006                                911,000
                2007                                520,000
                2008                                332,000
                Thereafter                               --
                                                -----------
                                                $ 6,252,000
                                                ===========


PURCHASE OBLIGATIONS

The Company has contractual purchase obligations to certain of its suppliers providing for the purchase of certain equipment or services. As of December 31, 2003, the Company's unconditional purchase obligations totaled approximately $3,412,000, which pursuant to the contract are due to be paid during 2004.

EMPLOYMENT AGREEMENTS

On August 1, 2003, the Company entered into employment agreements with its Chairman and Chief Executive Officer, President and Vice President of Finance (its former Chief Financial Officer). The three agreements, which are for a period of one year and automatically extend for one day each day until either party notifies the other not to further extend the employment period, provide for annual base salaries totaling $650,000 and annual bonuses based on pre-tax operating income, as defined, for an annual minimum of $100,000 in total. The agreements also provide for severance benefits under certain circumstances, as defined, which in the case of the Chairman and Chief Executive Officer and the President, include lump-sum payments equal to ten times the sum of the executive's base salary and the highest annual bonus earned by the executive, and in the case of the Vice President of Finance, include lump-sum payments equal to two times the sum of the executive's base salary and the highest annual bonus earned by the executive. In addition, these severance benefits also require the Company to maintain insurance benefits for a period of up to ten years, in the case of the Chairman and Chief Executive Officer and the President, and up to two years, in the case of the Vice President of Finance, substantially equivalent to the insurance benefits existing upon termination.

As discussed in Note 2, "Acquisitions and Disposition", as part of the May 2003 acquisition transaction of DPT, its former Chief Executive Officer agreed to an employment agreement with a one-year term which automatically renews for an additional year. Pursuant to the agreement, the employee served as the Vice President of Network Operations at a base salary of $125,000 per annum. The agreement also contains non-compete provisions during the term of the agreement and for a period of three years following termination of the agreement, as specified. Effective May 2004, the employee terminated his employment with the Company.

In conjunction with the November 2002 acquisition of certain digital telephony intangible assets, the Company entered into an employment agreement with the Seller whereby he serves as Chief Technical Officer of theglobe.com. Per the Agreement, he receives a base salary of $125,000 per annum and is subject to significant non-compete provisions. The term of the employment agreement is annual with renewal options and contains a severance provision which provides base salary for the longer of the remaining term of the first year of the agreement or six months.

SEVERANCE AGREEMENT

In the second quarter of 2002, severance benefits of $699,833 were recorded and paid. In connection with his termination, the former Chief Executive Officer was paid $625,000 on May 31, 2002, reflecting the terms of his severance package. Additionally, options to purchase 425,000 shares of the Company's Common Stock at an exercise price of $0.035 per share (the closing price on May 6, 2002) valued at $13,000 (calculated using Black-Scholes) were granted on May 6, 2002, further reflecting the terms of his severance package. These options immediately vested upon grant and have a life of ten years.

OPERATING LEASES

The Company leases facilities under noncancelable operating leases. These leases generally contain renewal options and require the Company to pay certain executory costs such as maintenance and insurance. Rent expense for the years ended December 31, 2003 and 2002 totaled approximately $326,000 and $73,000, respectively.

Effective September 1, 2003, the Company entered into a sublease agreement for office space with a company controlled by our Chairman. The lease term is for five years with base rent of approximately $284,000 during the first year of the sublease. Per the agreement, base rent increases by approximately $23,000 per year thereafter. Rent expense for the year ended December 31, 2003, as noted in the preceding paragraph included approximately $106,000 of expense related to this sublease.

The approximate future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more at December 31, 2003, were as follows:

                2004                            $     306,000
                2005                                  315,000
                2006                                  338,000
                2007                                  206,000
                2008                                    1,000
                Thereafter                                 --
                                                -------------
                                                $   1,166,000
                                                =============


Effective June 4, 2004, the Company entered into a sublease agreement for additional office space in the same building housing its corporate headquarters. The lease term is for two years with base rent of approximately $250,000 during the first year of the sublease. The Company has the option of extending the sublease for an additional period of 54 months. Per the agreement, the base rent increases by approximately $11,100 per year, including the option period.

In addition, the Company entered into a lease agreement for warehouse space effective June 1, 2004. The lease term is for two years with base rent of approximately $33,000 and $34,000 during the first and second years of the lease, respectively.

TERMINATION OF 401(K) PLAN

During November 2002, the Company terminated its 401k plan.

LETTER OF CREDIT

At June 30, 2004, the Company had $20,000 (unaudited) in outstanding standby letters of credit used to support an agreement with one of its telecommunications carriers. As of December 31, 2003, the Company had approximately $20,000 in outstanding standby letters of credit used to support inventory purchases.

LITIGATION

On and after August 3, 2001 and as of the date of this filing, six putative shareholder class action lawsuits were filed against the Company, certain of its current and former officers and directors, and several investment banks that were the underwriters of the Company's November 23, 1998 initial public offering and its May 19, 1999 secondary offering. The lawsuits were filed in the United States District Court for the Southern District of New York. The complaints against the Company have been consolidated into a single action and a Consolidated Amended Complaint, which is now the operative complaint, was filed on April 19, 2002.

The lawsuit purports to be a class action filed on behalf of purchasers of the stock of the Company during the period from November 12, 1998 through December 6, 2000. Plaintiffs allege that the underwriter defendants agreed to allocate stock in the Company's initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. Plaintiffs allege that the Prospectus for the Company's initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. The action seeks damages in an unspecified amount.

The action is being coordinated with approximately 300 other nearly identical actions filed against other companies. On July 15, 2002, the Company moved to dismiss all claims against it and the Individual Defendants. On October 9, 2002, the Court dismissed the Individual Defendants from the case without prejudice based on stipulations of dismissal filed by the plaintiffs and the Individual Defendants. On February 19, 2003, the Court denied the motion to dismiss the complaint against the Company. The Company has approved a Memorandum of Understanding ("MOU") and related agreements which set forth the terms of a settlement between the Company, the plaintiff class and the vast majority of the other approximately 300 issuer defendants. Among other provisions, the settlement contemplated by the MOU provides for a release of the Company and the individual defendants for the conduct alleged in the action to be wrongful. The Company would agree to undertake certain responsibilities, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. It is anticipated that any potential financial obligation of the Company to plaintiffs pursuant to the terms of the MOU and related agreements will be covered by existing insurance. Therefore, the Company does not expect that the settlement will involve any payment by the Company. The MOU and related agreements are subject to a number of contingencies, including the negotiation of a settlement agreement and its approval by the Court. We cannot opine as to whether or when a settlement will occur or be finalized and, consequently, are unable at this time to determine whether the outcome of the litigation will have a material impact on our results of operations or financial condition in any future period.

On  July  3,  2003,  an  action  was  commenced  against  one of  the  Company's subsidiaries, Direct Partner Telecom, Inc. ("DPT"). Global Communications Consulting Corp. v. Michelle Nelson, Jason White, VLAN, Inc., Geoffrey Amend, James Magruder, Direct Partner Telecom, Inc., et al. was filed in the Superior Court of New Jersey, Monmouth County, and removed to the United States District Court for the District of New Jersey on September 16, 2003. Plaintiff is the former employer of Michelle Nelson, a consultant of DPT. Plaintiff alleges that while Nelson was its employee, she provided plaintiff's confidential and proprietary trade secret information, to among others, DPT and certain employees, and diverted corporate opportunities from plaintiff to DPT and the other named defendants. Plaintiff asserts claims against Nelson including breach of fiduciary duty, breach of the duty of loyalty and tortious interference with contract. Plaintiff also asserts claims against Nelson and DPT, among others, for contractual interference, tortious interference with prospective economic advantage and misappropriation of proprietary information and trade secrets. Plaintiff seeks injunctive relief and damages in an unspecified amount, including punitive damages.

The Answer to the Complaint, with counterclaims, was served on October 20, 2003, denying plaintiff's allegations of improper and unlawful conduct in their entirety. The parties reached an amicable resolution of this matter, including a mutual release of all claims, which was filed with the Court in April 2004.

The Company is currently a party to certain other legal proceedings, claims, disputes and litigation arising in the ordinary course of business, including those noted above. The Company currently believes that the ultimate outcome of these other proceedings, individually and in the aggregate, will not have a material adverse affect on the Company's financial position, results of operations or cash flows. However, because of the nature and inherent uncertainties of litigation, should the outcome of these actions be unfavorable, the Company's business, financial condition, results of operations and cash flows could be materially and adversely affected.

NOTE 10. RELATED PARTY TRANSACTIONS

Certain directors of the Company also serve as officers and directors of Dancing Bear Investments, Inc. ("Dancing Bear"). Dancing Bear is a stockholder of the Company and an entity controlled by our Chairman.

As discussed more fully in Note 14, Subsequent Events, in connection with a demand convertible promissory note in the amount of $2,000,000 due the Company's Chairman and his spouse, the Company paid interest totaling approximately $17,500 (unaudited) during the six months ended June 30, 2004.

Interest expense on the $1,750,000 Convertible Notes due E&C Capital Partners together with certain affiliates of our Chairman totaled approximately $108,200, excluding the amortization of the discount on the Notes, during the year ended December 31, 2003. The interest remained unpaid at December 31, 2003, and was included in accrued expenses in the accompanying consolidated balance sheet. As a result of the conversion of the $1,750,000 Convertible Notes into the
Company's Common Stock in March 2004, all interest accrued, including approximately $32,000 (unaudited) related to the first quarter of 2004, had been paid by June 30, 2004.

During the six months ended June 30, 2004, the Company paid approximately $151,200 (unaudited) to an entity controlled by the Chairman's son-in-law for the production of a commercial advertisement.

Several entities controlled by our Chairman have provided services to the Company and two of its subsidiaries, including: the lease of office and warehouse space; and the outsourcing of customer service and warehouse functions for the Company's VoIP operation. During the six months ended June 30, 2004 and the year ended December 31, 2003, a total of approximately $338,700 (unaudited) and $383,000 of expense was recorded related to these services, respectively. Approximately $70,000 related to these services was included in accounts payable and accrued expenses at December 31, 2003.

In addition, as of June 30, 2004, the Company had advanced approximately $11,000 to a newly formed entity in which E&C Capital Partners has an ownership interest. The Company is currently negotiating an agreement with the entity whereby the entity would provide marketing services to theglobe.com's VoIP telephony services division.

STOCKHOLDERS' AGREEMENT

In 1997, the Chairman, the former Co-Chief Executive Officers, two Directors of the Company and Dancing Bear (an entity controlled by the Chairman) entered into a Stockholders' Agreement (the "Stockholders' Agreement") pursuant to which the Chairman and Dancing Bear or certain entities controlled by the Chairman and certain permitted transferees (the "Chairman Group") agreed to vote for certain nominees of the former Co-Chief Executive Officers or certain entities controlled by the former Co-Chief Executive Officers and certain permitted transferees (the "Former Co-Chief Executive Officer Groups") to the Board of Directors and the Former Co-Chief Executive Officer Groups agreed to vote for the Chairman Group's nominees to the Board, who would represent up to five members of the Board. Additionally, pursuant to the terms of the Stockholders' Agreement, the former Co-Chief Executive Officer and the two Directors granted an irrevocable proxy to Dancing Bear with respect to any shares acquired by them pursuant to the exercise of outstanding Warrants transferred to each of them by Dancing Bear. Such shares would be voted by Dancing Bear, which is controlled by the Chairman, and would be subject to a right of first refusal in favor of Dancing Bear upon certain private transfers. The Stockholders' Agreement also provided that if the Chairman Group sold shares of Common Stock and Warrants representing 25% or more of the Company's outstanding Common Stock (including the Warrants) in any private sale, the Former Co-Chief Executive Officer Groups and the two Directors of the Company would be required to sell up to the same percentage of their shares as the Chairman Group's sales. If either the Chairman Group sold shares of Common Stock or Warrants representing 25% or more of the Company's outstanding Common Stock (including the Warrants) or the Former Co-Chief Executive Officer Groups sold shares or Warrants representing 7% or more of the shares and Warrants of the Company in any private sale, each other party to the Stockholders' Agreement, including entities controlled by them and their permitted transferees, had the option to sell up to the same percentage of their shares. Effective March 28, 2003, the Stockholders' Agreement was terminated.

NOTE 11. SEGMENTS AND GEOGRAPHIC INFORMATION

The Company applies the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas. Effective with the May 2003 acquisition of DPT, the Company is now organized in two operating segments for purposes of making operation decisions and assessing performance: the computer games division and the VoIP telephony services division. The computer games division consists of the operations of the Company's Computer Games print magazine and the associated website Computer Games Online (www.cgonline.com) and the operations of Chips & Bits, Inc., its games distribution business. The VoIP telephony services division is principally involved in the sale of telecommunications services over the Internet to consumers and other telecommunications service providers.

The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data of each segment. Where appropriate, the Company charges specific costs to each segment where they can be identified. Certain items are maintained at the Company's corporate headquarters ("Corporate") and are not presently allocated to the segments. Corporate expenses primarily include personnel costs related to executives and certain support staff and professional fees. Corporate assets principally consist of cash, cash equivalents and marketable securities. There are no intersegment sales. The accounting policies of the segments are the same as those for the Company as a whole.

The following table presents financial information regarding the Company's different segments:

                                           Six Months Ended June 30,    Year Ended December 31,
                                          --------------------------   --------------------------
                                              2004          2003           2003          2002
                                          ------------   -----------   ------------   -----------
                                                  (Unaudited)
NET REVENUE:
Computer games and other                  $  1,474,874   $ 2,147,188   $  4,736,032   $ 7,245,276
VoIP telephony services                        207,353       196,904        548,081            --
                                          ------------   -----------   ------------   -----------
                                          $  1,682,227   $ 2,344,092   $  5,284,113   $ 7,245,276
                                          ============   ===========   ============   ===========

INCOME (LOSS) FROM OPERATIONS:
Computer games and other                  $   (312,011)  $  (102,636)  $    120,907   $  (411,626)
VoIP telephony services                     (6,766,254)     (385,413)    (5,116,437)       (1,196)
Corporate expenses                          (2,002,442)   (1,249,461)    (3,817,549)   (2,527,966)
                                          ------------   -----------   ------------   -----------
    Loss from operations                    (9,080,707)   (1,737,510)    (8,813,079)   (2,940,788)
    Other income (expense), net               (936,952)   (1,701,608)    (2,221,318)      338,127
                                          ------------   -----------   ------------   -----------
    Consolidated loss before income tax   $(10,017,659)  $(3,439,118)  $(11,034,397)  $(2,602,661)
                                          ============   ===========   ============   ===========

DEPRECIATION AND AMORTIZATION:
Computer games and other                  $      4,788   $    44,209   $     62,208   $    85,327
VoIP telephony services                        516,399        13,518        258,334            --
Corporate                                       13,506         1,241          9,200         3,253
                                          ------------   -----------   ------------   -----------
                                          $    534,693   $    58,968   $    329,742   $    88,580
                                          ============   ===========   ============   ===========

CAPITAL EXPENDITURES:
Computer games and other                  $     26,607   $        --   $         --   $    32,250
VoIP telephony services                      1,633,397       149,054      2,366,047            --
Corporate                                       36,521        15,036         58,744            --
                                          ------------   -----------   ------------   -----------
                                          $  1,696,525   $   164,090   $  2,424,791   $    32,250
                                          ============   ===========   ============   ===========


                                            June 30,            December 31,
                                          ------------   --------------------------
                                              2004           2003           2002
                                          ------------   ------------   -----------
                                           (Unaudited)

IDENTIFIABLE ASSETS:
Computer games and other                  $  1,717,614   $  1,957,714   $ 2,602,834
VoIP telephony services                      7,394,084      4,251,082       164,960
Corporate assets                            19,137,320        963,282       279,191
                                          ------------   ------------   -----------
                                          $ 28,249,018   $  7,172,078   $ 3,046,985
                                          ============   ============   ===========


The Company's historical net revenues have been earned primarily from customers in the United States. In 2003, VoIP telephony services net revenue was primarily attributable to the sale of telephony services outside of the United States. Telephony services revenue derived from Thailand represented approximately $458,000 or 9% of consolidated net revenue for the year ended December 31, 2003. In addition, all significant operations and assets are based in the United States.

During the six months ended June 30, 2004, there were no customers that accounted for over 10% of consolidated net revenue. A single customer of the Computer Games magazine accounted for approximately 13% (unaudited) consolidated net revenue during the six months ended June 30, 2003.

NOTE 12. VALUATION AND QUALIFYING ACCOUNTS - ALLOWANCE FOR DOUBTFUL ACCOUNTS

                    Balance
                       At        Additions     Additions                 Balance
                   Beginning      Due To       Charged To               At End Of
Period Ended,      Of Period   Acquisitions     Expense    Deductions     Period
-----------------  ----------  -------------  -----------  -----------  ----------
June 30, 2004
  (Unaudited)      $  112,986  $          --  $   121,509  $    (1,188) $  233,307

December 31, 2003  $  128,613  $          --  $   114,888  $  (130,515) $  112,986

December 31, 2002  $3,203,295  $          --  $        --  $(3,074,682) $  128,613


NOTE 13. SUMMARY OF QUARTERLY FINANCIAL INFORMATION - (UNAUDITED)


                                         Quarter Ended
                                 -------------------------------
                                    June 30,        March 31,
                                      2004            2004
                                 --------------  ---------------
Net revenue                      $     826,230   $      855,997
Operating expenses                   6,128,867        4,634,067
Loss from operations                (5,302,637)      (3,778,070)
Net loss                            (5,355,961)      (4,661,698)
Net loss applicable to common
   stockholders                     (5,355,961)      (4,661,698)

Basic and diluted net loss per
   share                         $       (0.04)  $        (0.07)

                                                        Quarter Ended
                                 ----------------------------------------------------------
                                  December 31,    September 30,     June 30,     March 31,
                                      2003            2003            2003         2003
                                 --------------  ---------------  ------------  -----------
Net revenue                      $   1,492,237   $    1,447,784   $ 1,101,810   $1,242,282
Operating expenses                   6,239,271        3,776,319     2,295,895    1,785,707
Loss from operations                (4,747,034)      (2,328,535)   (1,194,085)    (543,425)
Net loss                            (5,077,665)      (2,517,614)   (2,757,371)    (681,747)
Net loss applicable to common
   stockholders                     (5,077,665)     (10,137,614)   (2,757,371)  (1,181,747)

Basic and diluted net loss per
   share                         $       (0.10)  $        (0.23)  $     (0.09)  $    (0.04)

Net loss applicable to common stockholders for the 2003 quarterly periods includes the preferred dividend impact of the beneficial conversion features of the preferred stock and warrants issued.

                                                         Quarter Ended
                                 ------------------------------------------------------------
                                  December 31,    September 30,     June 30,      March 31,
                                      2002            2002            2002           2002
                                 --------------  ---------------  -------------  ------------
Net revenue                      $   2,009,701   $    1,698,278   $  1,684,942   $ 1,852,355
Operating expenses                   1,873,157        2,225,921      3,330,776     2,756,210
Income (loss) from operations          136,544         (527,643)    (1,645,834)     (903,855)
Net income (loss)                       16,922         (492,046)    (1,633,429)     (506,108)
Net loss applicable to common
    stockholders                        16,922         (492,046)    (1,633,429)     (506,108)

Basic and diluted net loss per
   share                         $          --   $        (0.02)  $      (0.05)  $     (0.02)


NOTE 14. SUBSEQUENT EVENTS

On February 2, 2004, our Chairman and Chief Executive Officer and his spouse, entered into a Note Purchase Agreement with the Company pursuant to which they acquired a demand convertible promissory note (the "Bridge Note") in the aggregate principal amount of $2,000,000. The Bridge Note was convertible into shares of the Company's Common Stock. The Bridge Note provided for interest at the rate of ten percent per annum and was secured by a pledge of substantially all of the assets of the Company. Such security interest was shared with the holders of the Company's $1,750,000 Convertible Notes issued to E&C Capital Partners and certain affiliates of our Chairman and Chief Executive Officer. In addition, the Chairman and Chief Executive Officer and his spouse were issued a warrant to acquire 204,082 shares of the Company's Common Stock at an exercise price of $1.22 per share. The Warrant is exercisable at any time on or before February 2, 2009. The exercise price of the Warrant, together with the number of shares for which such Warrant is exercisable, is subject to adjustment upon the occurrence of certain events.

An allocation of the proceeds received from the issuance of the Bridge Note was made between the debt instrument and the Warrant by determining the pro rata share of the proceeds for each by comparing the fair value of each security issued to the total fair value. The fair value of the Warrant was determined using the Black Scholes model. The fair value of the Bridge Note was determined by measuring the fair value of the Common Shares on an "as-converted" basis. As a result, $170,000 (unaudited) was allocated to the Warrant and recorded as a discount on the debt issued and additional paid in capital. The value of the beneficial conversion feature of the Bridge Note was calculated by comparing the fair value of the underlying common shares of the Bridge Note on the date of issuance based on the closing price of our Common Stock as reflected on the OTCBB to the "effective" conversion price. This resulted in a beneficial conversion discount of $517,000 (unaudited), which was recorded as interest expense in the accompanying unaudited consolidated statement of operations for the six months ended June 30, 2004 as the Bridge Note was immediately convertible into common shares. In addition, the value allocated to the Warrant and characterized as discount on the Bridge Note was recognized as interest expense, as the Bridge Note was due on demand.

In March 2004, theglobe.com completed a private offering of 333,816 units (the "Units") for a purchase price of $85 per Unit (the "Private Offering"). Each Unit consisted of 100 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), and warrants to acquire 50 shares of the Company's Common Stock (the "Warrants"). The Warrants are exercisable for a period of five years commencing 60 days after the initial closing at an initial exercise price of $0.001 per share. The aggregate number of shares of Common Stock issued in the Private Offering was 33,381,647 shares for an aggregate consideration of $28,374,400, or approximately $0.57 per share assuming the exercise of the 16,690,824 Warrants. As of June 30, 2004, approximately 11,607,000 (unaudited) of the Warrants remain outstanding.

The Private Offering was directed solely to investors who are sophisticated and accredited within the meaning of applicable securities laws, most of whom were not affiliates with the Company. The purpose of the Private Offering was to raise funds for use primarily in the Company's developing VoIP business, including the deployment of networks, website development, marketing and capital infrastructure expenditures and working capital. Proceeds may also be used in connection with theglobe's other existing or future business operations, including acquisitions.

Halpern Capital, Inc., acted as placement agent for the Private Offering, and was paid a commission of $1.2 million and issued a warrant to acquire 1,000,000 shares of Common Stock at $0.001 per share. As of June 30, 2004, approximately 459,000 of these warrants remain outstanding.

The securities offered were not registered under the Securities Act of 1933 and may not be offered or resold in the United States absent registration or an applicable exemption from such registration requirements. Pursuant to the terms of the Private Offering, the Company filed a registration statement relating to the resale of the Securities on April 16, 2004 which became effective on May 11, 2004.

In connection with the Private Offering, Michael S. Egan, our Chairman, Chief Executive Officer and principal stockholder, together with certain of his affiliates, including E&C Capital Partners, converted the $2,000,000 Convertible Bridge Note, $1,750,000 of Secured Convertible Notes and all of the Company's outstanding shares of Series F Preferred Stock, and exercised (on a "cashless" basis) all of the warrants issued in connection with the foregoing $1,750,000 Secured Convertible Notes and Series F Preferred Stock, together with certain warrants issued to Dancing Bear Investments, an affiliate of Mr. Egan. As a result of such conversions and exercises, the Company issued an aggregate of 48,775,909 additional shares of Common Stock.

Pursuant to the Company's Stockholder Rights Agreement (the "Agreement") dated November 12, 1998, the Company's Board of Directors authorized and declared a dividend consisting of a stock purchase right (a "Right") for each outstanding share of the Company's then outstanding Common Stock and all new shares of Common Stock issued, as defined by the Agreement. In general, each Right entitles the holder the right, under certain circumstances, to purchase one one-thousandth of a share of the Company's Junior Participating Preferred Stock, subject to adjustment as defined by the Agreement. The Rights were intended to have various anti-takeover effects, including causing substantial dilution to any person or any group of persons that attempts to acquire the Company on terms not approved by our Board of Directors. In connection with the Agreement, on April 13, 2004, the Board of Directors of the Company adopted a resolution amending the Certificate of Designation of the Corporation increasing the number of shares of the Company's Junior Participating Preferred Stock from 100,000 shares to 250,000 shares.

On May 6, 2004, the Company entered into an agreement with an Internet-based business which provides for the payment of commissions to the business based upon the number of new customer leads and revenue generated from such customers. The agreement also provides for the payment of certain cash and stock bonuses, including the issuance of up to a maximum of 3,000,000 shares of the Company's Common Stock, in the event that certain business objectives, mainly related to the acquisition of a significant number of new customer leads, are achieved by the business. The Company has not issued any shares of its Common Stock to-date and has accrued an aggregate of approximately $156,000 (unaudited) on its balance sheet as of June 30, 2004 in connection with the bonus consideration.

Acquisition (unaudited)

On September 1, 2004, the Company closed on the acquisition of SendTec, Inc., an advertising and direct response marketing services company based in St. Petersburg, Florida (the "SendTec Acquisition"). In exchange for the acquisition of SendTec the Company paid or will pay consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of the Company's Common Stock, (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (which is convertible into 17,500,000 shares of the Company's Common Stock), and (iv) a subordinated promissory note in the amount of $1 million. The Company also issued an aggregate of approximately 4,000,000 replacement options to acquire the Company's Common Stock for each of the issued and outstanding options to acquire SendTec held by the former employees of SendTec. In addition, warrants to acquire shares of theglobe.com Common Stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million, for the year ending December 31, 2005. The number of earn-out warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

On August 8, 2002, we dismissed our independent public accountants, KPMG LLP ("KPMG"), and engaged Rachlin Cohen & Holtz LLP ("Rachlin Cohen") as our new independent public accountants. This change was approved by our Board of Directors.

The audit reports issued by KPMG on our consolidated financial statements as of and for the years ended December 31, 2001 and December 31, 2000, did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified, as to uncertainty, audit scope or accounting principles, except as follows:

KPMG's report on the consolidated financial statements of theglobe.com, inc. and subsidiaries as of and for the years ended December 31, 2001 and 2000, contained a separate paragraph stating "the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty".

During fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period from January 1, 2002 through our dismissal of KPMG on August 8, 2002, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements for such years; and there were no reportable events as defined in
Item 304(a)(1)(v) of Regulation S-K.

The Company furnished KPMG with a copy of its Report on Form 8-K relating to the foregoing change in accountants and requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission ("Commission") stating whether it agrees with the statements set forth above. A copy of KPMG's letter to the Commission dated August 13, 2002 was filed as an exhibit on Form 8-K on August 13, 2002 and as an exhibit on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003.

During the fiscal years ended December 31, 2001 and December 31, 2000 and through August 8, 2002, we did not consult with Rachlin Cohen with respect to the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or events described in Item 304(a)(2)(i) and
(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

                               130,396,940 SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                               [LOGO] theglobe.com

                               September __, 2004

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

Article VI of the By-laws requires the Company to indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) brought by reason of the fact that he or she is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefits plan against expenses (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, penalties and amounts paid in settlement) incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article VI of the Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Company has entered into indemnification agreements with certain of its directors and officers. These agreements provide, in general, that the Company will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of the Company or its Affiliates (as defined therein) to the fullest extent permitted by Delaware Law.

The Company maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, including Post-Effective Amendment No. 1, all of which are to be borne by the Company, are as follows:

SEC Registration Fee*                                   $ 16,301
Printing Expenses*                                        11,800
Accounting Fees and Expenses*                             18,500
Legal Fees and Expenses                                  336,500
Registrar and Transfer Agent Fee*                          2,500
Miscellaneous*                                             5,000
                                                        --------
Total*                                                  $390,601

* ESTIMATED

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 14, 2002, the Company acquired certain Voice over Internet Protocol ("VoIP") assets from Brian Fowler (now Chief Technology Officer of the Company) in exchange for the issuance of warrants to acquire 1,750,000 shares of the Company's common stock and the potential to earn a warrant to acquire an additional 425,000 shares as part of an earn-out arrangement. The performance targets for the warrants to acquire an additional 425,000 shares were not met and expired on December 31, 2003. The exercise price of the warrants is $0.065 and the warrants are exercisable at anytime before November 12, 2012.

On March 28, 2003, E&C Capital Partners signed a Preferred Stock Purchase Agreement and other related documentation pertaining to a $500,000 investment via the purchase of shares of a new Series F Preferred Stock of theglobe.com and closed on the investment. Pursuant to the Preferred Stock Purchase Agreement, E&C Capital Partners received 333,333 shares of Series F Preferred Stock convertible into shares of the Company's Common Stock at a price of $0.03 per share. The Series F Preferred Stock had a liquidation preference of $1.50 per share, provided for payment of a dividend at the rate of 8% per annum and entitled the holder to vote on an "as-converted" basis with the holders of Common Stock. In addition, as part of the $500,000 investment, E&C Capital Partners received warrants to purchase approximately 3,333,333 shares of theglobe.com Common Stock at an exercise price of $0.125 per share. The warrants were exercisable at any time on or before March 28, 2013 and both the warrants' exercise price and number were subject to adjustment. E&C received certain piggy-back and demand registration rights in connection with its investment.

On May 22,  2003,  E&C Capital  Partners  together  with certain  affiliates  of
Michael S. Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired $1,750,000 of Secured Convertible Notes. The Convertible Notes were convertible into a maximum of approximately 19,444,000 shares of the Company's common stock at a blended rate of $0.09 per share. The Convertible Notes provided for interest at the rate of ten percent per annum payable semi-annually, a one year maturity and were secured by a pledge of substantially all of the assets of the Company. In addition, E&C Capital Partners was issued a Warrant to acquire 3,888,889 shares of the Company's Common Stock at an exercise price of $0.15 per share. The Warrant was exercisable at any time on or before May 22, 2013. The investors received certain piggy-back and demand registration rights in connection with their investment.

On May 28, 2003, the Company acquired Direct Partner Telecom, Inc. ("DPT"), a company engaged in VoIP telephony services. DPT was a specialized international communications carrier providing VoIP communications services to emerging countries. The purchase price consisted of 1,375,000 shares of theglobe.com common stock and warrants to purchase an additional 500,000 shares of common stock, together with the ability to earn additional warrants to purchase up to an additional 2,750,000 shares. The performance targets for the first 500,000 of these earn-out warrants were not achieved and expired on March 31, 2004. Subject to certain qualifications, the warrants will also accelerate and be deemed earned in the event of a "change in control" of the Company, as defined in the acquisition documents. The initial warrants (and any additional warrants if and to the extent earned) have an exercise price of $.72 per share and expire on May 22, 2013.

On July 2, 2003, the Company completed a private offering of Series G Preferred Stock for an aggregate purchase price of approximately $8.7 million. In accordance with the terms of such Preferred stock, the Series G Preferred shares converted into common stock at $0.50 per share (or an aggregate of approximately
17.4 million shares) upon the filing of an amendment to the Company's certificate of incorporation to increase its authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares. Such an amendment was filed on July 29, 2003. Investors also received warrants to acquire approximately 3.5 million shares of common stock. The warrants are exercisable for a period of five years at an exercise price of $1.39 per common share. The exercise price of the warrants, together with the number of warrants issuable upon exercise, are subject to adjustment upon the occurrence of certain events. The purpose of the Series G Preferred Stock offering was to raise funds for use primarily in the Company's VoIP telephony services business, including the deployment of networks, website development, marketing, and limited capital infrastructure expenditures and working capital. The investors in the Series G Preferred Stock Offering, together with the former stockholders of DPT, are entitled to one demand registration right commencing in July 2004.

On February 2, 2004, Michael S. Egan (our Chairman and Chief Executive Officer) and his wife, S. Jacqueline Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired a convertible promissory note (the "Bridge Note") in the aggregate principal amount of $2,000,000. The Bridge Note was convertible at anytime into shares of the Company's common stock at an initial rate of $.98 per share. The conversion rate was subject to adjustment based upon the rate (effectively, $.57 per share) at which the Company sold its common stock in the subsequent March 2004 private offering (which is described below). The Bridge Note was due on demand from the holder, and was secured by a pledge of substantially all of the assets of the Company. Such security interest was shared with the then holders of the Company's Secured Convertible Notes in the principal amount of $1,750,000 issued on May 22, 2003 to various entities affiliated with Michael S. Egan. The Bridge Notes bore interest at the rate of ten (10) percent per annum.

In addition, the Egans were issued a warrant to acquire 204,082 shares of theglobe.com common stock at an exercise price of $1.22 per share. The warrant is exercisable at any time on or before February 2, 2009. The Egans are entitled to certain demand and piggy-back registration rights in connection with their investment. The exercise price of the warrant (together with the number of shares for which such warrant is exercisable) is subject to adjustment upon the occurrence of certain events.

On March 11, 2004, theglobe.com, inc. completed a private offering of 329,916 units (the "Units") for a purchase price of $85 per Unit (the "PIPE Offering"). Each Unit consisted of 100 shares of the Company's common stock and warrants to acquire 50 shares of the common stock (the "PIPE Warrants"). The PIPE Warrants are exercisable for a period of five (5) years commencing May 4, 2004 at an initial exercise price of $.001 per share. The Company also granted an option to one party to acquire an additional 3,900 Units on or before March 22, 2004 on the same terms, which option was fully exercised. Assuming the exercise of the PIPE Warrants, the aggregate number of shares of common stock issued in the PIPE Offering was 50,072,471 shares for an aggregate consideration of $28,374,400, or approximately $.57 per share.

Halpern Capital, Inc., acted as placement agent for the PIPE offering, and was paid a commission of $1.2 million and issued a warrant to acquire 1,000,000 shares of common stock at $.001 per share.

Pursuant to the terms of the PIPE Offering the Company was contractually obligated to file a registration statement relating to the resale of the Securities on or about April 22, 2004 and to cause such registration statement to become effective before on or about July 6, 2004 (or 30 days earlier if such registration statement is not reviewed by the SEC). In the event the Company was late in any of its registration obligations, it would have been liable for payment of a late fee of 5% of the amount raised in the PIPE Offering per month (not to exceed 25% in the aggregate), unless such fee was waived under certain conditions. Any such late fee would have been payable in either cash or additional shares of Common Stock (valued for such purpose at $.57 per share), or any combination of the two, at the option of the Company.

In connection with the PIPE Offering, Mr. Egan, our Chairman, Chief Executive Officer and principal stockholder, together with certain of his affiliates and other parties, converted the $2,000,000 Bridge Note, an aggregate of $1,750,000 of Secured Convertible Notes and all of the Company's outstanding shares of Series F Preferred Stock, and exercised all of the warrants issued in connection with the foregoing Secured Convertible Notes and Series F Preferred Stock, together with certain warrants issued to Dancing Bear Investments (an affiliate of Mr. Egan). As a result of such conversions and exercises, the Company issued an aggregate of approximately 48.75 million shares of Common Stock.

On May 6, 2004, the Company entered into an agreement with NeoPets, Inc. which provides for certain marketing and advertising services associated with the Company's voiceglo VoIP services on NeoPets website. As part of the consideration for such services, the Company agreed to issue up to 3,000,000 shares in various stages upon the attainment of certain business objectives. The Company agreed to certain registration rights relating to the shares issued or issuable and agreed to cause the registration of such shares.

All of the foregoing private offerings or acquisitions were directed solely to a limited number of investors who are sophisticated and, with the exception of the November 2002 acquisition from Brian Fowler, who are accredited within the meaning of applicable securities laws. The Company believes that such offers and sales were exempt from registration pursuant to Sections 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

On September 1, 2004, theglobe closed upon an Agreement and Plan of Merger dated August 31, 2004 (the "Merger Agreement"), pursuant to which the Company acquired all of the issued and outstanding shares of capital stock of SendTec, Inc. ("SendTec"). Pursuant to the terms of the merger, in consideration for the acquisition of SendTec, theglobe paid or will pay consideration consisting of:
(i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of theglobe's common stock (the "Common Shares"), (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (which as more fully described below, is convertible into 17,500,000 shares of theglobe's common stock) (the "Preferred Stock"), and (iv) a subordinated promissory note in the amount of $1 million (the "Note") (collectively, the "Initial Merger Consideration"). In addition, warrants to acquire shares of common stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million (the "Income Target"), for the year ending December 31, 2005 (the "Earn-out Consideration" and collectively with the Initial Merger Consideration, the "Merger Consideration"). The number of Earn-out Warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%). If and to the extent the warrants are earned, the exercise price of the performance warrants would be $0.27 per share and they will be exercisable for a period of 5 years. The Note bears interest at the rate of 4% per annum and matures in one lump sum of principal and interest on September 1, 2005.

The Merger Consideration will be distributed pro rata to the shareholders of SendTec in accordance with their respective ownership interests, except for any shareholder of SendTec who elects to dissent from the Merger and follows applicable Florida law for the exercise of dissenters' rights (whom would instead receive the cash value of their shares following a statutorily prescribed appraisal procedure). As of September 7, 2004, the holders of 86.71% of SendTec's shares had voted in favor of the Merger and no shareholder had notified SendTec that he or she intended to dissent from the Merger. The remaining shareholders of SendTec have until on or about September 30, 2004, to provide notice of, and to otherwise follow the procedures for, the exercise of dissenter's rights.

As part of the Merger, 100,000 shares of Preferred Stock (convertible into 10 million shares of common stock) (the "Escrow Shares") are being held in escrow for potential recovery by theglobe in the event of a breach of the Merger Agreement by SendTec or its shareholders. In general, the Escrow Shares, together with the sums due under the Note, would be the sole source of recourse against the shareholders of SendTec in the event of breach of the Merger Agreement and theglobe would not have recourse against the cash portion or other shares of common stock or Preferred Stock distributed to the SendTec shareholders as part of the Merger Consideration. Assuming no claims are then pending, the Escrow Shares would be distributed to SendTec shareholders after expiration of one year from the date of closing.

Except as provided by law, the Preferred Stock will vote with the holders of common stock on all matters on an "as-converted" basis, other than the Capital Amendment described below as to which it will not vote. The Preferred Stock will automatically convert into shares of theglobe's common stock on a 1 for 100 basis at such time as theglobe files an amendment to its certificate of incorporation with the Delaware Secretary of State's Office to increase its authorized shares of common stock from 200,000,000 to at least 300,000,000 (the "Capital Amendment"). theglobe intends to seek shareholder authorization for such amendment at its annual meeting of stockholders anticipated to be held in November 2004. Five of the former shareholders of SendTec (whom collectively received approximately 82% of the shares of common stock issued in the Merger, together with theglobe's Chairman, Michael Egan (together with certain affiliates which he controls), have agreed to vote (or have granted proxies to so vote) in favor of the Capital Amendment. Together with such former SendTec shareholders and Mr. Egan control the vote over approximately 69.25 million of theglobe's 156 million issued and outstanding shares of common stock (after giving affect to the shares of common stock which were issued in the Merger). The Capital Amendment will be approved if the holders of a majority of the outstanding shares of common stock vote in its favor.

In the event that the Capital Amendment is not approved for any reason at the annual meeting then on the 10th day following the failure to approve the Capital Amendment, the remaining shares of Preferred Stock will automatically convert into whatever number of shares of Common Stock which theglobe then has remaining available for issuance (after giving affect to approximately 32.1 million shares reserved for issuance under previously outstanding options and warrants), less up to 3 million additional shares as may be designated by theglobe. After giving effect to the reservation of shares underlying outstanding options and warrants to acquire shares of theglobe's common stock (including options issued in connection with the Merger) and the shares of common stock issued in the Merger, theglobe presently has issued and outstanding (or reserved for issuance) approximately 197 million shares of common stock, leaving a maximum of approximately 3 million shares (assuming no further shares of common stock are issued prior to such date) which could be further issued upon conversion of the Preferred Stock absent the increase in common stock contemplated by the Capital Amendment or other arrangements satisfactory to the holders of any options or warrants to acquire shares. With regard to any shares of Preferred Stock which theglobe does not automatically convert into shares of common stock, the holders of the Preferred Stock may thereafter convert such remaining Preferred Stock into a subordinated promissory note (a "Conversion Note") from theglobe. If issued, the Conversion Note will be due in one lump sum on the later of the first anniversary of its issuance or December 31, 2005 and will bear interest at the rate of 4% per annum. The principal amount of the Conversion Note would be equal to the product of (A) the number of shares of theglobe's common stock that would have been issued upon conversion of the shares of the Preferred Stock that were not converted into common stock and (B) the lesser of (i) the Fair Market Value, as defined, of theglobe's common stock in the 20 trading days immediately prior to the conversion date and (ii) $0.83. If none of the remaining shares of Preferred Stock were converted into common stock, the maximum principal amount of the Conversion Note (based upon the maximum conversion rate of $0.83 per share) would be approximately $14.5 million.

The Company has agreed to file a registration statement relating to the resale of the shares of common stock issued in the Merger and the shares of common stock underlying the Preferred Stock on or before January 29, 2005 and to cause the effectiveness of such registration on or before September 1, 2005. The Company also agreed to keep the registration effective until at least the third anniversary of the Closing. Pursuant to the terms of the Merger, in general, the common stock and Preferred Stock (and the underlying shares of common stock) issued in the Merger may not be sold or otherwise transferred for a period of one (1) year without the prior written consent of the Company.

The Merger Securities issued or issuable in the SendTec Acquisition were directed solely to the approximately 35 shareholders of SendTec. The Company believes that the SendTec shareholders were, either alone or with their representatives in the merger, sophisticated and further that substantially all of the SendTec shareholders were accredited, within the meaning of such terms under applicable securities laws. Consequently, the Company believes that such offers and sales of the Merger Securities were exempt from registration pursuant to Sections 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

ITEM 27. EXHIBITS

NO. ITEM

3.1 Form of Fourth Amended and Restated Certificate of Incorporation of the Company (3).

3.2 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation.**

3.3 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 29, 2003.**

3.4 Certificate relating to Previously Outstanding Series of Preferred Stock and Relating to the Designation, Preferences and Rights of the Series F Preferred Stock (14).

3.5 Certificate of Amendment Relating to the Designation Preferences and Rights of the Junior Participating Preferred Stock.**

3.6 Form of By-Laws of the Company. **

3.7 Certificate of Amendment Relating to the Designation Preferences and Rights of the Series H Automatically Converting Preferred Stock (18).

4.1 Registration Rights Agreement, dated as of September 1, 1998(5).

4.2  Amendment  No.1 to  Registration  Rights  Agreement,  dated  as of April 9,
1999(6).

4.3 Specimen certificate representing shares of Common Stock of the Company (4).

4.4 Amended and Restated Warrant to Acquire Shares of Common Stock (2).

4.5 Form of Rights Agreement, by and between the Company and American Stock Transfer & Trust Company as Rights Agent (3).

4.6 Form of Warrant  dated  November 12, 2002 to acquire  shares of Common Stock
(9).

4.7 Form of Warrant dated March 28, 2003 to acquire shares of Common Stock (14).

4.8 Form of Warrant dated May 28, 2003 to acquire an aggregate of 500,000 shares of theglobe.com Common Stock (10).

4.9 Form of Warrant dated July 2, 2003 to acquire securities of theglobe.com, inc. (11).

4.10 Form of Warrant dated March 5, 2004 to acquire securities of theglobe.com, inc. (17).

4.11 Form of Warrant  relating to potential  issuance of Earn-out  Consideration
(18).

5.1 Opinion of Proskauer Rose LLP**

10.1 Form of Indemnification Agreement between the Company and each of its Directors and Executive Officers (1).

10.2 Lease Agreement dated January 12, 1999 between the Company and Broadpine Realty Holding Company, Inc.(6).

10.3 2000 Broad Based Stock Option Plan (7).

10.4 1998 Stock Option Plan, as amended (6).

10.5 1995 Stock Option Plan (1).

10.6 Employee Stock Purchase Plan (5).

10.7 Technology Purchase Agreement dated November 12, 2002, among theglobe.com, inc., and Brian Fowler (9).

10.8 Employment Agreement dated November 12, 2002, among theglobe.com, inc. and Brian Fowler (9).

10.9 Payment Agreement dated November 12, 2002, among theglobe.com, inc., 1002390 Ontario Inc., and Robert S. Giblett (9).

10.10 Release Agreement dated November 12, 2002, among theglobe.com, inc. and certain other parties named therein (9).

10.11  Preferred   Stock  Purchase   Agreement  dated  March  28,  2003  between
theglobe.com, inc. and E&C Capital Partners, LLLP. (14).

10.12 Loan and Purchase Option Agreement dated February 25, 2003 (13).*

10.13 Amended and Restated Promissory Note (13).*

10.14 Form of Stock Purchase Agreement (13).*

10.15 Note Purchase Agreement dated May 22, 2003 between theglobe.com, inc. and E&C Capital Partners, LLLP and certain other investors named therein (10)

10.16 Agreement and Plan of Merger dated May 23, 2003 between theglobe.com, inc., DPT Acquisition, Inc., Direct Partner Telecom, Inc., and the stockholders thereof (10).

10.17 Employment Agreement dated May 28, 2003 between theglobe.com and James Magruder (10).

10.18 Form of Subscription Agreement relating to the purchase of Units of Series G Preferred Stock and Warrants of theglobe.com, inc. (11).

10.19 Employment Agreement dated August 1, 2003 between theglobe.com, inc. and Michael S. Egan (12).

10.20 Employment Agreement dated August 1, 2003 between theglobe.com, inc. and Edward A. Cespedes (12).

10.21 Employment Agreement dated August 1, 2003 between theglobe.com, inc. and Robin Segaul Lebowitz (12).

10.22 Amended & Restated Non-Qualified Stock Option Agreement effective as of August 12, 2002 between theglobe.com, inc. and Michael S. Egan (12).

10.23 Amended & Restated Non-Qualified Stock Option Agreement effective as of August 12, 2002 between theglobe.com, inc. and Edward A. Cespedes (12).

10.24 Amended & Restated Non-Qualified Stock Option Agreement effective as of August 12, 2002 between theglobe.com, inc. and Robin Segaul Lebowitz (12).

10.25 Non-Qualified Stock Option Agreement dated as of July 17, 2003 between theglobe.com, inc. and Kellie L. Smythe (12).

10.26 2003 Sales Representatives Stock Option Plan (12).

10.27 Securities Purchase and Registration Agreement dated March 2, 2004 relating to the purchase of Units of Common Stock and Warrants of theglobe.com, inc. (15)

10.28 Amendment to the Service Order Agreement Terms and Conditions dated July 30, 2003, and October 24, 2003 between XO Communications, Inc. and Direct Partner Telecom, Inc., including XO Services Terms and Conditions.(15)*

10.29 Agreement dated August 7, 2003 by and between Promotion and Display Technology, Ltd. and theglobe.com, inc. (15) *

10.30 Broad Capacity Services Agreement dated October 17, 2003 by and between Direct Partner Telecom, Inc. and Progress Telecom Corporation. (15)*

10.31 Agreement and Plan of Merger dated August 31, 2004 by and between theglobe.com, inc., SendTec Acquisition Corporation and SendTec, Inc., among others (18).

10.32 Employment Agreement dated September 1, 2004 by and between SendTec, Inc. and Paul Soltoff (18).

10.33   Stockholders'   Agreement   dated  September  1,  2004  by  and  between
theglobe.com and certain named stockholders (18).

10.34 theglobe.com 2004 Stock Option Plan. ***

10.35 Promissory Note dated September 1, 2004 (18).

10.36 Form of Potential  Conversion  Note  relating to Series H Preferred  Stock
(18).

16. Letter dated August 13, 2002 from KPMG LLP relating to change of independent certified accountants (8).

21. Subsidiaries **

23.1 Consent of Rachlin Cohen & Holtz LLP. ***

23.2 Consent of Proskauer Rose LLP (included in Exhibit 5.1) **

23.3 Consent of Gregory, Sharer & Stuart, P.A. ***

24. Power of Attorney (16)

--------------------------------------------------------------------------------

1. Incorporated by reference from our registration statement on Form S-1 filed July 24, 1998 (Registration No. 333-59751).

2.    Incorporated by reference from our Form S-1/A filed August 20, 1998.

3.    Incorporated by reference from our Form S-1/A filed September 15, 1998.

4.    Incorporated by reference from our Form S-1/A filed October 14, 1998.

5. Incorporated by reference from our Form 10-K for the year ended December 31, 1998 filed March 30, 1999.

6.    Incorporated by reference from our Form S-1 filed April 13, 1999.

7. Incorporated by reference from our Form 10-Q for the quarter ended March 31, 2000 dated May 15, 2000.

8.    Incorporated by reference from our Form 8-K filed August 13, 2002.

9.    Incorporated by reference from our Form 8-K filed on November 26, 2002.

10.   Incorporated by reference from our Form 8-K filed on June 6, 2003.

11.   Incorporated by reference from our Form 8-K filed on July 11, 2003.

12.   Incorporated by reference from our Form 10-QSB filed on November 14, 2003.

13.   Incorporated by reference from our Form 8-K filed on March 3, 2003.

14.   Incorporated by reference from our Form 10-K filed on March 31, 2003.

15.   Incorporated by reference from our Form 10-KSB filed on March 30, 2004.

16.   Included on the signature page to this registration statement.

17.   Incorporated by reference from our Form 8-K filed on March 17, 2004.

18. Incorporated by reference from our Form 8-K filed to report events dated August 31, 2004 and September 1, 2004.

* Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

**    Previously filed

***   Filed herewith

ITEM 28. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Post Effective Amendment No. 1 to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on the 17 of September, 2004.

theglobe.com, inc.


                        By: /s/ Michael S. Egan
                            ----------------------------------------
                            Michael S. Egan, Chief Executive Officer
                            (Principal Executive Officer)


Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Michael S. Egan                                    September 17, 2004
----------------------------------------------
Michael S. Egan, Chief Executive
Officer and Director
(Principal Executive Officer)


/s/ Edward A. Cespedes                                 September 17, 2004
----------------------------------------------
Edward A. Cespedes, Director


/s/ Robin Segaul Lebowitz                              September 17, 2004
----------------------------------------------
Robin Segaul Lebowitz, Director


/s/ Paul Soltoff                                       September 17, 2004
----------------------------------------------
Paul Soltoff, Director


/s/ Albert J. Detz                                     September 17, 2004
----------------------------------------------
Albert J. Detz, Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

EXHIBIT INDEX

NO. ITEM

3.1 Form of Fourth Amended and Restated Certificate of Incorporation of the Company (3).

3.2 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation.**

3.3 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 29, 2003.**

3.4 Certificate relating to Previously Outstanding Series of Preferred Stock and Relating to the Designation, Preferences and Rights of the Series F Preferred Stock (14).

3.5 Certificate of Amendment Relating to the Designation Preferences and Rights of the Junior Participating Preferred Stock.**

3.6 Form of By-Laws of the Company. **

3.7 Certificate of Amendment Relating to the Designation Preferences and Rights of the Series H Automatically Converting Preferred Stock (18).

4.1 Registration Rights Agreement, dated as of September 1, 1998(5).

4.2  Amendment  No.1 to  Registration  Rights  Agreement,  dated  as of April 9,
1999(6).

4.3 Specimen certificate representing shares of Common Stock of the Company (4).

4.4 Amended and Restated Warrant to Acquire Shares of Common Stock (2).

4.5 Form of Rights Agreement, by and between the Company and American Stock Transfer & Trust Company as Rights Agent (3).

4.6 Form of Warrant  dated  November 12, 2002 to acquire  shares of Common Stock
(9).

4.7 Form of Warrant dated March 28, 2003 to acquire shares of Common Stock (14).

4.8 Form of Warrant dated May 28, 2003 to acquire an aggregate of 500,000 shares of theglobe.com Common Stock (10).

4.9 Form of Warrant dated July 2, 2003 to acquire securities of theglobe.com, inc. (11).

4.10 Form of Warrant dated March 5, 2004 to acquire securities of theglobe.com, inc. (13).

4.11 Form of Warrant  relating to potential  issuance of Earn-out  Consideration
(18).

5.1 Opinion of Proskauer Rose LLP**

10.1 Form of Indemnification Agreement between the Company and each of its Directors and Executive Officers (1).

10.2 Lease Agreement dated January 12, 1999 between the Company and Broadpine Realty Holding Company, Inc.(6).

10.3 2000 Broad Based Stock Option Plan (7).

10.4 1998 Stock Option Plan, as amended (6).

10.5 1995 Stock Option Plan (1).

10.6 Employee Stock Purchase Plan (5).

10.7 Technology Purchase Agreement dated November 12, 2002, among theglobe.com, inc., and Brian Fowler (9).

10.8 Employment Agreement dated November 12, 2002, among theglobe.com, inc. and Brian Fowler (9).

10.9 Payment Agreement dated November 12, 2002, among theglobe.com, inc., 1002390 Ontario Inc., and Robert S. Giblett (9).

10.10 Release Agreement dated November 12, 2002, among theglobe.com, inc. and certain other parties named therein (9).

10.11  Preferred   Stock  Purchase   Agreement  dated  March  28,  2003  between
theglobe.com, inc. and E&C Capital Partners, LLLP (14).

10.12 Loan and Purchase Option Agreement dated February 25, 2003 (13).*

10.13 Amended and Restated Promissory Note (13).*

10.14 Form of Stock Purchase Agreement (13).*

10.15 Note Purchase Agreement dated May 22, 2003 between theglobe.com, inc. and E&C Capital Partners, LLLP and certain other investors named therein (10)

10.16 Agreement and Plan of Merger dated May 23, 2003 between theglobe.com, inc., DPT Acquisition, Inc., Direct Partner Telecom, Inc., and the stockholders thereof (10).

10.17 Employment Agreement dated May 28, 2003 between theglobe.com and James Magruder (10).

10.18 Form of Subscription Agreement relating to the purchase of Units of Series G Preferred Stock and Warrants of theglobe.com, inc. (11).

10.19 Employment Agreement dated August 1, 2003 between theglobe.com, inc. and Michael S. Egan (12).

10.20 Employment Agreement dated August 1, 2003 between theglobe.com, inc. and Edward A. Cespedes (12).

10.21 Employment Agreement dated August 1, 2003 between theglobe.com, inc. and Robin Segaul Lebowitz (12).

10.22 Amended & Restated Non-Qualified Stock Option Agreement effective as of August 12, 2002 between theglobe.com, inc. and Michael S. Egan (12).

10.23 Amended & Restated Non-Qualified Stock Option Agreement effective as of August 12, 2002 between theglobe.com, inc. and Edward A. Cespedes (12).

10.24 Amended & Restated Non-Qualified Stock Option Agreement effective as of August 12, 2002 between theglobe.com, inc. and Robin Segaul Lebowitz (12).

10.25 Non-Qualified Stock Option Agreement dated as of July 17, 2003 between theglobe.com, inc. and Kellie L. Smythe (12).

10.26 2003 Sales Representatives Stock Option Plan (12).

10.27 Securities Purchase and Registration Agreement dated March 2, 2004 relating to the purchase of Units of Common Stock and Warrants of theglobe.com, inc. (15)

10.28 Amendment to the Service Order Agreement Terms and Conditions dated July 30, 2003, and October 24, 2003 between XO Communications, Inc. and Direct Partner Telecom, Inc., including XO Services Terms and Conditions.(15)*

10.29 Agreement dated August 7, 2003 by and between Promotion and Display Technology, Ltd. and theglobe.com, inc. (15) *

10.30 Broad Capacity Services Agreement dated October 17, 2003 by and between Direct Partner Telecom, Inc. and Progress Telecom Corporation. (15)*

10.31 Agreement and Plan of Merger dated August 31, 2004 by and between theglobe.com, inc., SendTec Acquisition Corporation and SendTec, Inc., among others (18).

10.32 Employment Agreement dated September 1, 2004 by and between SendTec, Inc. and Paul Soltoff (18).

10.33   Stockholders'   Agreement   dated  September  1,  2004  by  and  between
theglobe.com and certain named stockholders (18).

10.34 theglobe.com 2004 Stock Option Plan. ***

10.35 Promissory Note dated September 1, 2004 (18).

10.36 Form of Potential  Conversion  Note  relating to Series H Preferred  Stock
(18).

16. Letter dated August 13, 2002 from KPMG LLP relating to change of independent certified accountants (8).

21. Subsidiaries **

23.1 Consent of Rachlin Cohen & Holtz LLP. ***

23.2 Consent of Proskauer Rose LLP (included in Exhibit 5.1) **

23.3 Consent of Gregory, Sharer & Stuart, P.A. ***

24. Power of Attorney (16)

1. Incorporated by reference from our registration statement on Form S-1 filed July 24, 1998 (Registration No. 333-59751).

2.    Incorporated  by  reference  as Exhibit to our Form S-1/A filed August 20,
      1998.

3.    Incorporated by reference from our Form S-1/A filed September 15, 1998.

4.    Incorporated by reference from our Form S-1/A filed October 14, 1998.

5. Incorporated by reference from our Form 10-K for the year ended December 31, 1998 filed March 30, 1999.

6.    Incorporated by reference from our Form S-1 filed April 13, 1999.

7. Incorporated by reference from our Form 10-Q for the quarter ended March 31, 2000 dated May 15, 2000.

8.    Incorporated by reference from our Form 8-K filed August 13, 2002.

9.    Incorporated by reference from our Form 8-K filed on November 26, 2002.

10.   Incorporated by reference from our Form 8-K filed on June 6, 2003.

11.   Incorporated by reference from our Form 8-K filed on July 11, 2003.

12.   Incorporated by reference from our Form 10-QSB filed on November 14, 2003.

13.   Incorporated by reference from our Form 8-K filed on March 3, 2003.

14.   Incorporated by reference from our Form 10-K filed on March 31, 2003.

15.   Incorporated by reference from our Form 10-KSB filed on March 30, 2004.

16.   Included on the signature page to this registration statement.

17.   Incorporated by reference from our Form 8-K filed on March 17, 2004.

18. Incorporated by reference from our Form 8-K filed to report events dated August 31, 2004 and September 1, 2004.

* Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

**    Previously filed

***   Filed herewith